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As filed with the Securities and Exchange Commission on February 11, 2005

Registration No. (333-            )

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNIVERSAL CITY FLORIDA HOLDING CO. I
UCFH I FINANCE, INC.
UNIVERSAL CITY FLORIDA HOLDING CO. II
UCFH II FINANCE, INC.
(Exact name of Registrant as specified in its charter)

Florida Florida Florida Florida	7900 9995 7900 9995	59-3354262 20-1937766 59-3354261 20-1937798
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1000 Universal Studios Plaza Orlando, FL 32819-7610 (407) 363-8000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Michael J. Short
Treasurer/Chief Financial Officer
Universal Florida Holding Co. I
UCFH I Finance, Inc.
Universal Florida Holding Co. II
UCFH II Finance, Inc.
1000 Universal Studios Plaza
Orlando, FL 32819-7610
(Name, address, including zip code, and telephone number, including area code, of agent for service for Registrants)

Copies to:
Michael E. Silver Secretary UCFH I Finance, Inc. UCFH II Finance, Inc. 100 Universal City Plaza Universal City, CA 91608 (818) 777-1000	Thomas R. Brome Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, NY 10019 (212) 474-1000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after the effective time of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Floating Rate Senior Notes due 2010	$300,000,000	100%	$300,000,000	$35,310

8 3/8% Senior Notes due 2010	$150,000,000	100%	$150,000,000	$17,655

(1)
Estimated solely for purposes of determining the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated                        , 2005

UNIVERSAL CITY FLORIDA HOLDING CO. I
UCFH I FINANCE, INC.
UNIVERSAL CITY FLORIDA HOLDING CO. II
UCFH II FINANCE, INC.
Offer to Exchange
Up to $300,000,000 Principal Amount Outstanding of
Floating Rate Senior Notes due 2010
for
a Like Principal Amount of
Floating Rate Senior Notes due 2010
which have been registered under the Securities Act of 1933
and
Up to $150,000,000 Principal Amount Outstanding of
8 3/8% Senior Notes due 2010
for
a Like Principal Amount of
8 3/8% Senior Notes due 2010
which have been registered under the Securities Act of 1933

        We are offering to exchange registered Floating Rate Senior Notes due 2010 or the "floating rate exchange notes", and 8 3/8% Senior Notes due 2010 or the "fixed rate exchange notes" or collectively with the floating rate exchange notes, the "exchange notes", for our outstanding unregistered Senior Floating Rate Notes due 2010 or the "floating rate original notes" and unregistered Senior Notes due 2010 or the "fixed rate original notes" or collectively with the floating rate original notes, the "original notes". We sometimes refer to the original notes and the exchange notes in this prospectus together as the "notes". Universal City Florida Holding Co. I, or "Holding I", UCFH I Finance, Inc., or "UCFH I Finance", Universal City Florida Holding Co. II or "Holding II" and UCFH II Finance, Inc. or "UCFH II Finance" are co-issuers of the original notes and the exchange notes. The terms of the exchange notes are substantially identical to the terms of the original notes, except that the exchange notes are registered under the Securities Act of 1933, or "the Securities Act", and the transfer restrictions and registration rights and related additional interest provisions applicable to the original notes do not apply to the exchange notes. The original notes will be exchanged for the exchange notes in integral multiples of $1,000 principal amount. This offer will expire at 5:00 p.m., New York City time, on            , 2005, unless we extend it. The exchange notes will not trade on any established exchange.

        Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale starting on the Expiration Date and ending not less than 180 days after the Expiration Date. See "Plan of distribution."

        See "Risk factors" beginning on page 17 for a discussion of material risks that you should consider in connection with this exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in this exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2005

        You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

Dealer prospectus delivery obligation

        Until    , 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it may not contain all of the information important to you or that you should consider before making an investment decision. For a more complete understanding of this exchange offer and our business, we encourage you to read this prospectus in its entirety. You should read the following summary together with the more detailed information, including "Risk factors" and combined financial statements and the notes to those statements, included elsewhere in this prospectus. In this prospectus, the term "Financing Transactions" means, collectively, the transactions consummated by us on December 9, 2004 including the offering of the original notes, the amendment of Universal City Development Partners, Ltd.'s or "UCDP's" senior secured credit agreements (UCDP's pre-existing and amended and restated senior secured credit agreements are collectively referred to herein as the "senior secured credit agreement"), the distribution of $92.1 million from UCDP to the issuers, the distribution by the issuers of $450.0 million to Vivendi Universal Entertainment LLLP or "Vivendi Universal Entertainment" or "VUE" and Blackstone UTP Capital Partners L.P., Blackstone UTP Capital Partners A L.P., Blackstone UTP Offshore Capital Partners L.P. and Blackstone Family Media Partnership III L.P., or collectively with their subsidiaries who hold each of their respective interests in and are the remaining partners in Holding I and Holding II "Blackstone" and certain matters related to special fees as described in this summary under the heading "Financing Transactions". Certain defined terms used in this prospectus are set forth in the section of this Summary entitled "Certain definitions."

Overview

        We own and operate two theme parks, Universal Studios Florida and Universal's Islands of Adventure, and CityWalk, a dining, retail and entertainment complex, at Universal Orlando Resort, a world class vacation destination. Universal Orlando Resort also includes three themed hotels, The Portofino Bay Hotel, a Loews Hotel, The Hard Rock Hotel and The Royal Pacific Resort, a Loews Hotel, which are located within walking distance of our theme parks and CityWalk. These hotels are owned by UCF Hotel Venture, in which Vivendi Universal Entertainment has an indirect minority interest, and were not part of the Financing Transactions. Our theme parks combine well known movie, TV, comic and story book characters with exciting, technologically advanced rides and attractions. We have invested over $3.4 billion in our facilities with expenditures in excess of $2.3 billion for our recent expansion, including the construction of Universal's Islands of Adventure, CityWalk and related resort infrastructure, all of which opened in 1999. In addition, in excess of $580.0 million has been invested in the development of the three on site resort hotels by UCF Hotel Venture. For the year ended December 27, 2003, we had paid admissions of 10.6 million and revenues of $729.3 million. For the nine months ended September 26, 2004, we had paid admissions of 9.4 million and revenues of $664.8 million.

        The four principal areas that make up Universal Orlando Resort are:

  •
  Universal Studios Florida.    Universal Studios Florida is a movie based theme park designed to allow guests to become a part of their favorite movies. Universal Studios Florida features a total of 19 rides, shows and attractions (and one new attraction, Fear Factor Live, currently under construction) along with facades of famous film locations. Some of our most popular rides and shows include Revenge of the MummySM, Shrek 4 D™, JAWS®, Back To The Future The Ride®, Men In Black™ Alien Attack™, Twister...Ride It Out®, E.T. Adventure®, Terminator 2: 3D Battle Across Time™ and Jimmy Neutron's Nicktoon Blast™. Universal Studios Florida is also a working motion picture/TV studio, which we believe is the largest facility of its kind in the United States outside of Hollywood, California. Universal Studios Florida opened in 1990.

  •
  Universal's Islands of Adventure.    Universal's Islands of Adventure opened in 1999 and was selected as the "World's Top Theme Park" by Theme Park Insider in 2002, 2003 and 2004. At

    Universal's Islands of Adventure, guests take a journey through five distinct and individually themed islands: Seuss Landing™, The Lost Continent®, Toon Lagoon®, Jurassic Park® and Marvel Super Hero Island®. With 16 rides, shows and attractions, Universal's Islands of Adventure combines advanced technology and innovative ride design with well known characters to provide guests with exciting entertainment experiences. Some of our most popular rides and attractions include The Amazing Adventures of Spider-Man® and The Incredible Hulk Coaster®.

  •
  CityWalk.    CityWalk is a diverse collection of restaurants, retail outlets and nightclubs and includes a 20 screen cineplex. CityWalk's 29 facilities are located between the entrances to Universal Studios Florida and Universal's Islands of Adventure. We own and operate 13 of these facilities and lease 16 to third parties and affiliated entities (three of which we operate). We also have an ownership interest in three of the entities that lease land or facilities from us at CityWalk. CityWalk's facilities include NASCAR Cafe™, Emeril's® Restaurant Orlando, Universal Cineplex and Jimmy Buffett's® Margaritaville®. CityWalk was opened in 1999 in conjunction with the opening of Universal's Islands of Adventure.

  •
  Hotels.    Universal Orlando Resort also includes three on site themed hotels. These hotels are owned by UCF Hotel Venture, a joint venture indirectly owned 50% by Loews Hotel Holding Corp., 25% by Vivendi Universal Entertainment and 25% by Rank America, Inc. The hotels, The Portofino Bay Hotel, a Loews Hotel, (opened in 1999), The Hard Rock Hotel (opened in 2001) and The Royal Pacific Resort, a Loews Hotel (opened in 2002), have a total of 2,400 rooms and more than 130,000 square feet of meeting space. All three hotels are within walking distance of our two theme parks and CityWalk. Hotel guests enjoy express access privileges to designated rides and attractions at our theme parks and preferred seating at certain restaurants in the parks and at CityWalk. We own the land on which these hotels are located and are responsible for sales, marketing and promotional activities. These hotels were not part of the Financing Transactions.

        During the year ended December 27, 2003 we incurred a net loss of $52.3 million and during the nine months ended September 26, 2004, we made a net profit of $24.4 million. In addition, during the year ended December 27, 2003 and nine months ended September 26, 2004, we generated net cash provided by operating activities of $142.7 million and $183.9 million, respectively.

Competitive strengths

        World class entertainment resort.    We believe that we offer our guests an outstanding resort and entertainment experience with two distinct theme parks featuring live shows and technologically advanced rides and attractions such as the new Revenge of the MummySM, which won "Best New Attraction" in 2004 by Theme Park Insider. Many of our rides, such as The Amazing Adventures of Spider-Man®, voted "Best Overall Attraction" by Theme Park Insider in 2002, 2003 and 2004, employ a combination of motion simulation and theatrical production techniques to create exciting experiences for our guests. Our live shows, such as Beetlejuice's Rock'n Roll Graveyard Revue™ and the Eighth Voyage of Sindbad®, feature exciting stunts and special effects. The resort experience is enhanced by the convenience of on site hotel accommodations and CityWalk's restaurants, stores and other amenities. We focus on guest hospitality and providing clean and well maintained facilities with compelling food and merchandise offerings. Our increase in market share of Orlando theme park attendance from 17% in 1997 to 23% in 2003 demonstrates the growing popularity of Universal Orlando Resort.

        Orlando, Florida location.    Our theme parks are located in Orlando, Florida which has seven major theme parks and the largest annual theme park attendance in the United States. According to industry research, Orlando is the number one vacation destination in the United States. Theme park attendance in Orlando has grown rapidly since 1990 from 33.8 million to an estimated 56.2 million in

2003 for a compound annual growth rate of 4.0%. This growth was driven generally by healthy economic conditions, industry wide marketing activities, the introduction of new theme parks and attractions and the expansion of Orlando's infrastructure.

        Globally recognizable brands.    We have licenses to use the Universal name and other globally recognized movie, TV, comic and story book characters such as Spider-Man®, The Incredible Hulk™, Shrek®, The Mummy, JAWS® and characters from Dr. Seuss. We believe our collection of characters, brands and themes and our well established legacy with feature film production and Hollywood provide us with highly effective means of attracting consumers to our theme parks.

        Capital investment.    Since 1990, we have invested approximately $3.4 billion in our theme parks and resort infrastructure of which $2.3 billion was invested in connection with the opening of Universal's Islands of Adventure, CityWalk and related resort infrastructure. In addition, UCF Hotel Venture has invested over $580.0 million in its three on site hotels. We believe that this capital investment has created a world class theme park vacation destination with the most exciting and technologically advanced rides and attractions for our guests.

        Experienced management team.    UCDP has assembled an experienced senior management team. Robert Gault, UCDP's President and Chief Executive Officer, has 41 years of theme park experience, including 12 years with Vivendi Universal Entertainment and its affiliates. Thomas Williams, Chairman and Chief Executive Officer of Universal Parks & Resorts, a division of Vivendi Universal Entertainment, has a substantial role in the oversight and strategic direction of Universal Orlando and was formerly UCDP's President and Chief Executive Officer. Mr. Williams is based in Orlando and has 35 years of experience in the hospitality and leisure industries. UCDP's senior management team has an average of 19 years of experience and leadership in the theme park industry. We believe that UCDP's current management team's experience will help UCDP to continue to grow.

Financing transactions

        On December 9, 2004, we consummated the following transactions (which we refer to collectively throughout this prospectus as the "Financing Transactions").

        UCDP entered into amended and restated senior secured credit facilities consisting of an undrawn $100.0 million revolving credit facility and a $550.0 million term loan. In addition, UCDP may borrow up to $200.0 million of incremental term loans from time to time. UCDP used the proceeds from the amended and restated senior secured credit facilities along with $60.5 million of available cash to:

  •
  refinance $507.4 million of debt outstanding under its pre-existing senior secured credit facilities;

  •
  pay estimated fees and expenses of $11.0 million related to the refinancing; and

  •
  make a cash distribution to the issuers totaling $92.1 million.

        Concurrently, the issuers used the proceeds from the offering of the original notes of $450.0 million along with the $92.1 million cash distribution from UCDP, to:

  •
  make a cash distribution of $225.0 million to each of our partners, Blackstone and Vivendi Universal Entertainment, totaling $450.0 million.

  •
  purchase from an affiliate of Vivendi Universal Entertainment the right to receive $70.0 million of deferred special fees for $70.0 million;

  •
  fund an aggregate of $9.1 million of cash on their balance sheets; and

  •
  pay estimated fees and expenses related to the offering of the original notes of $13.0 million.

        Additionally, $50.0 million of deferred special fees owed by UCDP was forgiven.

Ownership structure

        The following chart sets forth our structure and significant borrowing transactions.

(1)
Blackstone refers collectively to Blackstone UTP Capital Partners L.P., Blackstone UTP Capital Partners A L.P., Blackstone UTP Offshore Capital Partners L.P. and Blackstone Family Media Partnership III L.P., and their subsidiaries who hold each of their respective interests in and are partners in Universal City Florida Holding Co. I and Universal City Florida Holding Co. II.

(2)
NBC Universal indirectly owns 100% of Universal Studios, Inc. which indirectly and with its affiliates owns approximately 94.5% of Vivendi Universal Entertainment.

(3)
Consists of an undrawn $100.0 million revolving credit facility and a drawn $550.0 million term loan. In addition, UCDP may borrow up to $200.0 million of incremental term loans from time to time. For a more detailed description of UCDP's senior secured credit facilities please see "Description of UCDP debt—Amended and restated senior secured credit agreement".

(4)
11 3/4% Senior notes due 2010. For a more detailed description of the UCDP notes please see "Description of UCDP debt—UCDP notes".

        In January 1987, Universal City Florida Partners, or "UCFP," a Florida general partnership, was formed to develop, operate and own Universal Studios Florida. In June 1992, Universal City Development Partners, a Florida general partnership, was formed for the purpose of developing and operating Universal's Islands of Adventure and CityWalk, which were completed and opened to the public in June 1999. In January 2000, Universal City Development Partners converted into a Delaware limited partnership and changed its name to Universal City Development Partners, LP, or "UCDP DEL," and UCFP was merged with and into UCDP DEL. In June 2002, UCDP DEL was merged with and into a newly formed Florida limited partnership. UCDP is the surviving entity of that merger. For a more detailed description of UCDP's partnership agreement, please see "Description of the UCDP partnership agreement". UCDP Finance is a Florida corporation incorporated for the sole purpose of serving as co-issuer of the UCDP notes. Holding I and Holding II were formed in 1995 and are holding companies and do not have any material assets or operations other than ownership of partnership interests in UCDP, ownership of the special fee receivable described in this prospectus and cash. For a more detailed description of Holding I and Holding II's partnership agreements, please see "Description of the issuers' partnership agreements". Both Holding I and Holding II conduct their business through UCDP and its subsidiaries. UCFH I Finance and UCFH II Finance were both incorporated on November 19, 2004. Each of UCFH I Finance and UCFH II Finance has only nominal assets, does not currently conduct any operations and was formed solely to act as a co-issuer of the notes.

The Blackstone Group L.P.

        Affiliates of the Blackstone Group L.P. own a 50% interest in UCDP, Holding I, Holding II, UCFH I Finance and UCFH II Finance. The Blackstone Group is a leading investment and advisory firm founded in 1985, with offices in New York, London, Boston and Atlanta. Blackstone manages the largest institutional private equity fund ever raised, a $6.5 billion fund raised in 2002. Since it began private equity investing in 1987, Blackstone has raised more than $14 billion in five funds and has invested in approximately 83 companies. In addition to private equity investments, Blackstone's core businesses include real estate investments, corporate debt investments, asset management, corporate advisory services and restructuring and reorganization advisory services.

Vivendi Universal Entertainment LLLP

        Vivendi Universal Entertainment is a non-wholly owned subsidiary of Universal Studios, Inc. and certain of its affiliates, which are in turn indirect wholly owned subsidiaries of NBC Universal. On May 11, 2004, General Electric Company ("GE"), National Broadcasting Company Holding, Inc. ("NBC Holding"), National Broadcasting Company, Inc. ("NBC"), Vivendi Universal, S.A. ("Vivendi"), and Universal Studios Holding III Corp. ("USH3"), concluded a transaction pursuant to which GE and Vivendi combined the respective businesses of NBC, Universal Studios, Inc., Universal Pictures International Holdings B.V., and Universal Pictures International Holdings 2 B.V. and their respective subsidiaries (the "NBC Universal Transaction"). In connection with the NBC Universal Transaction, NBC changed its corporate name to NBC Universal. GE owns 80% of NBC Universal and Vivendi controls the remaining 20%. NBC Universal indirectly now owns approximately 94.5% of Vivendi Universal Entertainment, which indirectly owns a 50% interest in UCDP, Holding I, Holding II, UCFH I Finance and UCFH II Finance. The 50% ownership interest in UCDP held by Blackstone was not affected by the NBC Universal Transaction.

        Universal City Florida Holding Co. I and Universal City Florida Holding Co. II are each Florida general partnerships. UCFH I Finance, Inc. is a wholly owned subsidiary of Universal City Florida Holding Co. I. UCFH II Finance, Inc. is a wholly owned subsidiary of Universal City Florida Holding Co. II. Each of UCFH I Finance, Inc. and UCFH II Finance, Inc. was incorporated in Florida for the sole purpose of serving as a co-issuer of the notes. Neither UCFH I Finance, Inc. nor UCFH II Finance, Inc. has any operations, assets or liabilities of any kind (other than liabilities relating to the notes) and will not have any revenues. You should not expect either UCFH I Finance, Inc. or UCFH II Finance, Inc. to have the ability to service the interest and principal obligations on the notes. Our principal executive offices are located at 1000 Universal Studios Plaza, Orlando, FL 32819-7610 and our telephone number at that address is (407) 363-8000.

Certain definitions

        In this prospectus, unless the context otherwise requires: "Universal Orlando", "we", "our" or "us" refers collectively to "Holding I", "Holding II", "UCFH I Finance" and "UCFH II Finance", collectively the co-issuers of the notes, and their respective subsidiaries, including UCDP. The use of the terms Universal Orlando, we, our, or us is not intended to imply that each of Holding I, Holding II, UCFH I Finance, UCFH II Finance and UCDP are not separate and distinct legal entities. Holding I, Holding II, UCFH I Finance and UCFH II Finance (collectively the "issuers") are the only obligors on the notes, and UCDP and its subsidiaries do not have any obligations with respect to the notes; "Universal Orlando Resort" refers to the resort in Orlando, Florida, which includes our two theme parks, Universal Studios Florida and Universal's Islands of Adventure, CityWalk and the three themed hotels owned by UCF Hotel Venture (in which Vivendi Universal Entertainment has an indirect minority interest and which were not part of the Financing Transactions): The Portofino Bay Hotel, a Loews Hotel (or "The Portofino Bay Hotel"), The Hard Rock Hotel (or "The Hard Rock Hotel") and The Royal Pacific Resort, a Loews Hotel (or "The Royal Pacific Resort"); "CityWalk" refers to Universal CityWalk located at Orlando, Florida "Holding I" refers to Universal City Florida Holding Co. I, limited partner of UCDP and a co-issuer of the notes; "Holding II" refers to Universal City Florida Holding Co. II, general partner of UCDP and a co-issuer of the notes; "UCFH I Finance" refers to UCFH I Finance, Inc., a wholly owned subsidiary of Holding I and a co-issuer of the notes; "UCFH II Finance" refers to UCFH II Finance, Inc., a wholly owned subsidiary of Holding II and a co-issuer of the notes; "UCDP" refers to Universal City Development Partners, Ltd., a Florida limited partnership of which Holding I is the sole limited partner and Holding II is the sole general partner; "UCDP Finance" refers to UCDP Finance, Inc., a wholly owned subsidiary of UCDP; "Universal CPM" refers to Universal City Property Management II LLC, one of the partners in Holding II and Holding I; "Universal Parks & Resorts" refers to a division of Vivendi Universal Entertainment; "NBC Universal" refers to NBC Universal, Inc., the indirect majority parent of Vivendi Universal Entertainment; "Universal Parks & Resorts Vacations" refers to UCDP's subsidiary Universal City Travel Partners d/b/a Universal Parks & Resorts Vacations; "Vivendi Universal Entertainment" or "VUE" refers to Vivendi Universal Entertainment LLLP, the parent company of Universal CPM and UCDP's manager; "Blackstone" refers collectively to Blackstone UTP Capital Partners L.P., Blackstone UTP Capital Partners A L.P., Blackstone UTP Offshore Capital Partners L.P. and Blackstone Family Media Partnership III L.P. and their subsidiaries who hold each of their respective interests in and are the remaining partners in Holding I and Holding II; and "initial purchasers" refers to J.P. Morgan Securities Inc. and Banc of America Securities LLC in their capacity as purchasers of the original notes.

        The notes are obligations solely of Holding I, Holding II, UCFH I Finance and UCFH II Finance. The notes are not issued or guaranteed by, and are not otherwise an obligation of, any of UCDP, UCDP Finance, Universal Studios, Inc., Vivendi Universal Entertainment, NBC Universal, Universal

CPM, UCF Hotel Venture, Blackstone or their respective affiliates other than Holding I, Holding II, UCFH I Finance and UCFH II Finance.

Trademarks and copyrights

        Universal Studios Florida, Universal's Islands of Adventure, Universal Studios, Universal Orlando, TWISTER . . . Ride It Out, Earthquake—The Big One, E.T. Adventure, JAWS, Halloween Horror Nights, CityWalk, CityJazz and A Vacation from the Ordinary are registered trademarks of Universal Studios. Bob Marley A Tribute to Freedom, the groove, The Flying Unicorn, Revenge of the Mummy and Universal Parks & Resorts Vacations are service marks of Universal Studios. Universal elements and all related indicia are trademarks and copyrights 2005 of Universal Studios and copyrights 2005 of Universal Orlando. The Amazing Adventures of Spider-Man, Spider-Man, The Incredible Hulk Coaster, Hulk, Marvel Super Hero Island and Marvel Super Hero character names and likenesses are trademarks and copyrights 2005 of Marvel and copyrights 2005 of Universal Studios. Barney and A Day in the Park with Barney are copyrights 2005 of Lyons Partnership, L.P. The names and characters Barney, Baby Bop and BJ are trademarks of Lyons Partnership, L.P. Barney and BJ are Reg. U.S. Pat. & Tm. Off. Back to the Future and Back To The Future The Ride are registered trademarks and copyrights 2005 of Universal Studios/U Drive J.V. Jurassic Park is a registered trademark of Universal Studios/Amblin. Dudley Do Right's Ripsaw Falls is a trademark and copyright of Ward Prods. Popeye & Bluto's Bilge Rat Barges and all Popeye characters are trademarks and copyrights 2005 of KFS, Inc. and trademarks of Hearst Holdings, Inc. Dr. Seuss properties are trademarks and copyrights of Dr. Seuss Enterprises, L.P. T2, Terminator and the depiction of the Endoskeleton are registered trademarks of StudioCanal Image S.A. Men In Black and Alien Attack are trademarks and copyrights 2005 of Columbia Pictures Industries, Inc. Beetlejuice and Beetlejuice's Graveyard Revue are trademarks and copyrights 2005 of The Geffen Film Company and Universal Studios. Animal Planet and Animal Planet Live! are registered trademarks of Discovery Communications, Inc. and copyrights 2005 of Discovery Communications, Inc. Fear Factor is a trademark and copyright of Endemol U.S.A., Inc. Nickelodeon and Nickelodeon Studios are copyrights 2005 of Viacom International Inc. Jimmy Neutron Boy Genius, Jimmy Neutron's Nicktoon Blast, all related titles, logos and characters are trademarks of Viacom International Inc. Jimmy Neutron's Nicktoon Blast is a copyright 2005 of Universal Studios. Woody Woodpecker's KidZone and Woody Woodpecker's Nuthouse Coaster are registered trademarks of Walter Lantz. Hard Rock Hotel, Hard Rock Café and Hard Rock Live are registered trademarks of Hard Rock Café International (USA), Inc. Pat O'Brien's is a copyright 2005 of Pat O'Brien's Bar, Inc. Emeril's is the registered trademark of Emeril Lagasse. Jimmy Buffett's Margaritaville is the registered trademark of Jimmy Buffett. Latin Quarter is the trademark of Latin Quarter Entertainment, Inc. MOTOWN is the registered trademark of Motown Record Company L.P. NASCAR Café is the registered trademark of National Association for Stock Car Auto Racing, Inc. Cinnabon is the registered trademark of Cinnabon, Inc. Shrek and Shrek 4-D are the trademarks and copyrights of DreamWorks Animation, LLC. Starbucks is a registered trademark of Starbucks US Brands Corporation. Dapy and Glow! are the registered trademarks of Spencer Gifts, LLC. Fossil is the registered trademark of Fossil, Inc. Fresh Produce is the registered trademark of Fresh Produce, Inc. Quiet Flight is the registered trademark of Quiet Flight Surf Shop, Inc. Walt Disney World, The Magic Kingdom, EPCOT, Disney-MGM Studios and Disney's Animal Kingdom are registered trademarks and service marks of Disney Enterprises, Inc. Wet n Wild is the registered trademark of Wet'n Wild, Inc. SeaWorld and Discovery Cove are registered trademarks of SeaWorld Inc. Busch Gardens is a registered trademark of Anheuser-Busch Inc. The Endangered Species Store is the registered trademark of Kupono Investment, Inc. NBA City is the registered trademark of NBA Properties, Inc.

The Exchange Offer

        You should consider carefully all the information set forth in this prospectus and, in particular, should evaluate the specific factors under the section "Risk factors" prior to making any decision concerning the exchange offer. The following summary contains basic information about the exchange offer and is not intended to be complete. For a more complete understanding of the exchange offer, please refer to the section in this prospectus entitled "The Exchange Offer."

Background	On December 9, 2004, the issuers completed a private placement of the original notes. In connection with that private placement, the issuers entered into a registration rights agreement in which they agreed, among other things, to complete an exchange offer.
The Exchange Offer
The issuers are offering to exchange the exchange notes which have been registered under the Securities Act for a like principal amount of outstanding, unregistered original notes. Original notes may be tendered in integral multiples of $1,000 principal amount.

As of the date of this prospectus, $450.0 million in aggregate principal amount of original notes is outstanding consisting of $300.0 million aggregate principal amount of floating rate original notes and $150.0 million aggregate principal amount of fixed rate original notes.
Resale of Exchange Notes
Based upon the position of the staff of the SEC, we believe the exchange notes issued pursuant to the exchange offer in exchange for the original notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
• you are acquiring the exchange notes in the ordinary course of your business;
• you have not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the exchange notes; and
• you are not an affiliate of the issuers as defined in Rule 405 of the Securities Act. See "The Exchange Offer—Purpose of the exchange offer".

Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for original notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of distribution."
Consequences of Failure to Exchange
Original notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the original notes unless:

• pursuant to an exemption from the requirements of the Securities Act; or
• the original notes are registered under the Securities Act.

After the exchange offer is closed, we will no longer have an obligation to register the original notes, except for some limited circumstances. See "Risk factors—Risks related to the exchange notes—If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid."
Expiration Date
The exchange offer will expire at 5:00 p.m., New York City time, on , 2005, unless we decide to extend the exchange offer, in which case the term "Expiration Date" shall mean the latest date and time to which the exchange offer is extended. See "The Exchange Offer—Expiration date; extensions; amendments."
Conditions to the Exchange Offer	The issuers will not be required to consummate the exchange offer and will be entitled to terminate the exchange offer if prior to the expiration date:
• any law, statute, rule or regulation is proposed, adopted or enacted which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

• any governmental approval has not been obtained, which approval the issuers, in their reasonable judgment, consider necessary for the completion of the exchange offer as contemplated in this prospectus. See "The Exchange Offer—Conditions to the exchange offer".
Special Procedures for Beneficial Holders
If you beneficially own original notes which are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either arrange to have the original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable amount of time. See "The exchange offer—Procedures for tendering".
Withdrawal Rights	You may withdraw your tender of original notes at any time before the exchange offer expires. See "The Exchange Offer—Withdrawal of tenders".

Federal Income Tax Consequences	The exchange of your original notes for exchange notes should not be a taxable event for U.S. Federal income tax purposes. See "Certain U.S. federal income tax consequences".
Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of exchange notes in connection with the exchange offer. See "Use of proceeds".
Exchange Agent	The Bank of New York is serving as the exchange agent in connection with the exchange offer. See "The Exchange Offer—Fees and expenses".

Terms of the exchange notes

        The form and terms of the exchange notes to be issued in the exchange offer are the same as the form and terms of the original notes except that the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not be entitled to any other exchange or registration rights.

Issuers	Universal City Florida Holding Co. I, Universal City Florida Holding Co. II, UCFH I Finance, Inc. and UCFH II Finance, Inc.
Securities offered	$300 million aggregate principal amount of floating rate senior notes due 2010.
$150 million aggregate principal amount of 8 3/8% senior notes due 2010.
Maturity	Floating rate exchange notes: May 1, 2010. Fixed rate exchange notes: May 1, 2010.
Interest	Floating rate exchange notes: LIBOR plus 4.750%. Fixed rate exchange notes: 8 3/8% per annum.
Interest payment dates	Floating rate exchange notes: February 1, May 1, August 1 and November 1 of each year, beginning February 1, 2005.
Fixed rate exchange notes: May 1 and November 1 of each year, beginning May 1, 2005.
Optional redemption
We may redeem some or all of the floating rate exchange notes prior to November 1, 2006 at a price equal to 100% of the principal amount thereof, plus a "make-whole" premium and thereafter, at a premium declining to par. We may also redeem up to 35% of the aggregate principal amount of the floating rate exchange notes using the proceeds from certain equity offerings completed before November 1, 2006.

We may redeem some or all of the fixed rate exchange notes prior to May 1, 2007 at a price equal to 100% of the principal amount thereof, plus a "make-whole" premium and thereafter, at a premium declining to par. We may also redeem up to 35% of the aggregate principal amount of the fixed rate exchange notes using the proceeds from certain equity offerings completed before May 1, 2007.
The redemption prices and other aspects of the optional redemption provisions are described under "Description of exchange notes—Optional redemption."
Change of control
If we experience specific kinds of changes of control or if we sell assets under certain circumstances, we will be required to make an offer to purchase the exchange notes at the prices listed in "Description of exchange notes—Change of control." We may not have sufficient funds available at the time of any change of control to effect the purchase.

Ranking
The exchange notes are the issuers' joint and several senior unsecured obligations and will rank equally with all of the issuers' future unsecured senior debt and senior to all of the issuers' future senior subordinated and subordinated debt. The exchange notes are effectively subordinated to all of the issuers' future secured obligations and to all obligations and preferred equities of the issuers' subsidiaries, including UCDP's senior secured credit facilities and the UCDP notes. As of September 26, 2004, after giving effect to the Financing Transactions, the exchange notes would have been effectively subordinated to $1,299.5 million of liabilities (consisting of $550.0 million of secured indebtedness under UCDP's amended and restated senior secured credit facilities, $495.4 million of UCDP notes, $213.2 million of payables and other liabilities of UCDP and $40.9 million of deferred special fees payable to an affiliate of VUE). An additional $100.0 million would be available for future borrowings under the revolving portion of the amended and restated senior secured credit facilities and UCDP may borrow up to $200.0 million of incremental term loans from time to time, all of which would be secured and effectively senior to the exchange notes. The indebtedness under the exchange notes will not be guaranteed by any of our partners, affiliates or by any other third party.
Material covenants	The indenture governing the exchange notes restricts the issuers' ability and the ability of the issuers' restricted subsidiaries to:
	•	make certain distributions, investments and other restricted payments;
	•	incur additional debt or issue preferred stock;
	•	create certain liens;
	•	pay dividends and repurchase capital stock;
	•	merge, consolidate or sell substantially all of their assets;
	•	enter into certain transactions with affiliates; and
	•	enter into agreements that restrict dividends from subsidiaries.

The indenture governing the exchange notes also requires each of the issuers' future wholly-owned domestic restricted subsidiaries that guarantees certain other indebtedness of the issuers to guarantee the exchange notes.
These covenants are subject to important qualifications, which are described under the heading "Description of exchange notes—Material covenants."

Additional Interest	The issuers will be obligated to pay additional interest on the notes if they do not complete the exchange offer on or before June 7, 2005. See "The Exchange Offer—Terms of the exchange".
No public market
There is no public trading market for the exchange notes and we do not intend to apply for listing of the exchange notes on any national securities exchange or for quotation of the exchange notes on any automated dealer quotation system.
Use of proceeds	We will not receive any cash proceeds upon the completion of the exchange offer. See "Use of proceeds".

Risk factors

        Investing in the exchange notes involves substantial risk. You should carefully consider all the information in this prospectus prior to participating in the exchange offer. In particular, we urge you to consider carefully the factors set forth under the heading "Risk factors" beginning immediately after this "Summary." In addition to those risks described in the "Risk factors" section, our ability to execute our strategies described in this "Summary" and elsewhere in this prospectus is subject to certain risks that are generally associated with being an operator of theme parks.

Summary historical financial data

        The following table sets forth certain of our historical financial and other operational data. The summary historical financial data as of September 26, 2004 and September 27, 2003 and for the nine months then ended have been derived from our unaudited combined financial statements, which have been prepared on a basis consistent with our annual combined financial statements. The summary historical financial data as of December 27, 2003, December 28, 2002 and December 29, 2001 and for the years then ended have been derived from our audited combined financial statements and the related notes included elsewhere in this prospectus. The summary historical financial data as of December 30, 2000 and for the year then ended has been derived from our audited combined financial statements and related notes thereto not included in this prospectus. You should read the summary combined financial data set forth below in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our combined financial statements and the related notes included elsewhere in this prospectus.

	Fiscal year ended				Nine months ended
(Dollars in thousands, except Other operational data)	Dec. 30, 2000(1)	Dec. 29, 2001	Dec. 28, 2002	Dec. 27, 2003(2)	Sept. 27, 2003(2)	Sept. 26, 2004(2)
					(unaudited)
Statement of operations data:
Operating revenues:
Theme park passes	$410,361	$377,292	$366,076	$378,351	$293,446	$346,645
Theme park food and beverage	104,167	93,106	94,871	96,382	76,388	87,217
Theme park merchandise	82,282	78,052	82,910	81,553	63,777	75,510
Other(3)	132,466	126,818	133,762	173,022	131,389	155,400

Total operating revenues	729,276	675,268	677,619	729,308	565,000	664,772
Costs and operating expenses:
Theme park operations	149,000	145,411	152,002	152,185	113,376	117,110
Theme park selling, general and administrative	152,738	136,316	132,655	127,025	100,483	126,234
Theme park cost of products sold	100,589	90,795	94,375	93,001	71,072	82,457
Special fee payable to an affiliate of Vivendi Universal Entertainment and consultant fee	49,329	43,977	44,075	46,159	35,805	42,528
Depreciation and amortization	156,764	146,588	136,631	131,826	100,733	90,864
Other	76,956	84,701	76,973	108,191	84,618	95,808

Total costs and operating expenses	685,376	647,788	636,711	658,387	506,087	555,001

Operating income	43,900	27,480	40,908	70,921	58,913	109,771

Other (expense) income:
Interest expense	(136,305)	(116,628)	(93,596)	(119,027)	(86,035)	(87,291)
Interest income	1,220	1,079	1,446	831	544	742
Change in fair value of interest-rate swaps	—	—	(2,075)	(1,235)	(2,711)	3,138
Other	(118)	—	—	(1,285)	(1,285)	1,007
Minority interest in net earnings of UCRP	—	—	—	(2,008)	(1,851)	(2,075)
(Loss) income from joint venture	817	767	1,565	(481)	(195)	(874)

Total other expense	(134,386)	(114,782)	(92,660)	(123,205)	(91,533)	(85,353)

Net income (loss)	$(90,486)	$(87,302)	$(51,752)	$(52,284)	$(32,620)	$24,418

Balance sheet data (at period end):
Cash and cash equivalents	$18,323	$71,192	$12,265	$113,978	$153,087	$103,900
Total assets	2,439,899	2,367,957	2,198,457	2,207,484	2,268,060	2,125,876
Current and deferred special fee payable to an affiliate of Vivendi Universal Entertainment	35,907	68,554	101,904	137,438	129,231	160,919
Total debt	1,347,710	1,343,854	1,169,243	1,175,440	1,175,231	1,003,840
Partners' equity	868,426	758,705	759,294	719,843	732,924	747,927
Other data:
EBITDA(4)	$201,363	$174,835	$179,104	$198,973	$156,315	$198,693
Net cash provided by operating activities	68,910	95,293	93,972	142,748	169,179	183,893
Net cash used in investing activities	(69,766)	(37,272)	(22,472)	(12,976)	(1,438)	(15,661)
Net cash (used in) provided by financing activities	19,086	(5,152)	(130,427)	(29,200)	(28,060)	(178,310)
Capital expenditures	75,639	39,542	26,124	53,471	39,687	20,104
Ratio of earnings to fixed charges	(5)	(5)	(5)	(5)	(5)	1.3x
Other operational data:
Turnstile admissions in thousands(6)	12,368	11,183	11,323	11,502	8,991	9,962
Paid admissions in thousands(7)	11,538	10,299	10,367	10,598	8,282	9,362
Number of days attendance per visitor	1.35	1.40	1.45	1.59	1.60	1.63
Visitors in thousands(8)	8,543	7,356	7,138	6,684	5,161	5,738
Theme park revenue per visitor	$69.86	$74.56	$76.19	$83.23	$84.02	$90.70
Theme park pass revenue per paid admission	35.57	36.63	35.31	35.70	35.43	37.03
Theme park food, beverage and merchandise revenue per turnstile admission	15.08	15.31	15.70	15.47	15.59	16.33
Theme park revenue per admission(9)	50.65	51.94	51.01	51.17	51.02	53.36

(1)
During January 2000, Universal City Florida Partners, which owned and operated Universal Studios Florida, was merged into Universal City Development Partners LP, which owned and operated Universal's Islands of Adventure and CityWalk. Prior to the merger, Universal Parks & Resorts Vacations was accounted for under the equity method of accounting. Upon the merger, Universal Parks & Resorts Vacations became owned 99% by Universal City Development Partners LP. Accordingly, starting in 2000, Universal Parks & Resorts Vacations was accounted for as a consolidated subsidiary.

(2)
In January 2003, the Financial Accounting Standards Board issued Interpretation, "Consolidation of Variable Interest Entities" (FIN 46). We own a 50% interest in Universal City Restaurant Partners, Ltd. ("UCRP"). Based on FIN 46, we determined that UCRP is a variable interest entity. Accordingly, our combined financial statements for 2003 and all subsequent periods include the results of UCRP.

(3)
Consists primarily of CityWalk, Universal Parks & Resorts Vacations and parking.

(4)
We have included EBITDA because it is used by some investors as a measure of our ability to service debt. EBITDA represents earnings before interest, taxes and depreciation and amortization. EBITDA is not prepared in accordance with United States generally accepted accounting principles and should not be considered an alternative for net income, net cash provided by operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA, because it is before debt service, capital expenditures and working capital needs, does not represent cash that is available for other purposes at our discretion. Our presentation of EBITDA may not be comparable to similarly titled measures reported by other companies. The following is a reconciliation of net cash provided by operating activities to EBITDA.

	Fiscal year ended				Nine months ended
(Dollars in thousands)	Dec. 30, 2000(1)	Dec. 29, 2001	Dec. 28, 2002	Dec. 27, 2003(2)	Sept. 27, 2003(2)	Sept. 26, 2004(2)
					(unaudited)
Net cash provided by operating activities	$68,910	$95,293	$93,972	$142,748	$169,179	$183,893
Adjustments:
Interest expense	136,305	116,628	93,596	119,027	86,035	87,291
Interest income	(1,220)	(1,079)	(1,446)	(831)	(544)	(742)
Amortization of deferred finance costs	(3,330)	(4,031)	(4,645)	(6,840)	(4,934)	(5,296)
Deferred special fee payable to an affiliate of Vivendi Universal Entertainment	(22,221)	(29,173)	(29,361)	(30,620)	(23,751)	(19,050)
Interest payable on deferred special fee payable to an affiliate of Vivendi Universal Entertainment	(1,874)	(3,474)	(3,989)	(4,914)	(3,576)	(4,431)
Gain on non-monetary asset acquisition	—	—	3,915	—	—	—
Gain related to settlement of capital claim	—	—	1,085	—	—	—
(Loss) gain on sale of property and equipment	—	—	—	(1,285)	(1,285)	1,007
(Loss) income from joint ventures	817	767	1,565	(481)	(195)	(874)
Accretion of discount on original notes	—	—	—	(625)	(416)	(624)
Minority interest in net earnings of UCRP	—	—	—	(2,008)	(1,851)	(2,075)
Change in working capital accounts	23,976	(96)	24,412	(15,198)	(62,347)	(40,406)

EBITDA	$201,363	$174,835	$179,104	$198,973	$156,315	$198,693

(5)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of calculating the ratio of earnings to fixed charges, earnings represents net income (loss) plus fixed charges. Fixed charges include interest expense (including amortization of deferred financing costs) and the portion of operating rental expense management believes represents the interest component of rent expense. In 2000, 2001, 2002, 2003 and the nine months ended September 27, 2003 our earnings were insufficient to cover fixed charges by approximately $85.6 million, $80.0 million, $44.8 million, $46.3 million and $29.1 million, respectively.

(6)
Turnstile admissions represent total admissions to our theme parks, which includes paid admissions and complimentary passes.

(7)
Paid admissions represent the total paid admissions to our theme parks.

(8)
Visitors represent unique individual paid guests at our theme parks.

(9)
Theme park revenue per admission is a metric management monitors to help track financial performance. It represents the sum of the theme park revenue per paid admission plus theme park food and beverage and merchandise revenue per turnstile admission.

RISK FACTORS

        You should carefully consider the risks described below, together with the other information contained in this prospectus, before you make a decision to participate in the exchange offer. If any of the events described in the risk factors below actually occurs, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the exchange notes. In such case, you may lose all or part of your original investment.

Risks related to our business

  Attendance at our theme parks is influenced by general economic and other conditions.

        Attendance at our theme parks is heavily dependent upon consumer spending on travel and other leisure activities. Because consumer spending on travel and other leisure activities is discretionary, this is usually the first type of spending to be curtailed by consumers during economic downturns. As a result, we have historically experienced weaker attendance during economic downturns and during other events affecting travel and leisure activities. Any substantial deterioration in general economic conditions, increases in the cost of travel, outbreaks of war or terrorist or political events that diminish consumer spending and confidence could reduce attendance at our theme parks.

  Our business is largely dependent on air travel.

        We estimate that approximately half of the visitors to our theme parks travel to Orlando by air. An increase in the price of jet fuel may serve to increase the price of air travel and reduce demand. In addition, the recent economic difficulties facing the airline industry may result in a reduction in scheduled flights to Orlando and an increase in the price of air travel which in turn may have a negative effect on the number of visitors to Orlando. In addition, another terrorist attack in the United States or the mere threat of a terrorist attack is likely to result in a decline in air travel. A significant decline in visitors traveling to Orlando by air would negatively affect attendance at our theme parks, possibly dramatically.

  We are subject to the risks inherent in deriving substantially all of our revenue from one location.

        Substantially all of our revenue is derived from the operation of our two theme parks and CityWalk in Orlando, Florida. This subjects us to a number of risks. Our business is and will continue to be influenced by local economic, financial and other conditions affecting the Orlando area. This may include prolonged or severe inclement weather in the Orlando area, a catastrophic event such as a hurricane or tornado, or the occurrence or threat of a terrorist attack in the Orlando area, any of which could significantly reduce attendance at our theme parks. In addition, the partial or total destruction of our theme parks requiring either of them to be closed for an extended period of time would have a material adverse effect on our attendance.

  The United States is currently engaged in military operations in Iraq and elsewhere, which could drive up the price of gas and air travel and increase the chance of another terrorist attack in the United States, each of which would have a negative impact on attendance at our theme parks.

        The United States and certain of its allies are currently engaged in military operations in Iraq. This military action could exacerbate the risks identified above and have a number of other consequences, many of which would likely have a negative impact on attendance at our theme parks and, as a result, our prospects. The military operations in Iraq could further increase the price of crude oil, which in turn would increase the price of gasoline and jet fuel. A substantial increase in the price of gasoline and jet fuel may cause significant numbers of domestic consumers to forego taking a vacation, which could negatively affect our attendance, as approximately 25% of our visitors drive more than 200 miles to our theme parks and approximately half of our visitors travel by air to our theme parks. The current military operations in Iraq may increase the likelihood of another major terrorist attack in the United States. The threat or occurrence of a terrorist attack could serve to discourage many consumers from travel or otherwise participating in leisure activities.

  Risks related to our dependence on Universal Studios, Inc. and its affiliates.

        We license the right to use a substantial number of intellectual properties as street entertainment characters and as themed elements in rides and attractions from Universal Studios, Inc. and its affiliates. See "Business—Intellectual property." If Blackstone or any other third party unaffiliated with Universal Studios, Inc. were to acquire all of the partnership interests in UCDP, we may not be able to take advantage of this license arrangement in the future to the same degree as we currently do and may lose this license completely if we fail to maintain certain quality standards. Our license to use the "Universal" name would expire 30 months after such a transfer of control to Blackstone, unless Universal CPM otherwise consents. Universal Studios, Inc. and its affiliates are required to continue to license those intellectual properties currently licensed to us after Universal Studios, Inc. or its affiliates no longer have an ownership interest in us for so long as we operate our theme parks at a substantially similar standard. However, in a situation where Blackstone or a third party unaffiliated with Universal Studios, Inc. acquires all of the partnership interests in us or UCDP, Universal Studios, Inc. and its affiliates are not required to grant us or UCDP a license to any new intellectual property rights that they may acquire in the future that may be or become useful or necessary for the operation of our theme parks. Universal Studios, Inc. could also claim that our theme parks were not being operated to a sufficiently high standard after Blackstone or a third party unaffiliated with Universal Studios, Inc. acquired all of the partnership interests in us or UCDP and revoke the license completely. If this were to occur, we may be unable to operate our theme parks for an extended period of time and may not be able to continue operating our theme parks at all.

        We also rely on Vivendi Universal Entertainment and its affiliates for management oversight, advisory and other services. In its capacity as manager of UCDP, Vivendi Universal Entertainment provides creative services in relation to development of our rides and attractions. Most of our insurance is arranged by GE through global programs for its businesses via licensed insurers issuing enforceable policies. We have numerous other arrangements with affiliates of Vivendi Universal Entertainment and, indirectly, NBC Universal and GE, which provide us with significant benefits that may be reduced or lost completely if Blackstone or a third party unaffiliated with Universal CPM gains control of us pursuant to the right of first refusal discussed under "—Risks related to the right of first refusal agreement between our partners" or otherwise. For a better understanding of these arrangements, see "Certain relationships and related party transactions." Although Vivendi Universal Entertainment is required by the terms of the partners' agreement to provide us with the same level of services for a transitional twelve-month period if Blackstone were to acquire all of our partnership interests in UCDP pursuant to the right of first refusal, there can be no guarantee that Universal CPM and Blackstone will reach agreement regarding the provision of such services beyond this twelve-month period or that Blackstone will thereafter find a third party with the experience and expertise to provide comparable services to those provided by Vivendi Universal Entertainment and its affiliates. In addition, the costs of the services currently provided by Vivendi Universal Entertainment may be significantly more expensive if they were purchased from a third party.

  Risks related to the right of first refusal agreement between our partners.

        Pursuant to a right of first refusal provision in an amended and restated partners' agreement entered into between Blackstone and Universal CPM concurrently with the consummation of the offering of the original notes, at any time after December 31, 2007, if either Blackstone or Universal CPM desires to sell its ownership interest in Holding I and Holding II, it shall make a binding offer, specifying the proposed sale price, to sell to the other its entire interest in each of Holding I and

Holding II. See "Description of the UCDP partnership agreement—Right of first refusal". The non-offering partner will then have 90 days after receipt of an offer to accept the offer to sell. If Blackstone exercises its rights under this provision by accepting a binding offer, it may result in 100% control and ownership of us being acquired by Blackstone, which could pose a number of risks to our business. In addition, pursuant to the same agreement, from January 1, 2006 to December 31, 2007, each of Blackstone and Universal CPM shall be permitted, without the consent of the other party, to sell their ownership interests in Holding I and Holding II to a third party, provided that the other party is permitted to participate in such sale on an equitable basis. Our license to use the "Universal" name would expire 30 months after such a transfer of control to Blackstone, unless Universal CPM otherwise consents. These same risks would be present if a third party unaffiliated with Universal CPM were to acquire control of us.

  UCDP's debt agreements contain restrictions that limit its flexibility in operating the business.

        The senior secured credit agreement and the indenture under which the UCDP notes are issued contain a number of significant covenants that, among other things, restrict UCDP's ability to:

  •
  incur additional indebtedness;

  •
  create liens on its assets;

  •
  to issue dividends;

  •
  engage in mergers or acquisitions; and

  •
  make investments.

        These restrictive covenants may not allow UCDP the flexibility it needs to operate the business in an effective and efficient manner and may prevent UCDP from taking advantage of strategic opportunities that would benefit the business.

        In addition, UCDP is required under the UCDP senior secured credit agreement to satisfy specified financial ratios and tests. UCDP's ability to comply with those financial ratios and tests may be affected by events beyond our control, and UCDP may not be able to meet those ratios and tests. A breach of any of those covenants could result in a default under the UCDP senior secured credit agreement and the lenders could elect to declare all amounts borrowed under the UCDP senior secured credit agreement, together with accrued interest, to be immediately due and payable and could proceed against the collateral securing that indebtedness. Substantially all of the assets of UCDP, and therefore substantially all of the issuers' assets, as well as the issuers' partnership interests in UCDP are pledged as collateral pursuant to the terms of the UCDP senior secured credit agreement. If any of UCDP's indebtedness were to be accelerated, UCDP's assets may not be sufficient to repay in full that indebtedness.

  Loss of key distribution channels for pass sales may reduce our revenues.

        Approximately 43% of our pass sales are generated by third party distribution channels, 62% of which are concentrated among 40 third-party customers. As an example, approximately 12% of our total pass sales are derived from time-share operators, which are dominated by a few major operators. Other significant distribution channels include AAA, which has more than 70 locations across North America, guest service desk locations operated by Universal Parks & Resorts Vacations at more than 40 stand-alone properties throughout Orlando and other key domestic and international travel operators. The loss of any key distribution channel could have a negative effect on our pass sales.

  The theme park industry competes with numerous vacation and entertainment alternatives; the Orlando theme park market is extremely competitive.

        Our theme parks compete with other theme, water and amusement parks in Orlando and around the country and with other types of recreational facilities and forms of entertainment, including cruise ships, other vacation travel, major sports attractions and other major entertainment activities. Our business is also subject to factors that affect the recreation, vacation and leisure industries generally, such as general economic conditions, consumer confidence and changes in consumer spending habits.

        The Orlando theme park market is extremely competitive. There are currently seven major theme parks in the Orlando area including our competitors: Walt Disney World's Magic Kingdom®, Epcot®, Disney-MGM Studios, Disney's Animal Kingdom® and Anheuser Busch's Sea World®. All of these theme parks are located within a 10-mile radius of our theme parks. Some of these theme parks, particularly those affiliated with The Walt Disney Company, enjoy better name recognition than our theme parks do. This puts us at a disadvantage in our attempts to attract guests to our theme parks over those of our competitors. The close proximity to us of so many of our direct competitors has various other adverse consequences on our business. For example, we offer significant commissions to travel agents and wholesalers in order to provide them with an incentive to encourage their customers to purchase passes to our theme parks rather than those of our competitors in the Orlando area. Also, it has the effect of increasing competition for market share among the major competitors.

  There is the risk of accidents occurring at theme parks, which may create negative publicity which may reduce attendance.

        Our theme parks feature "thrill rides." There are inherent risks involved with these sorts of rides and attractions. An accident or an injury at our theme parks or at another theme park may result in negative publicity which could reduce attendance.

  We may not be able to adequately protect our right to use the intellectual property of the themed elements of our rides, which may require us to re-theme certain rides.

        The use of themed elements in our rides and attractions is dependent upon our obtaining and maintaining intellectual property licenses granting us the rights to use those elements. Failure to protect our existing intellectual property rights may result in the loss of those rights or require us to make significant additional payments to third parties for infringing their intellectual property rights. The loss of the right to use a particular themed element means that we would be unable to operate the rides or attractions that utilized the relevant element. This may require us to re-theme those rides or attractions which may involve taking the relevant ride or attraction out of service and may require significant capital expenditure.

  The loss of key personnel could hurt our operations.

        Our success depends upon the continuing contributions of executive officers and other key operating personnel of UCDP and the issuers. The complete or partial loss of their services could adversely affect our business. A number of executive officers are employees of, and have employment agreements with, Universal Studios, Inc., an affiliate of UCDP's manager Vivendi Universal Entertainment, including Robert Gault, UCDP's President and Chief Executive Officer, Thomas Williams, Chairman and Chief Executive Officer of Universal Parks & Resorts, John Sprouls, President/Chief Executive Officer of each of the issuers and Executive Vice President, Human Resources, Legal and Business Affairs, Universal Parks & Resorts and Michael Short, Treasurer/Chief Financial Officer of each of the issuers and Executive Vice President and Chief Financial Officer of UCDP. These executives have extensive experience in the theme park industry and have been instrumental in formulating and executing our business strategy. We cannot be certain that we will be able to retain their services or to find adequate replacements for them in the event that we were to lose their services. If Vivendi Universal Entertainment were to cease acting as UCDP's manager, UCDP and the issuers could lose the services of those executive officers.

  Our business is seasonal and bad weather can adversely impact attendance at our theme parks.

        Our business is seasonal. Attendance at our theme parks follows a seasonal pattern which coincides closely with holiday and school schedules. Because many of the attractions at our theme parks are outdoors, attendance at our theme parks is adversely affected by bad weather. Prolonged bad or mixed weather conditions during our seasonal peak attendance periods may reduce attendance causing a more severe decline in revenues than if those conditions occurred during a low attendance period. In addition, temporary but severe weather conditions, such as a hurricane, can adversely impact attendance at our theme parks.

  Potential deadlock between the partners of Holding II could prevent UCDP from executing certain aspects of its business strategy.

        Major decisions by Holding II, UCDP's general partner, regarding UCDP's business generally require the consent of the representatives of both Blackstone and Universal CPM who are members of UCDP's Park Advisory Board. See "Management of UCDP" and "Description of the UCDP partnership agreement." This creates a potential for deadlocks. Any deadlock could delay UCDP from taking certain actions in the future which would be beneficial to the business and may prevent or delay UCDP from executing certain aspects of its business strategy.

  Blackstone and VUE control us and may have conflicts of interest with us or you in the future.

        Blackstone and VUE, together, beneficially own 100% of our equity interests. As a result, Blackstone and VUE have control over our decisions to enter into any corporate transaction and will have the ability to prevent any transaction that requires the approval of equity holders regardless of whether or not noteholders believe that any such transactions are in their own best interests. For example, Blackstone and VUE could cause us to distribute our cash resources to them or make distributions to service the loan to the Blackstone entities guaranteed by NBC Universal rather than invest such resources in our business. In addition, Blackstone and VUE may have interests adverse to parties with which we would like to enter into sponsorship relationships, and thus certain sponsorship relationships may be unavailable to us.

  If the equity holders of Holding I and Holding II that are controlled by Blackstone default on certain indebtedness, Blackstone's equity interests in Holding I and Holding II will be subject to foreclosure.

        Concurrently with the consummation of the offering of the original notes, JPMorgan Chase Bank and another lender made loans to the equity holders of Holding I and Holding II that are controlled by Blackstone in the aggregate principal amount of $178.0 million and made commitments for additional loans of up to $52.0 million under a revolving credit facility. The obligations of the borrowers under the loans are secured by their equity interests in Holding I and Holding II and are guaranteed by NBC Universal on a deficiency basis, subject to the terms of the guarantee. The loans will mature in five years. Blackstone and NBC Universal have agreed to cooperate to obtain refinancing of the loans, if not fully paid at that time, with credit enhancement provided by NBC Universal. It is anticipated that the only assets of the borrowers will be their equity interests in Holding I and Holding II. If the borrowers default on, or are unable to refinance, the loans, the borrowers' equity interests in Holding I and Holding II will be subject to foreclosure by the lenders. Any such foreclosure will not constitute a change in control for purposes of the senior secured credit facility, the UCDP notes or the exchange notes.

Risks related to the exchange notes

  If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.

        Original notes which you do not tender or the issuers do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities law. The issuers will issue exchange notes in exchange for the original notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in "The Exchange Offer—Procedures for tendering." These procedures and conditions include timely receipt by the exchange agent of the original notes and of a properly completed and duly executed letter of transmittal.

        Because we anticipate that most holders of original notes will elect to exchange their original notes, we expect that the liquidity of the market for any original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the original notes outstanding. Following the exchange offer, if you do not tender your original notes you generally will not have any further registration rights, and your original notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the original notes could be adversely affected.

  Holding I and Holding II are holding companies and UCFH I Finance and UCFH II Finance have no operations; therefore the issuers depend on their subsidiaries to pay interest on the exchange notes and their other obligations.

        Holding I and Holding II are holding companies and do not have any material assets or operations other than ownership of partnership interests of UCDP, ownership of the special fee receivable described in this prospectus and cash. UCFH I Finance and UCFH II Finance were formed for the purpose of being co-issuers of the notes, and also do not have any material assets or operations. All of the issuers' operations are conducted through their subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of the issuers' creditors, including holders of the exchange notes. The exchange notes, therefore, are structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of the issuers' subsidiaries, including UCDP.

  Federal and state statutes allow courts, under specific circumstances, to void the notes, subordinate claims in respect of the notes and require note holders to return payments received from the issuers.

        The issuance of the notes may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the issuers' unpaid creditors. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce the notes or subordinate the notes to the issuers' existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the issuers issued the notes or, in some states, when payments became due under the notes, the issuers received less than reasonably equivalent value or fair consideration and either:

  •
  were insolvent or rendered insolvent by reason of such incurrence; or

  •
  were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that the issuers would incur, debts beyond the issuers' ability to pay such debts as they mature.

        The court might also void the notes, without regard to the above factors, if the court found that the issuers issued the notes with actual intent to hinder, delay or defraud our creditors. In addition, any payment by the issuers pursuant to the notes could be voided and required to be returned to the issuers or to a fund for the benefit of the issuers' creditors.

        A court would likely find that the issuers did not receive reasonably equivalent value or fair consideration for the notes if they did not substantially benefit directly or indirectly from the issuance of the notes. The issuers' use of proceeds, which included the distribution of the proceeds of the original notes to Blackstone and Universal CPM, could increase the risk of such a finding. If a court were to void the notes, you would no longer have a claim against the issuers. Sufficient funds to repay the notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from the issuers.

        The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, the issuers would be considered insolvent if:

  •
  the sum of their debts, including contingent liabilities, was greater than the fair saleable value of their assets; or

  •
  if the present fair saleable value of their assets were less than the amount that would be required to pay their probable liability on their existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  they could not pay their debts as they become due.

        To the extent a court voids the notes as fraudulent transfers or holds the notes unenforceable for any other reason, holders of notes would cease to have any direct claim against the issuers. If a court were to take this action, the issuers' assets would be applied first to satisfy the issuers' liabilities, if any, before any portion of the issuers' assets could be applied to the payment of notes.

  Because the issuers are the sole obligors of the exchange notes, and their subsidiaries will not guarantee the issuers' obligations under the exchange notes or have any obligation with respect to the exchange notes, the exchange notes are structurally subordinated to the debt and liabilities of the issuers' subsidiaries. In addition, the exchange notes are effectively subordinated to any of the issuers' present and future secured debt.

        The issuers have no direct operations of their own and derive all of their revenues and cash flow from their subsidiaries. The issuers' subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay amounts due under the notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

        The exchange notes are structurally subordinated to all of the issuers' subsidiaries' indebtedness and preferred equity. Holders of the exchange notes will not have any claim as creditors against any of the issuers' subsidiaries. None of the issuers' current subsidiaries will guarantee the issuers' obligations under the exchange notes. The exchange notes are structurally subordinated to any existing and future indebtedness and other liabilities of any of the issuers' subsidiaries, even if these obligations do not constitute indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, the exchange notes are effectively subordinated to the claims of the creditors of any of the issuers' subsidiaries, including the lenders under UCDP's senior secured credit agreement, holders of UCDP notes, trade creditors and holders of other indebtedness of the issuers' subsidiaries. Accordingly, there might only be a limited amount of assets available to satisfy your claims as a holder of the exchange notes upon an acceleration of the maturity of the exchange notes.

        If the debt of the issuers' subsidiaries is accelerated, the issuers' may not be able to repay the indebtedness contemplated hereby. In addition, the issuers' assets and the issuers' subsidiaries' assets may not be sufficient to fully repay the notes and our other indebtedness. See "Description of UCDP debt." In addition, in the event the lenders under UCDP's amended and restated senior secured credit facilities foreclose on the ownership interests of the issuers in UCDP, either of Holding I or Holding II may be dissolved. See "Description of the issuers' partnership agreements—Dissolution of Holding I or Holding II."

        In addition, the exchange notes are effectively subordinated to any secured indebtedness to the extent of the value of the assets securing such indebtedness.

  The substantial indebtedness of the issuers' subsidiaries could adversely affect the issuers' financial condition and prevent the issuers from fulfilling their obligations under the exchange notes. In addition, the issuers are highly leveraged and have substantial debt service obligations.

        As of September 26, 2004, after giving effect to the Financing Transactions, the exchange notes would have been effectively subordinated to $1,299.5 million of liabilities (consisting of $550.0 million of secured indebtedness under UCDP's amended and restated senior secured credit facilities, $495.4 million of UCDP notes, $213.2 million of payables and other liabilities of UCDP and $40.9 million of deferred special fees payable to an affiliate of VUE). An additional $100.0 million would be available for future borrowings under the revolving portion of the amended and restated senior secured credit facilities and, in addition, UCDP may borrow up to $200.0 million of incremental term loans from time to time, all of which would be secured and effectively senior to the exchange notes. As a result, the issuers' subsidiaries are highly leveraged. This level of indebtedness could have important consequences to you, including the following:

  •
  it may limit the issuers' subsidiaries' ability to borrow money for working capital, capital expenditures, acquisitions, debt service requirements and general corporate or other purposes;

  •
  it may limit the issuers' subsidiaries' flexibility in planning for, or reacting to, changes in their business and future business opportunities;

  •
  the issuers' subsidiaries will be more highly leveraged than some of their competitors, which may place them at a competitive disadvantage;

  •
  it may make the issuers' subsidiaries more vulnerable than less leveraged companies to a downturn in our business or the economy;

  •
  the debt service requirements of the issuers' subsidiaries' indebtedness could make it more difficult to generate cash;

  •
  a substantial portion of the issuers' subsidiaries' cash flow from operations will be dedicated to the repayment of their indebtedness, including indebtedness they may incur in the future, and will not be available for other purposes; and

  •
  there would be a material adverse effect on the issuers' business and financial condition if their subsidiaries were unable to service their indebtedness or obtain additional financing, as needed.

        In addition, the issuers are highly leveraged and have substantial debt service obligations of their own. As of September 26, 2004, after giving pro forma effect to the offering of the original notes, the issuers would have had total debt of approximately $450.0 million and the issuers' subsidiaries would have had a total indebtedness of approximately $1,047.6 million. The issuers' substantial level of indebtedness increases the possibility that they may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts due, including the issuers' repurchase obligation upon occurrence of specified change of control events, in respect of the exchange notes.

        The issuers' substantial debt could have other important consequences to you. For example, the issuers' failure to comply with the financial and other restrictive covenants in the indenture governing the exchange notes, which limit their ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our bankruptcy.

  Despite the issuers' subsidiaries' substantial indebtedness, they may still incur significantly more debt. In addition, the issuers may incur a significant amount of additional indebtedness. This could exacerbate the risks described above.

        The terms of the indenture governing the UCDP notes and the senior secured credit agreement permit the issuers' subsidiaries to incur significant additional indebtedness in the future. As of September 26, 2004, after giving effect to the Financing Transactions, UCDP would have had $100.0 million available for additional borrowing under the revolving credit portion of the senior secured credit facilities. In addition, UCDP may borrow up to $200.0 million of incremental term loans from time to time. All of those borrowings are effectively senior to the notes. See "Description of UCDP debt" and "—Risks related to the exchange notes—Because the issuers are the sole obligors of the exchange notes, and their subsidiaries will not guarantee the issuers' obligations under the exchange notes or have any obligation with respect to the exchange notes, the exchange notes are structurally subordinated to the debt and liabilities of the issuers' subsidiaries. In addition, the exchange notes are effectively subordinated to any of the issuers' present and future secured debt". If the issuers' subsidiaries incur any additional indebtedness, this may have the effect of reducing the amount of proceeds available to the issuers to pay to the holders of the exchange notes. If new debt is added to the issuers' subsidiaries' current debt levels, this will increase the risks described above under "—Risks related to the exchange notes—The substantial indebtedness of the issuers' subsidiaries could adversely affect the issuers' financial condition and prevent the issuers from fulfilling their obligations under the exchange notes. In addition, the issuers are highly leveraged and have substantial debt service obligations." The terms of the indenture governing the exchange notes permit the issuers, under certain circumstances, to incur a significant amount of additional indebtedness. If the issuers incur additional debt, the risks associated with substantial leverage, including their ability to service their debt, would increase.

  The issuers' subsidiaries may not be able to generate sufficient cash to service all of their indebtedness for reasons beyond our control.

        The issuers' subsidiaries' ability to generate cash depends on many factors beyond our control. The issuers' ability to make scheduled payments or to refinance their indebtedness, including the notes, depends on the issuers' subsidiaries' ability to generate cash from operations in the future. This is subject, in part, to general economic, financial, competitive, legislative, regulatory, social, political and other factors that are beyond our control.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to UCDP under UCDP's senior secured credit agreement, or otherwise, in an amount sufficient to enable the issuers' subsidiaries to fund planned capital expenditures, pay their indebtedness, including the UCDP notes, or to fund their other liquidity needs.

  The issuers may not be able to refinance or repay in full the exchange notes and UCDP may not be able to refinance or repay in full the UCDP notes by 2010 when they all mature and if the issuers are or UCDP is, as the case may be, unable to refinance or repay in full the exchange notes prior to January 1, 2010, or the UCDP notes prior to December 1, 2009, then UCDP's amended and restated senior secured credit agreement will also mature and the issuers' subsidiaries may be forced to take other actions to satisfy their obligations under such indebtedness, which may not be successful.

        The exchange notes will mature on May 1, 2010. The UCDP notes mature on April 1, 2010. In addition, if the issuers are unable to refinance or repay in full the exchange notes prior to January 1, 2010, or UCDP is unable to refinance or repay in full the UCDP notes prior to December 1, 2009, then UCDP's amended and restated senior secured credit agreement will also mature. The ability to refinance these obligations could be adversely impacted by the right of the Consultant, beginning in June 2010, to terminate the periodic payments under the consultant agreement and receive instead one payment equal to the fair market value of the Consultant's interest in our parks and all comparable projects owned or operated by certain of our affiliates (see "Certain relationships and related party transactions—Consultant agreement").

        The issuers cannot assure you that UCDP will be able to refinance the UCDP amended and restated senior secured credit agreement. In addition, the issuers cannot make assurances that they will be able to repay in full or refinance the exchange notes on commercially reasonable terms, or at all, or that UCDP will be able to repay in full or refinance the UCDP notes on commercially reasonable terms, or at all. See "Management's discussion and analysis of financial condition and results of operations—Liquidity and capital resources." If any of the issuers' subsidiaries cannot service its indebtedness, it may have to take actions such as selling assets, seeking additional equity contributions or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. These alternative measures may not be successful and may not permit that subsidiary to meet scheduled debt service obligations. The issuers' subsidiaries could face substantial liquidity problems and might be required to sell material assets or operations in an attempt to meet their debt service and other obligations. Any of the foregoing could prevent the issuers' from paying principal, premium, if any, and interest on the notes and substantially decrease the market value of the exchange notes.

  The issuers may not have the ability to raise the funds necessary to finance any change of control offer required by the indenture.

        Upon the occurrence of specific kinds of change of control events, the issuers must offer to purchase all of the exchange notes then outstanding for a price equal to 101% of the principal amount of the exchange notes, plus any accrued and unpaid interest. The issuers cannot assure you that there will be sufficient funds available for the issuers to make any required repurchases of the exchange notes upon a change of control. Given the restrictions in the issuers' subsidiaries' debt (in particular, the UCDP senior secured credit agreement and the UCDP notes), the issuers currently anticipate that, in order to pay the principal amount at maturity of the exchange notes or to repurchase the exchange notes upon a change of control as defined in the indenture governing the exchange notes, the issuers will be required to adopt one or more alternatives, such as refinancing all of the issuers' subsidiaries' indebtedness, selling the issuers' equity securities or the equity securities or assets of the issuers' subsidiaries or seeking capital contributions or loans from the issuers' affiliates. None of the issuers' affiliates is required to make any capital contributions, loans or other payments to the issuers with respect to the issuers' obligations on the exchange notes. The issuers cannot assure you that any of the foregoing actions could be effected on satisfactory terms, if at all, or that any of the foregoing actions would enable the issuers to refinance the issuers' indebtedness or pay the principal amount of the notes or that any such actions would be permitted by the terms of the indenture governing the notes or any other debt instruments of the issuers or the issuers' subsidiaries then in effect. Any future debt that the issuers incur may also contain restrictions on repayment upon change of control. If any change of control occurs, the issuers cannot assure you that they will have sufficient funds to satisfy all of their debt obligations. See "Description of UCDP debt" and "Description of exchange notes—Change of control."

  You cannot be sure that an active trading market will develop for the exchange notes.

        The exchange notes are new issues of securities for which there is currently no trading market. We do not intend to apply for listing of the exchange notes on any securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market. In addition, the liquidity of the trading market in the exchange notes, if developed, and the market price quoted for the exchange notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry generally.

FORWARD LOOKING STATEMENTS

        This prospectus contains "forward looking statements." Forward looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings "Summary," "Management's discussion and analysis of financial condition and results of operations," "Industry overview" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may" and variations of such words or similar expressions are intended to identify forward looking statements. All forward looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will be achieved.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward looking statements we make in this prospectus including:

  •
  the risks and uncertainties relating to a general economic downturn;

  •
  the dependence of our business on air travel;

  •
  the risks inherent in deriving substantially all of our revenues from one location;

  •
  our dependence on Universal Studios, Inc. and its affiliates;

  •
  the loss of key distribution channels for pass sales;

  •
  competition within the Orlando theme park market;

  •
  publicity associated with accidents occurring at theme parks;

  •
  the loss of material intellectual property rights used in our business;

  •
  the seasonality of our business; and

  •
  the additional risks set forth in this prospectus, including under the heading "Risk factors."

        There may be other factors that may cause our actual results to differ materially from the forward looking statements.

        All forward looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

        The exchange offer is intended to satisfy the issuers' obligation under the registration rights agreement entered into in connection with the issuance of the original notes to use their reasonable best efforts to exchange the original notes for the exchange notes in a transaction registered with the Securities and Exchange Commission. We will not receive any cash proceeds from the issuance of the exchange notes or the exchange offer.

CAPITALIZATION

        The following table sets forth our combined cash and cash equivalents and capitalization as of September 26, 2004, and as adjusted to give effect to the Financing Transactions. The information in this table should be read in conjunction with the information set forth under "Use of proceeds," "Selected historical financial data," "Management's discussion and analysis of financial condition and results of operations" and "Description of UCDP debt" and our combined financial statements and related notes included elsewhere in this prospectus.

(Dollars in millions)	September 26, 2004	September 26, 2004 as adjusted
	(unaudited)
Cash and cash equivalents(1)	$103.9	$52.5

Debt, capital leases and deferred special fee payable to an affiliate of VUE:
Senior secured credit facilities(2)	$508.4	$550.0
11 3/4% Notes due 2010(3)	495.4	495.4
Original notes	—	450.0
Capital leases	2.2	2.2
Deferred special fee payable to an affiliate of VUE	160.9	40.9

Total debt, capital leases and deferred special fee payable to an affiliate of VUE	1,166.9	1,538.5
Partners' equity	747.9	339.2

Total capitalization	$1,914.8	$1,877.7

(1)
Cash and cash equivalents balance of $103.9 million on September 26, 2004, resides at UCDP. Cash and cash equivalents balance of $52.0 million for September 26, 2004, as adjusted includes $42.1 million at UCDP and $9.8 million at the issuers.

(2)
As of September 26, 2004, actual and as adjusted, UCDP had availability of $92.2 million and $100.0 million, respectively under UCDP's revolving credit facilities. In addition, UCDP may borrow up to $200.0 million of incremental term loans from time to time.

(3)
Net of an unamortized discount of $4.6 million.

SELECTED HISTORICAL FINANCIAL DATA

        The following table sets forth certain of our historical financial and other operational data. The summary historical financial data as of September 26, 2004 and September 27, 2003 and for the nine months then ended have been derived from our unaudited combined financial statements, which have been prepared on a basis consistent with our annual combined financial statements. The summary historical financial data as of December 27, 2003, December 28, 2002 and December 29, 2001 and for the years then ended have been derived from our audited combined financial statements and the related notes included elsewhere in this prospectus. The summary historical financial data as of December 30, 2000 and for the year then ended has been derived from our audited combined financial statements and related notes thereto not included in this prospectus. The summary historical financial data as of January 1, 2000 and for the six month period then ended and the summary historical financial data as of July 3, 1999 and for the fiscal year then ended have been derived from combined financial statements of Universal City Florida Partners, a predecessor partnership to UCDP, which owned and operated Universal Studios Florida. These combined financial statements include all adjustments which we consider necessary for a fair presentation of the financial position and results of operations for these periods. You should read the summary combined financial data set forth below in conjunction with "Management's discussion and analysis of financial condition and results of operations" and our combined financial statements and the related notes included elsewhere in this prospectus.

	Fiscal year ended Jul. 3, 1999(1) (Predecessor)	Six months ended Jan. 1, 2000(1) (Predecessor)	Fiscal year ended				Nine months ended
(Dollars in thousands, except Other operational data)			Dec. 30, 2000(2)	Dec. 29, 2001	Dec. 28, 2002	Dec. 27, 2003(3)	Sept. 27, 2003(3)	Sept. 26, 2004(3)
		(unaudited)					(unaudited)
Statement of operations data:
Operating revenues:
Theme park passes	$239,461	$106,070	$410,361	$377,292	$366,076	$378,351	$293,446	$346,645
Theme park food and beverage	66,457	27,185	104,167	93,106	94,871	96,382	76,388	87,217
Theme park merchandise	52,991	21,142	82,282	78,052	82,910	81,553	63,777	75,510
Other(4)	35,709	30,018	132,466	126,818	133,762	173,022	131,389	155,400

Total operating revenues	394,618	184,415	729,276	675,268	677,619	729,308	565,000	664,772
Costs and operating expenses:
Theme park operations	81,533	41,497	149,000	145,411	152,002	152,185	113,376	117,110
Theme park selling, general and administrative	60,384	44,816	152,738	136,316	132,655	127,025	100,483	126,234
Theme park cost of products sold	63,777	26,894	100,589	90,795	94,375	93,001	71,072	82,457
Special fee payable to an affiliate of Vivendi Universal Entertainment and consultant fee	29,147	13,780	49,329	43,977	44,075	46,159	35,805	42,528
Depreciation and amortization	59,045	32,755	156,764	146,588	136,631	131,826	100,733	90,864
Other	11,920	5,778	76,956	84,701	76,973	108,191	84,618	95,808

Total costs and operating expenses	305,806	165,520	685,376	647,788	636,711	658,387	506,087	555,001

Operating income	88,812	18,895	43,900	27,480	40,908	70,921	58,913	109,771

Other (expense) income:
Interest expense	(18,611)	(14,903)	(136,305)	(116,628)	(93,596)	(119,027)	(86,035)	(87,291)
Interest income	306	61	1,220	1,079	1,446	831	544	742
Change in fair value of interest-rate swaps	—	—	—	—	(2,075)	(1,235)	(2,711)	3,138
Other	15,997	—	(118)	—	—	(1,285)	(1,285)	1,007
Minority interest in net earnings of UCRP	—	—	—	—	—	(2,008)	(1,851)	(2,075)
(Loss) income from joint ventures	(274)	(277)	817	767	1,565	(481)	(195)	(874)

Total other expense	(2,582)	(15,119)	(134,386)	(114,782)	(92,660)	(123,205)	(91,533)	(85,353)

Net income (loss)	$86,230	$3,776	$(90,486)	$(87,302)	$(51,752)	$(52,284)	$(32,620)	$24,418

Balance sheet data (at period end):
Cash and cash equivalents	$7,049		$1,721		$18,323	$71,192	$12,265	$113,978	$153,087	$103,900
Total assets	690,636		615,675		2,439,899	2,367,957	2,198,457	2,207,484	2,268,060	2,125,876
Current and deferred special fee payable to an affiliate of Vivendi Universal Entertainment	—		—		35,907	68,554	101,904	137,438	129,231	160,919
Total debt	283,000		296,188		1,347,710	1,343,854	1,169,243	1,175,440	1,175,231	1,003,840
Partners' equity	252,148		238,324		868,426	758,705	759,294	719,843	732,924	747,927
Other data:
EBITDA(5)	$163,580		$51,373		$201,363	$174,835	$179,104	$198,973	$156,315	$198,693
Net cash provided by operating activities	144,176		32,595		68,910	95,293	93,972	142,748	169,179	183,893
Net cash used in investing activities	(62,946)		(33,510)		(69,766)	(37,272)	(22,472)	(12,976)	(1,438)	(15,661)
Net cash (used in) provided by financing activities	(75,600)		(4,413)		19,086	(5,152)	(130,427)	(29,200)	(28,060)	(178,310)
Capital expenditures	63,115		33,510		75,639	39,542	26,124	53,471	39,687	20,104
Ratio of earnings to fixed charges	5.4	x	1.3	x	(6)	(6)	(6)	(6)	(6)	1.3x
Other operational data:
Turnstile admissions in thousands(7)	8,200		3,277		12,368	11,183	11,323	11,502	8,991	9,962
Paid admissions in thousands(8)	6,829		3,051		11,538	10,299	10,367	10,598	8,282	9,362
Number of days admission per visitor	1.07		1.17		1.35	1.40	1.45	1.59	1.60	1.63
Visitors in thousands(9)	6,360		2,599		8,543	7,356	7,138	6,684	5,161	5,738
Theme park revenue per visitor	$56.43		$59.40		$69.86	$74.56	$76.19	$83.23	$84.02	$90.70
Theme park pass revenue per paid admission	35.07		34.77		35.57	36.63	35.31	35.70	35.43	37.03
Theme park food and beverage and merchandise revenue per turnstile admission	14.57		14.75		15.08	15.31	15.70	15.47	15.59	16.33
Theme park revenue per admission(10)	49.64		49.52		50.65	51.94	51.01	51.17	51.02	53.36

(1)
Represents the results of Universal City Florida Partners, which was the predecessor of UCDP.

(2)
During January 2000, Universal City Florida Partners LP, which owned and operated Universal Studios Florida, was merged into Universal City Development Partners LP, which owned and operated Universal's Islands of Adventure and CityWalk. Prior to the merger, Universal Parks & Resorts Vacations was accounted for under the equity method of accounting. Upon the merger, Universal Parks & Resorts Vacations became owned 99% by Universal City Development Partners LP. Accordingly, starting in 2000, Universal Parks & Resorts Vacations was accounted for as a consolidated subsidiary.

(3)
In January 2003, the Financial Accounting Standards board issued Interpretation (FIN) 46, "Consolidation of Variable Interest Entities" (FIN 46). UCDP owns a 50% interest in Universal City Restaurant Partners, Ltd. (UCRP). Based on FIN 46, we determined that UCRP is a variable interest entity. Accordingly, our combined financial statements for 2003 and all subsequent periods include the results of UCRP.

(4)
Consists primarily of CityWalk, Universal Parks & Resorts Vacations and parking.

(5)
We have included EBITDA because it is used by some investors as a measure of our ability to service debt. EBITDA represents earnings before interest, taxes and depreciation and amortization. EBITDA is not prepared in accordance with United States generally accepted accounting principles and should not be considered as an alternative for net income, net cash provided by operating activities and other consolidated income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. EBITDA, because it is before debt service, capital expenditures, and working capital needs, does not represent cash that is available for other purposes at our discretion. Our presentation of EBITDA may not be comparable to similarly titled measures reported by other companies. The following is a reconciliation of net cash provided by operating activities to EBITDA.

        The following is a reconciliation of EBITDA from net cash provided by operating activities:

	Fiscal year ended Jul. 3, 1999(1) (Predecessor)	Six months ended Jan. 1, 2000(1) (Predecessor)	Fiscal year ended				Nine months ended
(Dollars in thousands)			Dec. 30, 2000(2)	Dec. 29, 2001	Dec. 28, 2002	Dec. 27, 2003(3)	Sept. 27, 2003(3)	Sept. 26, 2004(3)
		(unaudited)					(unaudited)
Net cash provided by operating activities	$144,176	$32,595	$68,910	$95,293	$93,972	$142,748	$169,179	$183,893
Adjustments:
Interest expense	18,611	14,903	136,305	116,628	93,596	119,027	86,035	87,291
Interest income	(306)	(61)	(1,220)	(1,079)	(1,446)	(831)	(544)	(742)
Amortization of deferred finance costs	(309)	(137)	(3,330)	(4,031)	(4,645)	(6,840)	(4,934)	(5,296)
Deferred special fee payable to an affiliate of Vivendi Universal Entertainment	—	—	(22,221)	(29,173)	(29,361)	(30,620)	(23,751)	(19,050)
Interest payable on deferred special fee payable to an affiliate of Vivendi Universal Entertainment	—	—	(1,874)	(3,474)	(3,989)	(4,914)	(3,576)	(4,431)
Gain on non-monetary asset acquisition	—	—	—	—	3,915	—	—	—
Gain related to settlement of capital claim	—	—	—	—	1,085	—	—	—
Loss on sale of property and equipment	—	—	—	—	—	(1,285)	(1,285)	1,007
(Loss) income from joint ventures	(274)	(277)	817	767	1,565	(481)	(195)	(874)
Accretion of discount on original notes	—	—	—	—	—	(625)	(416)	(624)
Minority interest in net earnings of UCRP	—	—	—	—	—	(2,008)	(1,851)	(2,075)
Change in working capital accounts	1,682	4,350	23,976	(96)	24,412	(15,198)	(62,347)	(40,406)

EBITDA	$163,580	$51,373	$201,363	$174,835	$179,104	$198,973	$156,315	$198,693

(6)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For the purposes of calculating the ratio of earnings to fixed charges, earnings represents net income (loss) plus fixed charges. Fixed charges include interest expense (including amortization of deferred financing costs) and the portion of operating rental expense management believes represents the interest component of rent expense. In 2000, 2001, 2002, 2003 and the nine months ended September 27, 2003 our earnings were insufficient to cover fixed charges by approximately $85.6 million, $80.0 million, $44.8 million, $46.3 million and $29.1 million, respectively.

(7)
Turnstile admissions represent total admissions to our theme parks, which includes paid admissions and complimentary passes.

(8)
Paid admissions represent the total paid admissions to our theme parks.

(9)
Visitors represent unique individual paid guests at our theme parks.

(10)
Theme park revenue per admission is a metric management monitors to help track financial performance. It represents the sum of the theme park revenue per paid admission plus theme park food and beverage and merchandise revenue per turnstile attendance.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview related to recent results of operations

        Overall, our 2004 performance has benefited from several factors, including a steady improvement in the tourism industry, as well as the impact of our marketing programs and the success of our new rides at Universal Studios Florida, including Revenge of the MummySM, which opened in May 2004, and Jimmy Neutron's Nicktoon Blast™ and Shrek 4-D™, which both opened during the first half of 2003.

        Our paid admissions for the nine months ended September 2004 increased by approximately 13% from the same period in 2003. This led to $100.0 million in additional revenue and a $57.0 million increase in our net income during the nine months ended September 2004. The third quarter of 2004 was the first time we have generated net income on a rolling twelve-month basis since Universal's Islands of Adventure opened in 1999. At September 26, 2004, we had $196.1 million in cash and unused revolving credit, consisting of $103.9 million in cash and $92.2 million available under UCDP's revolving credit facilities. During the nine months ended September 2004, we made prepayments of approximately $172.2 million on UCDP's senior secured credit agreement, which reduced our total debt to $1,003.8 million at September 26, 2004.

Ownership

        Our ultimate owners, each having a 50% interest in us, are Universal CPM and Blackstone. Universal CPM is a wholly owned subsidiary of VUE, an affiliate of Universal Studios, Inc., which in turn was, prior to the NBC Universal Transaction, an indirect subsidiary of Vivendi Universal, S.A.

        On May 11, 2004, GE, NBC Holding, NBC, Vivendi and USH3 concluded the NBC Universal Transaction. In connection with the NBC Universal Transaction, NBC changed its corporate name to NBC Universal. GE owns 80% of NBC Universal and Vivendi controls the remaining 20%. NBC Universal indirectly now owns approximately 94.5% of Vivendi Universal Entertainment. Vivendi Universal Entertainment indirectly owns a 50% interest in UCDP, Holding I, Holding II, UCFH I Finance and UCFH II Finance. Vivendi Universal Entertainment is a non-wholly owned subsidiary of Universal Studios, Inc. and certain of its affiliates, which are in turn indirect wholly owned subsidiaries of NBC Universal. Vivendi Universal Entertainment's 50% ownership interest in us was not affected by the NBC Universal Transaction. The 50% ownership interest in us held by Blackstone also was not affected by the NBC Universal Transaction.

Critical accounting policies and estimates

        In the ordinary course of business, we make a number of estimates and assumptions relating to the reporting of results of operations and financial condition in the preparation of our combined financial statements in conformity with accounting principles generally accepted in the United States. Results could differ significantly from those estimates under different assumptions and conditions. We believe that the application of the following accounting policies, which are important to our financial position and results of operations, requires significant judgments and estimates on the part of management. For a summary of all of our accounting policies, including the accounting policies discussed below, see Note 2 in our combined financial statements. These accounting policies have been discussed and reviewed with UCDP's Park Advisory Board, which consists of representatives from both Vivendi Universal Entertainment and Blackstone, and with the representatives of the issuers.

Principles of combination

        Our combined financial statements include the amounts of Holding I and Holding II, which are held under common control and all of their subsidiaries: UCDP, Universal Parks & Resorts Vacations, UCRP, UCDP Finance, UCFH I Finance and UCFH II Finance. All significant intercompany balances and transactions have been eliminated upon combination.

        In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation (FIN) 46, "Consolidation of Variable Interest Entities" (FIN 46). FIN 46 provides a new consolidation model, which determines control and consolidation of entities based on potential variability in gains and losses of the entities being evaluated for consolidation. We own a 50% interest in UCRP, which was historically accounted for under the equity method. Based on FIN 46, we determined that UCRP is a variable interest entity. Accordingly, our combined financial statements for 2003 and all subsequent periods include the results of UCRP. Our combined financial statements as of December 28, 2002, and during 2002 and 2001 do not include the results of UCRP. UCRP operates a restaurant in CityWalk. Total assets of UCRP at December 27, 2003 were $21.9 million. Total revenues of UCRP during 2003 were $24.1 million.

Revenue recognition

        Operating revenue primarily consists of sales related to theme park passes, merchandise and food and beverage. Revenue from theme park passes is recognized at the time passes are redeemed. For passes not redeemed, revenue is recorded based on our historical redemption patterns. Revenue from theme park annual passes is recognized in equal installments over the life of the annual pass. Revenue from food and beverage and merchandise is recognized at the time of sale.

Property and equipment

        Property and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of those assets. Changes in circumstances such as changes to our business model could result in an impairment of our property and equipment. In addition, it could also result in the actual useful lives differing from our estimates. We review our assumptions whenever a change in these circumstances occurs. If we determine that the carrying value of our property and equipment is not recoverable, we would record a property and equipment impairment adjustment. If we determine that the useful life of property and equipment should be shortened, such as finalizing the date a ride will be closed as part of developing a new ride, we would depreciate the net book value in excess of the salvage value, over the revised remaining useful life, thereby increasing depreciation expense. Our combined financial statements do not include any such significant adjustments related to impairment. However, 2003 includes $2.8 million in additional depreciation related to shortening the useful life of specific property that will no longer be in use. In addition, 2002 includes $1.3 million in additional depreciation expense related to rides closed in late 2002 so that we could develop and open new rides in 2003 and 2004. These new rides include Jimmy Neutron's Nicktoon Blast™ and Shrek 4-D™, which both opened in 2003, and Revenge of the MummySM, which opened in 2004.

Allowance for doubtful accounts

        We perform ongoing credit evaluations of our customers and adjust credit limits based on customer payment history and current credit worthiness. In addition, we continuously monitor collections and payments from our customers. Using some of this information, we periodically make judgments regarding the collectability of outstanding receivables and provide appropriate allowances when collectability is in doubt. In addition, we provide a general allowance for outstanding receivables in good standing based on our historical bad debt experience.

        At September 26, 2004, our allowance for doubtful accounts was $1.1 million, which was comparable to the allowance of $0.9 million at December 27, 2003. Our allowance at December 27, 2003, was $1.8 million lower than the allowance of $2.7 million at December 28, 2002. Our December 28, 2002 allowance was $0.8 million lower than the $3.5 million allowance at December 29, 2001. These decreases are primarily due to settling specific receivables that were outstanding and included in the allowance at December 28, 2002 and December 29, 2001.

Provision for inventory

        Inventory, which primarily includes spare parts for the theme park rides, food and beverage and merchandise, is recorded at the lower of cost or market. We periodically make judgments regarding the realizable value of certain slow-moving and obsolete inventory. For spare parts, these judgments are based on use of the parts on specific rides. If we decide to close down a ride as part of developing a new ride, we specifically review spare parts related to the ride being closed for impairment. For merchandise, these judgments are based on the demand of our customers. When the realizable value is less than the average cost, we record an inventory provision.

        At September 26, 2004, we had a $3.3 million inventory provision. This included $3.2 million for slow-moving merchandise and $0.1 million for obsolete spare parts. In connection with the opening of Universal's Islands of Adventure, we purchased large quantities of merchandise. Since 1999, we have been working through a significant portion of this volume. Subsequent to our 2004 peak season, we reanalyzed our strategy related to merchandise. Although we believe we can sell a majority of this merchandise, more profitable merchandise could be utilizing its shelf space. Accordingly, we have changed our strategy, which included recording an additional provision for slow moving merchandise of $2.0 million during the nine months ended September 2004. In connection with this new strategy, we will be donating more than $1.0 million in merchandise to charities.

        At December 27, 2003, our inventory provision was $2.5 million, which included $1.1 million for slow-moving merchandise and $1.4 million for obsolete spare parts. This provision for slow-moving merchandise at December 27, 2003 is comparable to the $1.7 million and $1.2 million provision at December 28, 2002 and December 29, 2001, respectively. The provision for obsolete spare parts at December 27, 2003, December 28, 2002, and December 29, 2001 was primarily recorded in 2001 and relates to rides at Universal Studios Florida that were closed so that we could develop and install new rides. During the nine months ended September 2004, the spare parts related to these closed rides were disposed of, which reduced our obsolete spare parts provision by $1.3 million.

Litigation

        We are currently involved in certain legal proceedings and have accrued our estimate of the probable costs for the resolution of these claims. This estimate has been developed in consultation with outside counsel and is based upon an analysis of potential results, assuming a combination of litigation and settlement strategies. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to these proceedings. See Note 13 to our combined financial statements for more detailed information on litigation exposure.

Results of operations

	Year ended			Nine months ended
(in thousands)	December 2001	December 2002	December 2003	September 2003	September 2004
				(unaudited)
Paid Theme Park Admissions	10,299	10,367	10,598	8,282	9,362
Operating revenues:
Theme park pass revenue	$377,292	$366,076	$378,351	$293,446	$346,645
Theme park food and beverage, theme park merchandise and other revenue	297,976	311,543	350,957	271,554	318,127

Total operating revenues	675,268	677,619	729,308	565,000	664,772
Costs and operating expenses:
Theme park operations	145,411	152,002	152,185	113,376	117,110
Theme park selling, general and administrative	136,316	132,655	127,025	100,483	126,234
Theme park cost of products sold	90,795	94,375	93,001	71,072	82,457
Special fee payable to an affiliate of Vivendi Universal Entertainment and consultant fee	43,977	44,075	46,159	35,805	42,528
Depreciation and amortization	146,588	136,631	131,826	100,733	90,864
Other	84,701	76,973	108,191	84,618	95,808

Total costs and operating expenses	647,788	636,711	658,387	506,087	555,001

Operating income	27,480	40,908	70,921	58,913	109,771
Other expenses	114,782	92,660	123,205	91,533	85,353

Net income (loss)	$(87,302)	$(51,752)	$(52,284)	$(32,620)	$24,418

General

        Our revenue is derived primarily from theme park passes (approximately 52.1%, 51.9%, 51.9%, 54.0%, and 55.9% of total revenues in the nine months ended September 2004 and 2003, and in 2003, 2002, and 2001, respectively), theme park food and beverage (approximately 13.1%, 13.5%, 13.2%, 14.0%, and 13.8% of total revenues in the nine months ended September 2004 and 2003, and in 2003, 2002, and 2001, respectively), theme park merchandise (approximately 11.4%, 11.3%, 11.2%, 12.2%, and 11.6% of total revenues in the nine months ended September 2004 and 2003, and in 2003, 2002, and 2001, respectively), CityWalk (approximately 6.5%, 6.2%, 6.9%, 6.2%, and 5.7% of total revenues in the nine months ended September 2004 and 2003, and in 2003, 2002, and 2001, respectively), and Universal Parks & Resorts Vacations (approximately 5.0%, 4.7%, 4.9%, 5.5%, and 5.4% of total revenues in the nine months ended September 2004 and 2003, and in 2003, 2002, and 2001, respectively). Our primary operating costs include theme park operations, theme park selling, general and administrative costs, theme park cost of products sold, a special fee payable to an affiliate of Vivendi Universal Entertainment, a consultant fee, depreciation and amortization, and interest.

Seasonality

        Theme park attendance follows a seasonal pattern which coincides closely with holiday and school schedules. The year begins with the end of the peak Christmas and New Year's holiday period. When children return to school, attendance levels subside. Minor attendance increases occur during the Martin Luther King, Jr. holiday in January and the Presidents' Day holiday in February. During the March to April timeframe, spring break and Easter vacation periods drive seasonally high attendance. Since the peak spring break period fluctuates from year to year between the end of the first quarter and the beginning of the second quarter, historical quarterly financial information might not be comparable. May is a traditionally slow attendance period. June marks the beginning of the summer attendance peak when local schools are out for the summer. This peak attendance period continues throughout the month of June, as schools outside of Florida finish their terms. The peak summer period includes the entire month of July and the first few weeks in August. Local schools begin as early as the first week of August. Attendance levels continue to decline through Labor Day, when schools outside of Florida begin. Excluding special events such as "Rock the Universe" in September and "Halloween Horror Nights" in October, the period from September through November is seasonally slow, with an attendance spike around Thanksgiving week. Attendance falls again after Thanksgiving weekend, and does not pick up until the third week of December, when the peak Christmas and New Year's holiday period begins.

Nine months ended September 2004 compared to nine months ended September 2003

        Paid Theme Park Admissions increased 13% in 2004 compared to the same period in 2003. This increase reflects an overall improvement in the tourism industry, as well as the impact of our marketing programs and the success of our new rides at Universal Studios Florida, including Revenge of the MummySM, which opened in the nine months ended September 2004, and Jimmy Neutron's Nicktoon Blast™ and Shrek 4-D™, which both opened during the first half of 2003. This increase also covers the negative impact of several hurricanes hitting Central Florida during August and September of 2004, which required us to close our parks for three days. Except for a one-day closing in 1999, this was the first time that we have closed our parks for a full day since we opened in 1990. All our point of origin markets continue to show improvement versus 2003, including growth of 24%, 10%, and 6%, respectively, in our international, outer United States, and Florida markets. Based on the seasonality of our theme park admissions, these results are not necessarily indicative of the results for the full year.

        Theme Park Pass Revenue was favorable due to higher theme park paid admissions and selective increases in theme park pass prices, which occurred in January and April of 2004. Theme Park Food and Beverage, Theme Park Merchandise and Other Revenue was also favorable. This was primarily due to $10.9 million and $10.4 million, respectively, in increased theme park food and beverage and theme park merchandise revenue generated both by higher theme park admissions and guest per capita spending. In addition, we had $7.1 million in additional revenue from our CityWalk venues (including UCRP); $6.5 million in additional revenue related to passes that allow guests value-added access to our rides; $4.7 million in additional revenue from Universal Parks & Resorts Vacations; $4.0 million in incremental special event business; $2.9 million in additional revenue related to the timing of pass holder redemptions; and $1.1 million from additional parking revenue.

        Our favorable results from paid admissions also directly impacted some of our expenses. Theme Park Operations increased, which was largely due to $2.7 million related to both an increase in admissions and training our personnel and operating our new rides. The increase in Theme Park Selling, General and Administrative was primarily due to $10.3 million in additional accruals related to our long-term incentive and bonus plans; $9.4 million related to additional marketing; and $3.0 million in costs related to the hurricanes. As a percentage of theme park food and beverage and merchandise revenue, Cost of Products Sold was consistent at 50.7%, in spite of recording an additional provision for merchandise inventory of $2.0 million. Depreciation and Amortization was favorable largely due to a reduction of depreciation related to certain assets with lives of 5 years becoming fully depreciated during the nine months ended September 2004. Other Costs and Operating Expenses increased, which was principally due to $4.6 million related to revenue growth at our CityWalk venues (including UCRP); $3.3 million related to revenue growth from Universal Parks & Resorts Vacations; and $1.6 million related to increased revenue from special events. Other Expenses was favorable primarily due to changes in the fair market value of our interest swaps.

2003 compared to 2002

        Paid Theme Park Admissions increased slightly in 2003 from 2002. This was driven by a 7% increase in paid admissions generated by the domestic market, partially offset by a 5% decrease in paid admissions from the international market. Paid admissions grew 19% in January 2003 as compared to 2002 due to a strong holiday period. From February 2003 until May 2003, paid admissions were down 5% as compared to 2002 largely due to terrorism alerts and the war in Iraq. Paid admissions stabilized in June 2003. In July and August, we had record months, up 6% compared to 2002. From September to December 2003 paid admissions continued to show growth of 4% compared to 2002. We believe these attendance trends, especially the effects of the events of September 11, 2001 and the war in Iraq, were consistent throughout the Orlando market.

        The favorable results from Theme Park Pass Revenue were driven by higher theme park admissions, generated partially by admission records in July and August, and selective increases in theme park pass prices, partially offset by an increased usage of multi-day tickets. Based on our adoption of FIN 46, Theme Park Food and Beverage, Theme Park Merchandise and Other Revenue in 2003 increased by $20.9 million. Excluding the affects of FIN 46, Theme Park Food and Beverage, Theme Park Merchandise and Other Revenue increased $18.6 million in 2003, or 6.0%. This increase was primarily due to $9.1 million in additional revenue related to passes that allow guests value-add ride access and $8.4 million in additional revenue from CityWalk.

        Based on our adoption of FIN 46, Total Costs and Operating Expenses in 2003 increased by $15.4 million. Excluding the affects of FIN 46, Total Costs and Operating Expenses increased $15.8 million in 2003, or 21%. Although attendance increased slightly, Theme Park Operations remained relatively flat. The decrease in Theme Park Selling, General and Administrative was largely due to $2.4 million related to consolidating certain sales and marketing functions and a $1.8 million reduction in our 2003 non-media expenditures. As a percentage of theme park food and beverage and merchandise revenue, Cost of Products Sold decreased to 52.3% from 53.1%, which was primarily due to improving profit margins on merchandise. Depreciation and Amortization also decreased, which was primarily due to a reduction of depreciation of $9.7 million related to certain assets with lives of 3 years becoming fully depreciated at the end of 2002 and during 2003, partially offset by $2.7 million in additional depreciation related to shortening the useful life of specific property that will no longer be in use, and $1.5 million in depreciation on the new rides that opened during the second quarter of 2003, including Jimmy Neutron's Nicktoon Blast™ and Shrek 4-D™. Besides the impact of adopting FIN 46, the increase in Other Costs and Operating Expenses was principally due to expensing $0.9 million in costs incurred to issue $500.0 million in UCDP notes, $2.5 million in additional reserves recorded for legal claims, and $5.2 million related to revenue growth at CityWalk. Additionally, the comparison to 2002 was adversely affected by $3.7 million related to the reduction of our compensated absences accrual and the acquisition of $3.9 million in property and equipment located in a restaurant in CityWalk in 2002, which was recorded as an offset to other costs and operating expenses in 2002. Other Expenses increased largely due to a higher interest rate related to the UCDP notes sold on March 28, 2003.

2002 compared to 2001

        Paid Theme Park Admissions increased 1% in 2002 from 2001. The impact of the events of September 11, 2001 continued to affect our attendance during the first three quarters of 2002, which showed a decrease of 2% compared to 2001. The fourth quarter showed signs of recovery, with 2002 attendance increasing 13% compared to 2001. Although attendance has been reasonably stable between 2002 and 2001, the consumer dynamics have changed. Growth in the domestic market, which increased by 8%, was offset by lower attendance from the international market. International attendance decreased 14%, which was primarily driven by attendance decreases from the United Kingdom, Europe and South America. We believe these attendance trends, especially the effects of the events of September 11, 2001 and the impending war in Iraq, were consistent throughout the Orlando market.

        The unfavorable results from Theme Park Pass Revenue were driven largely due to the effects of September 11, 2001. Promotional programs enabled us to increase our paid admissions but this increase was more than offset by the resulting decrease in revenue per paid admission. These promotional programs include "Hero Salute," which offered discounted tickets to active military, police, fire and emergency personnel across the United States and "Third Day Free" on our two-day pass. The increase in Theme Park Food and Beverage, Theme Park Merchandise and Other Revenue was principally due to higher food and beverage and merchandise revenue of $6.6 million, or 4%, driven by improved per capita spending and slightly higher attendance levels. In addition, during 2002 we generated additional revenue from several sources, including $3.0 million from CityWalk, $0.9 million from parking, $0.8 million from our production studio and $1.5 million related to an increase in offsite stores.

        Theme Park Operations were up, which was primarily due to $1.0 million in increased security costs at our theme parks subsequent to September 11, 2001, $2.4 million in costs associated with enhancing entertainment at Universal Studios Florida and Universal's Islands of Adventure and $2.4 million in additional maintenance costs. These expenses were offset by savings in Theme Park Selling, General and Administrative, which was largely due to a reduction in spending and a reallocation of resources to more effective marketing and sales channels. As a percentage of theme park food and beverage and merchandise revenue, Cost of Products Sold remained constant at 53.1%. Depreciation and Amortization decreased, which was principally due to certain assets with lives of 3 years at Universal's Islands of Adventure and CityWalk becoming fully depreciated in 2002. Other Costs and Operating Expenses also decreased, which primarily relates to CityWalk. This includes overall operating efficiencies of $1.1 million in 2002 and acquiring $3.9 million in property and equipment located in a restaurant in CityWalk in 2002. Since we acquired the property and equipment in exchange for the termination of a long-term lease and the forgiveness of outstanding debt, we recorded the fair value of the property and equipment as an offset to other costs and operating expenses. In addition, we recorded $3.7 million in 2002 as an offset to other costs and operating expenses related to the reduction of our compensated absences accrual. Other Expenses were favorable largely due to interest expense, which decreased primarily due to a lower average interest rate on our debt and a lower average debt balance resulting from amortization payments made during 2002 and 2001.

Liquidity and capital resources

        Historically, our principal source of liquidity has been cash flow generated from operations, and our principal liquidity requirements have been for capital expenditures, debt retirement, and working capital.

        During the nine months ended September 2004 and 2003, respectively, net cash provided by operating activities was $183.9 million and $169.2 million. This increase, which totaled $14.7 million, was primarily driven by increasing our net income by $57.0 million; offset by a $9.6 million legal settlement payment; $9.2 million in payments of special fees to an affiliate of Vivendi Universal Entertainment; the timing related to our working capital; the impact of our interest rate swaps; and lower depreciation in 2004. During 2003, 2002, and 2001, net cash provided by operating activities was $142.7 million, $94.0 million, and $95.3 million, respectively. The increase from 2002 to 2003 of $48.7 million was primarily driven by the timing of our working capital. The impact between 2002 and 2001 was influenced by increasing our net income by $35.6 million, offset largely by the swing of our working capital.

        Net cash used for investing activities in the nine months ended September 2004 and September 2003, and in 2003, 2002, and 2001, totaled $15.7 million, $1.4 million, $13.0 million, $22.5 million, and $37.3 million, respectively. We expect to spend a total of $41.9 million on capital projects during 2004, compared to $53.5 million spent on capital projects during 2003. The total for the nine months ended September 2004 consisted primarily of $20.1 million in capital expenditures, offset by $3.8 million in cash received from a land sale. During the nine months ended September 2003, net cash used in investing activities consisted of $39.7 million in capital expenditures, offset primarily by $37.9 million in cash flows from one-time items. During 2003, the total consisted of these same cash inflows, offset by $53.5 million in capital expenditures. The cash inflows for both the nine months and year ended 2003 periods primarily included $10.9 million in cost-sharing reimbursement proceeds from Universal Studios Japan related to the design and technology of The Amazing Adventures of Spider-Man® ride; $12.5 million in proceeds related to selling 81 acres of undeveloped land; and $14.5 million in proceeds related to a 2002 capital claims settlement. During 2002 and 2001, the total consisted primarily of $26.1 million and $39.5 million in capital expenditures, respectively. In the nine months ended September 2004, and in 2003 and 2002, capital expenditures included $6.8 million, $37.7 million and $16.7 million, respectively, for the development of three new rides at Universal Studios Florida. Two of the rides, Jimmy Neutron's Nicktoon Blast™ and Shrek 4-D™, were completed and opened in 2003. The other ride, Revenge of the MummySM, opened in 2004.

        During the nine months ended September 2004, net cash used for financing activities was $178.3 million, which principally included prepayments of $172.2 million on UCDP's senior secured credit agreement and partner distributions of $5.0 million. These debt prepayments were applied in forward order of maturity and included $37.4 million related to UCDP's required annual excess cash flow payment. As a result, principal amortization on UCDP's senior secured credit agreement was eliminated until December 31, 2005. During the nine months ended September 2003, net cash used for financing activities was $28.1 million. During 2003, net cash used in financing activities was $29.2 million. For both 2003 periods, the totals principally related to the offering of the UCDP notes; payments on UCDP's senior secured credit agreement; and payments of an aggregate of $10.0 million in partner distributions. Net cash used for financing activities during 2002 and 2001 was $130.4 million and $5.2 million, respectively, primarily representing net payments on our long-term borrowings, partially offset in 2002 by partner contributions of $50.0 million.

        On March 28, 2003, UCDP issued the UCDP notes which are $500.0 million principal amount of 11 3/4% senior notes, interest payable semi-annually, that mature on April 1, 2010, which were issued at a discount of $5.8 million, and UCDP amended UCDP's senior secured credit agreement with JPMorgan Chase Bank, N.A. and the other banks party thereto. The amendment to UCDP's senior secured credit agreement required that a portion of the proceeds from the offering of the UCDP notes be used to prepay $372.8 million of outstanding indebtedness under UCDP's senior secured credit agreement. In connection with the amendment, the debt amortization schedule until December 31, 2004 was eliminated, certain covenants were modified, and an additional $50.0 million revolving credit facility was made available by several of the banks that are parties to UCDP's senior secured credit agreement. Further, a portion of the proceeds from the offering of the UCDP notes was used to repay and cancel UCDP's $50.0 million revolving credit facilities with Wachovia Bank and Fleet National Bank and to increase UCDP's cash by $50.0 million.

        At September 26, 2004, our total debt was $1,003.8 million, which included $495.4 million outstanding under the UCDP notes ($500.0 million, net of a remaining discount of $4.6 million) and $508.4 million outstanding under UCDP's senior secured credit agreement. At September 26, 2004, we also had $196.1 million in cash and unused revolving credit, consisting of $103.9 million in cash and $92.2 million available under UCDP's revolving credit facilities. At December 27, 2003, our total debt was $1,175.4 million, which included $494.8 million outstanding under the UCDP notes ($500.0 million, net of a remaining discount of $5.2 million) and $680.6 million outstanding under our senior secured credit agreement. At December 27, 2003, we had $214.6 million of cash and unused revolving credit, consisting of $114.0 million in cash and $100.6 million available under UCDP's revolving credit facilities, compared to $74.3 million and $73.1 million in cash and available credit at December 28, 2002 and December 29, 2001, respectively.

        UCDP's primary source of liquidity has been and will continue to be cash flow generated from operations, available cash and unused revolving credit facilities. The borrowings under UCDP's pre-existing senior secured credit agreement bore interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) JPMorgan Chase Bank's prime rate and (2) the federal funds rate plus 1/2 of 1% or (b) LIBOR. The initial applicable margin for borrowings at December 27, 2003 under the pre-existing revolving credit facilities and the pre-existing term loan facility was 3.0% with respect to base rate borrowings and 4.0% with respect to LIBOR borrowings. The margin on the pre-existing revolving credit facilities could be reduced subject to UCDP attaining and maintaining certain leverage ratios. In addition to paying interest on outstanding debt, UCDP paid a commitment fee equal to 0.5% per annum of the unutilized commitments under one of its pre-existing revolving credit facilities and 1.0% under its other pre-existing revolving credit facility. Principal amounts available under one of UCDP's pre-existing revolving credit facilities would have declined quarterly to zero at June 30, 2007. The amounts available under the other pre-existing revolving credit facility would not have declined until its scheduled expiration on June 30, 2007.

        At September 26, 2004, after giving effect to the Financing Transactions, we would have had outstanding $450.0 million of indebtedness, represented by the notes, $500.0 million in UCDP notes (offset by a remaining unamortized discount of $4.6 million), a term loan of $550.0 million, an available revolving credit facility of $100.0 million (of which $100.0 million will be available) and a cash balance of $52.0 million. In addition, UCDP may borrow up to $200.0 million of incremental term loans from time to time. Both the UCDP notes and the notes mature in 2010. Principal amounts under the amended and restated senior secured credit agreement decline by 1% annually with a maturity payment of $517.0 million due in 2011.

        UCDP's amended and restated senior secured credit agreement, the UCDP notes and the notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to sell assets, incur additional indebtedness, repay other indebtedness (including the notes), pay certain distributions, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing our indebtedness and change the business conducted by us and our subsidiaries. In addition, the amended and restated senior secured credit agreement contains the following financial covenants: a maximum total leverage ratio; a minimum interest coverage ratio; and a limitation on capital expenditures.

        We believe that funds generated from operations and available borrowing capacity will be adequate to fund our debt service requirements, capital expenditures and working capital requirements for the near future. We did not need the proceeds of the offering of the original notes to satisfy our debt service requirements or to continue in existence. We believe that our current financial position and financing plans will provide flexibility in financing activities and permit us to respond to changing conditions. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available to us under UCDP's amended and restated senior secured credit facilities in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. Our ability to continue to fund these items and continue to reduce debt could be adversely affected by the occurrence of unfavorable events.

        Under the terms of UCDP's partnership agreement, a special fee is payable to an affiliate of Vivendi Universal Entertainment through Universal CPM equal to 5% of certain gross operating revenue, as defined, generated from each of Universal Studios Florida and Universal's Islands of Adventure. Deferred special fees bear interest at the prime rate. The special fee generated from Universal's Islands of Adventure since its opening had been deferred until Blackstone received equity distributions from the operating profits generated from Universal's Islands of Adventure in an aggregate amount equal to $234.7 million. As a result of the distributions made to Blackstone by the issuers as part of the Financing Transactions, Blackstone acknowledged, as between the partners, that the equity distribution conditions to the Universal's Islands of Adventure special fees have been satisfied. In addition, the indenture governing the UCDP notes provides that the special fee may only be paid upon achievement by UCDP of certain leverage ratios. Up to $20.0 million of the current portion of special fees may only be paid if UCDP's ratio of debt to EBITDA is 5.0 to 1.0 or less, which was met during the nine months ended September 2004. Accordingly, during the nine months ended September 2004, UCDP paid fees of $9.2 million to an affiliate of Vivendi Universal Entertainment. In addition, at September 26, 2004, our combined balance sheet included $6.5 million classified as current liabilities related to the current portion of the special fees payable to an affiliate of Vivendi Universal Entertainment. All current and deferred special fees may only be paid if UCDP's ratio of debt to EBITDA is 4.0 to 1.0 or less, which was met during the three months ended September 2004. Accordingly, at September 26, 2004, our combined balance sheet included $10.9 million classified as current liabilities related to the deferred portion of the special fees payable to an affiliate of Vivendi Universal Entertainment. In addition, at September 26, 2004 and December 27, 2003, respectively, UCDP had long-term deferred special fees payable to an affiliate of Vivendi Universal Entertainment of $143.5 million and $137.4 million. At September 26, 2004, after giving effect to the Financing Transactions, we would have had total deferred special fees payable to an affiliate of Vivendi Universal Entertainment of $40.9 million.

        The following table reflects our estimated contractual obligations as of December 27, 2003, which does not include the Financing Transactions or any future interest on the long-term borrowings:

	Payments due by fiscal period
(Dollars in millions)	Total	2004	2005 to 2006	2007 to 2008	2009 and Beyond
Contractual obligations:
Long-term borrowings	$1,180.7	$37.4	$483.0	$160.3	$500.0
Capital lease obligations	1.2	0.5	0.6	0.1	—
Operating lease obligations	17.2	3.6	5.3	3.0	5.3
Purchase obligations	38.3	23.5	7.8	7.0	—
Deferred special fee payable to an affiliate of Vivendi Universal Entertainment	137.4	—	—	—	137.4
Other long-term liabilities	5.6	—	—	—	5.6

Total contractual obligations	$1,380.4	$65.0	$496.7	$170.4	$648.3

        We are exposed to market risks relating to fluctuations in interest rates. Our practice is to utilize derivative financial instruments to manage a portion of these interest rate risks. At September 26, 2004, December 27, 2003, and December 28, 2002, we had several interest rate swap agreements outstanding with an aggregate notional debt amount of $184.8 million, $449.2 million, and $540.0 million, respectively. These swap agreements are accounted for in accordance with Statement of Financial Accounting Standards (SFAS) 133 "Accounting for Derivative Instruments and Hedging Activities." The swap agreements provide for quarterly reductions in notional value until expiration in early 2006. These agreements effectively convert our variable interest rate on a portion of our long-term debt to fixed rates ranging from 10.7% to 10.8% at December 27, 2003. During the nine months ended

September 2004 and September 2003, and during 2003, 2002, and 2001, respectively, the fair value of these interest rate swaps changed by $8.7 million, $16.3 million, $22.8 million, $2.3 million, and $22.4 million, which was recorded as a change in fair value of interest rate swaps in our comprehensive income.

        At September 26, 2004, December 27, 2003, and December 28, 2002, we also had swap agreements that did not qualify for hedge accounting treatment under SFAS 133. During the nine months ended September 2004 and September 2003, and during 2003 and 2002, respectively, the fair value of these interest rate swaps changed by $3.1 million, $2.7 million, $1.2 million, and $2.1 million, which was recorded as a change in fair value of interest rate swaps in our combined income statements.

        As of September 26, 2004, after giving effect to the Financing Transactions, none of our swaps would have qualified for hedge accounting treatment under SFAS 133. In addition, we would have had $685.0 million of unhedged variable rate debt. Based on these variable-rate obligations, each 1% increase or decrease in the level of interest rates would, respectively, increase or decrease our annual interest expense and related cash payments by approximately $6.85 million. Such potential increases or decreases are based on certain simplifying assumptions, including a constant level of variable-rate debt for all maturities and an immediate, across-the-board increase or decrease in the level of interest rates with no other subsequent changes for the remainder of the period.

        We are exposed to credit loss in the event of nonperformance by the other party to the derivative financial instruments. We limit this exposure by entering into agreements directly with a number of major financial institutions that meet our credit standards and that are expected to satisfy fully their obligations under the contracts. We view derivative financial instruments as a risk management tool and do not use them for speculative or trading purposes.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities" (SFAS 149), which amended and clarified financial accounting and reporting for derivative instruments and for hedging activities under SFAS 133. Adoption of SFAS 149 has not had a material impact on our financial position or results of operations.

Recent accounting pronouncements

        We adopted Statement of Financial Accounting Standards (SFAS) No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144) effective October 1, 2001. SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. There has been no impairment of our long-lived assets. In April 2002, the FASB issued SFAS 145, "Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections." This statement rescinds SFAS 4, SFAS 44, and SFAS 64. In addition, it also amends SFAS 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Adoption of SFAS 145 has not had a material impact on our financial position or results of operations.

        In June 2002, the FASB issued SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with earlier application encouraged. Adoption of SFAS 146 has not had a material impact on our financial position or results of operations.

        In December 2002, the FASB issued SFAS 148, "Accounting for Stock-Based Compensation—Transition and Disclosure," an amendment of SFAS 123. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. Because we have historically accounted for stock options under the intrinsic method, adoption of SFAS 148 has not had a material impact on our financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" (SFAS 150). SFAS 150 provides standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and for all other instruments for interim periods beginning after June 15, 2003. Adoption of SFAS 150 has not had a material impact on our financial position or results of operations.

        The Emerging Issues Task Force issued EITF Issue 00-21, "Revenue Arrangements with Multiple Deliverables" (EITF 00-21). This new accounting rule addressed revenue recognition for revenues derived from a single contract that contains multiple products or services. The rule provides additional requirements to determine when such revenues may be recorded separately for accounting purposes. This statement is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Adoption of EITF 00-21 has not had a material impact on our financial position or results of operations.

Compensation

        Vivendi has granted stock options to certain of our key employees. These stock options give our employees the right to purchase Vivendi American Depository Shares at a set price (exercise price) or receive cash for the difference between the market value and the exercise price on their vested stock options. Following the closing of the NBC Universal Transaction, Vivendi is no longer providing new stock options to our employees. Historically, we have been responsible for the expense and the cash payment related to these stock options granted prior to the close of the NBC Universal Transaction. Accordingly, if one of our employees were to exchange their options for the cash difference between the grant price and market price, we would have paid this difference directly to the employee. However, as part of the NBC Universal Transaction, this responsibility was transferred to Vivendi. Accordingly, stock options granted prior to the close of the NBC Universal Transaction and exercised after the close of the NBC Universal Transaction will have no future impact on our combined financial statements.

        UCDP has a Long-Term Incentive Plan to provide certain of its senior officers the opportunity to benefit from UCDP's growth in value and to provide incentives to those employees to contribute to the success of our business. Under the plan, these employees are granted Value Appreciation Rights ("VARs"), the value of which is generally based upon the growth in market value of the equity ownership interests of UCDP's general and limited partners. These VARs became automatically exercisable in exchange for cash on January 1, 2005. The payout value will be calculated based upon an earnings multiple from the financial results generated during 2004. UCDP accrues the estimated payout value using the straight-line method over the term of the plan. Due to UCDP's favorable results during the nine months ended September 2004, UCDP increased its accrual related to the value of the outstanding VARs by $8.1 million, which gave UCDP an ending accrual balance of $10.3 million at September 26, 2004 compared to $2.2 million and $1.9 million, respectively, at December 27, 2003 and December 28, 2002.

INDUSTRY OVERVIEW

        The statements regarding industry outlook, trends, the future development of the theme park industry and other non-historical statements contained in this section are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, all of which are out of our control, and some of which are described in the "Risk factors" section.

General

        The U.S. theme park industry is comprised of over 450 theme parks located all over the continental United States, including local amusement parks, larger regional parks, which tend to focus on roller coasters and other "iron rides", and larger scale destination theme parks. Theme park attendance and nearby hotel occupancy generally peak during school vacation periods over the summer and during early winter and spring holiday periods.

        Total revenues of the U.S. theme park industry grew by 5.0% from $10.0 billion in 2002 to $10.5 billion in 2003. Since 1997, total revenues for the U.S. theme park industry grew approximately 25%. The market size of the U.S. theme park industry is expected to grow approximately 24% from $10.5 billion in 2003 to $13.0 billion in 2007.

        Many participants in the industry use popular characters to market their parks and to provide an enhanced family entertainment experience. They feature the characters in advertising, as street entertainers and in attractions and retail outlets in an attempt to create brand association, increase attendance, support higher ticket prices and increase in-park spending. The guest experience is further enhanced by the use of technological advances which have included 3-D film, motion-based simulation and enhanced special effects.

        Orlando and Southern California are uniquely positioned as the home of destination theme parks (where theme park visits make up a material component of visitors' vacations). Destination theme parks offer a greater variety of packaged promotions to consumers than single-day theme parks.

Competitive environment

        Companies in the theme park industry benefit from limited direct competition since the combination of a finite supply of real estate appropriate for theme park development, high initial capital investment, long development time and zoning restrictions provides theme park companies with a significant degree of protection from competitive new theme park openings. Industry experts estimate that it costs at least $200.0 million and takes a minimum of two years to construct a new regional theme park.

        The theme park industry is highly consolidated, with the five largest companies in the industry accounting for over 98% of total market revenues in 2003.

Orlando theme parks

        Orlando is the number one vacation destination in the United States and is a growing metropolitan market, with a population of 1.8 million. Orlando's population is projected to grow by approximately 23% by 2013 making it the third fastest growing metropolitan area in the United States. In 2003, Orlando hosted over 45.0 million visitors, which represents 5% growth over 2002.

        With seven major theme parks, Orlando has the largest annual theme park attendance in the United States. The Orlando market began to develop in the early 1970s with the opening of Walt Disney World's Magic Kingdom. Over the next 30 years, seven major theme parks were built in Orlando, with the newest theme park, Universal's Islands of Adventure, opening in 1999.

Orlando market

  Accommodations

        In 2003, the greater Orlando area had approximately 112,000 hotel rooms, making Orlando one of the largest hotel markets in the country. Several major hotel chains are opening new hotels or expanding existing hotels in the near future. Rosen Shingle Creek Golf Resort is scheduled to open a 1,500-room resort in late 2006. In addition, Peabody and Hyatt are expanding to add 1,000 and 1,500 hotel rooms, respectively.

  Passenger traffic

        Orlando International Airport is the 23rd largest airport in the world, and the 15th largest in the United States, ranked by the number of passengers during 2003 according to the Greater Orlando Aviation Authority. Currently, Orlando International Airport provides non-stop service to 83 destinations in the United States and 19 international cities and served 30.2 million passengers in the 12 months ended July 31, 2004. The Greater Orlando Aviation Authority forecasts project that Orlando International Airport will serve close to 35.0 million passengers annually by the end of 2007.

  Convention/group meeting visitors

        The Orange County Convention Center has 2.1 million square feet of exhibition space, which makes it currently ranked second in the United States in terms of space behind McCormick Place in Chicago. Attendance at the Orange County Convention Center increased 14% from 2002 to 2003.

BUSINESS

Overview

        We own and operate two theme parks, Universal Studios Florida and Universal's Islands of Adventure, and CityWalk, a dining, retail and entertainment complex, at Universal Orlando Resort, a world-class vacation destination. Universal Orlando Resort also includes three themed hotels, The Portofino Bay Hotel, a Loews Hotel, The Hard Rock Hotel and The Royal Pacific Resort, a Loews Hotel, which are located within walking distance of our theme parks and CityWalk. These hotels are owned by UCF Hotel Venture, in which Vivendi Universal Entertainment has an indirect minority interest and were not part of the Financing Transactions. The resort is located in Orlando, Florida. Our theme parks combine well-known movie, TV, comic and story book characters with exciting and technologically advanced rides and attractions. We have made significant investments in our facilities in recent years with expenditures in excess of $2.3 billion for our expansion, including the construction of Universal's Islands of Adventure, CityWalk and related resort infrastructure. In addition, in excess of $580.0 million has been invested in the development of the three on-site resort hotels by UCF Hotel Venture. As a result, we believe Universal Orlando Resort has been transformed from a single-day, one theme park attraction to a multi-day resort destination.

Universal Studios Florida

        Universal Studios Florida is a movie-based theme park designed to allow guests to become part of their favorite movies. Universal Studios Florida features a total of 19 rides, attractions (and one new attraction, Fear Factor Live, currently under construction) and shows along with facades of famous film locations. Some of our current rides and shows are:

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  Revenge of the MummySM:    Guests plunge into total darkness, as they face fireballs, beetles and an army of mummies on a psychological thrill ride. This ride won "Best New Attraction" in 2004 by Theme Park Insider.

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  Shrek 4-D™:    Guests join Shrek, Donkey and Princess Fiona on an all new "4-D" adventure that picks up where DreamWorks' Oscar® winning movie left off.

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  JAWS®:    A multi-sensory water-based ride adventure which brings guests face to face with a three ton great white shark during a boat ride off the coast of Amity.

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  Jimmy Neutron's Nicktoon Blast™:    A wild rocket chase through the world of some favorite Nicktoons®, such as SpongeBob SquarePants® and the Rugrats®.

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  Back To The Future The Ride®:    Guests ride a specially designed DeLorean vehicle and become Doc Brown's time-traveling volunteers as they are led on a wild chase from the Ice Age to the year 2015.

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  Earthquake®—The Big One:    The attraction that introduces visitors to the world of special effects as they experience an 8.3 Richter Scale quake from a San Francisco subway train.

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  E.T. Adventure®:    Guests climb aboard star bound bicycles to help E.T. save his dying planet and continue the saga of one of the world's most beloved screen characters.

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  Terminator 2: 3D Battle Across Time™:    A cyber-adventure attraction that puts guests in the middle of the action with live stunts and high-tech special effects.

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  Twister . . . Ride It Out®:    The attraction that puts guests a mere 20 feet away from the awesome spectacle of a five-story tornado including intensifying winds and pounding rain in an indoor vortex.

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  Men In Black™ Alien Attack™:    The world's first life-size, ride-through interactive video game where guests zap aliens and compete with each other for high scores.

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  Beetlejuice's Graveyard Revue™:    A revue-style show featuring the official Universal monsters such as Frankenstein, Dracula and The Wolfman singing and dancing to rock'n roll classics.

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  Animal Planet Live!™:    A show where the animals take center stage as they execute clever feats, interact with guests, and perform sketches.

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  A Day In The Park With Barney™:    A sing-along interactive show where children can see Barney, Baby Bop and BJ live every day.

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  Fear Factor Live:    Guests perform gravity-defying stunts live in front of thousands as they compete head to head against other guests.

        The streets of Universal Studios Florida feature facades recreating famous movie locations in San Francisco, New York and Hollywood. These facades recreate the "backlot" and are used as locations for filmed entertainment productions. We believe Universal Studios Florida also appeals to younger children with attractions such as Woody Woodpecker's KidZone® and A Day In The Park With Barney™, featuring an interactive show and play area for pre-schoolers. At Nickelodeon Studios®, kids can get a behind-the-scenes tour every day to learn how Nick's popular shows are made, while Animal Planet Live!™ and Beetlejuice's Rock'n Roll Graveyard Revue™ provide entertainment for all ages.

        Food and beverage facilities at Universal Studios Florida include two full service restaurants, four cafeteria-style facilities, for a total of more than 3,800 seats, and 10 fast-food stands.

Universal's Islands of Adventure

        With 16 rides, attractions and shows, Universal's Islands of Adventure was selected as the "World's Top Theme Park" by Theme Park Insider in 2002, 2003 and 2004. This park combines advanced technology, innovative ride design and popular themes and characters to provide guests with exciting entertainment experiences drawn from the great stories of movies, myth and books.

        Visitors enter Universal's Islands of Adventure through a Port of Entry® where they begin their journey through the themed islands of the park. In this area, visitors find numerous street merchants, shops and restaurants. Once through the Port of Entry®, our guests have a panoramic view across a large central lagoon surrounded by five distinct and individually themed islands, all of which opened in 1999:

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  Seuss Landing™:    The beloved characters of Dr. Seuss come to life in Seuss Landing™ with rides and attractions such as The Cat In The Hat™, Caro-Seuss-el™, One Fish, Two Fish, Red Fish, Blue Fish™ and If I Ran The Zoo™. Seuss Landing™ also celebrates Christmas with a highly popular holiday special event appropriately named "Grinchmas™."

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  The Lost Continent®:    In The Lost Continent®, visitors participate in rides and attractions featuring epic heroes and their many adventures, including Dueling Dragons®, the world's first double roller coaster; Poseidon's Fury®, an expedition of explorers that rediscovers a legendary lost underwater city; and the Eighth Voyage of Sindbad®, a live-action stunt showcase, which combines stunts, pyrotechnic effects and high seas heroics. The marketplace at The Lost Continent® surrounds visitors with games of skill and chance, numerous themed shops, and live entertainment.

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  Jurassic Park®:    Visitors to Jurassic Park® encounter the mysteries and wonders of a prehistoric world. The Jurassic Park River Adventure® takes guests on a raft ride tour through Jurassic Park's dinosaur habitats. Camp Jurassic® provides children with a prehistoric playground of dinosaur net traps while the Pteranodon Flyers® coaster ride soars overhead. The Jurassic Park

    Discovery Center® features entertaining and educational hands-on activities designed for the whole family to enjoy.

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  Toon Lagoon®:    In Toon Lagoon®, a line-up of popular comic strip and cartoon characters come to life on rides and attractions such as Popeye and Bluto's Bilge-Rat Barges®, where passengers white-water raft around Popeye's Island in pursuit of Popeye®, Bluto®, Olive Oyl™ and Swee' Pea; and Dudley Do-Right's Ripsaw Falls®, a high-speed log flume ride featuring appearances by the cast of characters from the Dudley Do-Right animated television series.

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  Marvel Super Hero Island®: Visitors to Marvel Super Hero Island® discover superheroes and arch villains locked in battle in a place where good always triumphs over evil. Marvel Super Hero Island® employs a combination of motion simulation and theatrical production techniques to create a unique theme park experience for our guests with such rides as The Amazing Adventures of Spider-Man®, voted "Best Overall Attraction" by Theme Park Insider in 2002, 2003 and 2004; the Incredible Hulk Coaster®, named the number one steel coaster in the world by the Discovery Channel on "Top Ten Coasters" in May 2002; and Dr. Doom's Fearfall®, where guests skyrocket 150 feet straight up and then plunge back to earth in less than 3 seconds.

        Food and beverage facilities at Universal's Islands of Adventure include two full service restaurants, five cafeteria-style facilities, providing a total of more than 3,600 seats, and 18 fast-food and beverage stands.

CityWalk

        CityWalk is a diverse collection of restaurants, retail outlets, nightclubs and a 20 screen cineplex located between the entrances to both Universal Studios Florida and Universal's Islands of Adventure. The 30 acre complex offers free general admission, except for cover charges for admission to various night clubs or shows. Parking is free after 6:00 p.m. Easily accessible by foot or boat from the three on-site hotels and our theme parks, CityWalk's restaurants and storefronts offer a selection of high quality daytime dining and shopping opportunities. In the evening, as guests emerge from our theme parks, CityWalk provides a comprehensive array of nighttime entertainment facilities, including dance clubs and live entertainment. Patrons of CityWalk can enjoy:

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  A wide variety of table service restaurants including the world famous Emeril's® Restaurant Orlando, Hard Rock Cafe® Orlando, Jimmy Buffett's® Margaritaville®, Latin Quarter™, NASCAR Cafe™ and NBA City®, along with numerous fast-food venues featuring various themes designed to cater to a wide variety of tastes.

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  Nightclubs such as Bob Marley—A Tribute to FreedomSM, CityJazz®, the grooveSM and Pat O'Brien's® Orlando that offer guests an array of music from reggae to blues, as well as other live entertainment and dancing; Jimmy Buffett's® Margaritaville® and Latin Quarter™ also turn into nightclubs after 11:00 p.m.

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  The Hard Rock Live!® Orlando concert venue, which has featured such acts as Elton John, Elvis Costello, Maroon 5, Indigo Girls, Kansas, Moody Blues, Sheryl Crow, Smashing Pumpkins, Stone Temple Pilots and Sugar Ray.

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  Retail stores, such as The Endangered Species Store®, Fresh Produce®, Fossil® and Quiet Flight® Surf Shop.

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  A 20 screen movie theater which ranks second in Orlando market share.

        There are 29 facilities at CityWalk. We own and operate 13 of these facilities and lease 16 to third parties and affiliated entities. We manage three of the facilities that we lease to third parties pursuant to management agreements. We also have an ownership interest in three of the entities that lease establishments from us.

Our competitive strengths

  World-class entertainment resort

        We believe that we offer our guests an outstanding resort and entertainment experience with two distinct theme parks featuring live shows and technologically advanced rides and attractions, such as the new Revenge of the MummySM which won "Best New Attraction" in 2004 by Theme Park Insider. Many of our rides, such as The Amazing Adventures of Spider-Man®, voted "Best Overall Attraction" by Theme Park Insider in 2002, 2003 and 2004, employ a combination of motion simulation and theatrical production techniques to create exciting experiences for our guests. Our live shows, such as Beetlejuice's Rock'n Roll Graveyard Revue™ and the Eighth Voyage of Sindbad®, featuring exciting stunts and special effects. The resort experience is enhanced by the convenience of on-site hotel accommodations provided by UCF Hotel Venture and CityWalk's restaurants, stores and other amenities. We focus on guest hospitality and providing clean and well-maintained facilities with compelling food and merchandise offerings. Our increase in market share of Orlando theme park attendance from 17% in 1997 to 23% in 2003 demonstrates the growing popularity of Universal Orlando Resort.

  Orlando, Florida location

        Our theme parks are located in Orlando, Florida, which has seven major theme parks and the largest annual theme park attendance in the United States. According to industry research, Orlando is the number one vacation destination in the United States. Theme park attendance in Orlando has grown rapidly since 1990 from 33.8 million to an estimated 56.2 million in 2003 for a compound annual growth rate of 4.0%. This growth was driven by healthy economic conditions, industry-wide marketing activities, the introduction of new theme parks and attractions and the expansion of Orlando's infrastructure.

  Globally recognizable brands

        We have licenses to use the Universal name and other globally recognized movie, TV, comic and story book characters such as Spider-Man®, The Incredible Hulk™, Shrek® and characters from Dr. Seuss. We believe our collection of characters, brands and themes and our well-established legacy with feature-film production and Hollywood provide us with highly effective means of attracting consumers to our theme parks.

  Capital investment

        Since 1990, we have invested approximately $3.4 billion in our theme parks and resort infrastructure of which $2.3 billion was invested in connection with the opening of Universal's Islands of Adventure, CityWalk and related resort infrastructure. In addition, UCF Hotel Venture has invested over $580.0 million in its three on-site hotels. We believe that this capital investment has created a world-class theme park vacation destination with the most exciting and technologically advanced rides and attractions for our guests.

  Experienced management team

        UCDP has assembled an experienced senior management team. Robert Gault, UCDP's President and Chief Executive Officer, has 41 years of theme park experience, including 12 years with Vivendi Universal Entertainment and its affiliates. Thomas Williams, Chairman and Chief Executive Officer of Universal Parks & Resorts, a division of Vivendi Universal Entertainment, has a substantial role in the oversight and strategic direction of Universal Orlando and was formerly UCDP's President and Chief Operating Officer. Mr. Williams is based in Orlando and has 35 years of experience in the hospitality and leisure industries. Mr. Williams is a member of the board of directors of NBC Universal. UCDP's senior management team has an average of 19 years of experience and leadership in the theme park industry. We believe that UCDP's current management team's experience will help UCDP to continue to grow.

Hotels

        The three themed on-site hotels at Universal Orlando Resort are owned by UCF Hotel Venture, a joint venture indirectly owned 50% by Loews Hotel Holding Corp., 25% by Vivendi Universal Entertainment and 25% by Rank America, Inc. All of the hotels are managed by Loews Hotels. The Portofino Bay Hotel, a Loews Hotel, is a 750-room, four-diamond property that opened in September 1999. The Hard Rock Hotel, is a 650-room property that opened in January 2001. The Royal Pacific Resort, a Loews Hotel, is a 1,000-room property that opened in June 2002. These three hotels have over 130,000 square feet, including an 80,000 square foot meeting facility adjacent to The Royal Pacific Resort, a Loews Hotel, built to capitalize on Orlando's reputation as a convention destination. All three hotels are within walking distance of our two theme parks and CityWalk. The hotels, our theme parks and CityWalk are connected by a waterway with water taxi service based at CityWalk.

        The hotels form an integral part of the total Universal Orlando Resort vacation experience and have been crucial in our transition from a single-day attraction into a resort destination. We are responsible for sales and marketing for the overall destination, including our theme parks, hotels, and CityWalk. Hotel guests that visit our theme parks enjoy many benefits, including:

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  Express access at designated rides.

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  Priority seating at all restaurants within the theme parks and at the restaurants owned or managed by us at CityWalk.

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  Ability to charge expenditures at most of the venues at our theme parks and CityWalk on their hotel room key.

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  Free delivery to a guest's hotel room of any purchase made by a hotel guest at our theme parks.

        We have entered into long-term ground leases with UCF Hotel Venture relating to each of the hotels and derive rental revenue from those leases based on gross hotel revenues. Although we benefit from guests of these hotels visiting our theme parks and CityWalk, we obtain no significant revenue from the operation of these hotels other than rental revenue paid to us by UCF Hotel Venture. These hotels were not part of the Financing Transactions.

Movie production facilities

        In keeping with our Hollywood theme, we maintain a working television and movie production facility on our property, which we believe is the largest facility of its kind in the United States outside of Hollywood. Our movie production facility comprises nine soundstages, a backlot, a two-story building providing temporary office space and capable of housing up to 82 different tenants at any one time, and a production support services building of more than 75,000 square feet that houses approximately 13 different service providers, all offering services that support the movie production facility. Situated between Universal Studios Florida and Universal's Islands of Adventure, our movie production facility provides our guests with a first hand look at movie and television production, whether as witnesses to a shoot in the backlot or as members of a live studio audience. We believe having this facility at our theme park reinforces our strong connection with the "Universal" brand.

        Our movie production facility generated revenues of approximately $3.4 million in 2003, primarily from rentals to third parties of our soundstages and backlot locations for producing commercials, music videos and television shows and pilots.

Marketing and promotion

        Our sales and marketing strategy targets families with children 10 years of age or older. We also target active, outgoing people of all ages who would be motivated to attend without children. We utilize various sales and marketing channels to increase the number of visitors to our theme parks, including national television advertising, internet sales channels, our subsidiary travel company, Universal City Travel Partners d/b/a Universal Parks & Resorts Vacations, sales to timeshare operators and the establishment of national joint marketing partnerships. Our sales and marketing expense for 2003 was $65.6 million. In addition, we also benefit from significant marketing spending by corporate sponsors on our behalf.

National television advertising

        We spend approximately $25.0 million annually on national television advertising, with our marketing activities in this area heavily weighted toward the key vacation planning period of February to May. We launched a new national marketing campaign at the beginning of 2002 to advertise Universal Orlando as "A Vacation from the Ordinary." This message continued through 2004 and was aimed at building awareness for the resort as a whole (and not just our theme parks), especially to visitors from outside of Florida. We believe the campaign was successful in driving increases in awareness, which led to attendance growth from many of our targeted markets.

Internet sales

        Approximately 55% of our theme park guests use the Internet to gather information about us and Internet sales account for approximately 9% of our pass revenue. We have made extensive modifications to our website to help ensure strong brand linkage and ease of navigation. Additionally, we are building our customer relationship management capabilities to further enhance our ability to market our message online. Through our affiliate relationship with Vivendi Universal Entertainment and InterActive Corp., we are gaining access to significant Internet resources, which we believe will enhance our ability to deliver our marketing message to qualified households and sell more tickets to our theme parks. In 2003, we distributed more than 21 dedicated e-mail marketing newsletters that reached over 4.0 million mailboxes.

Universal Parks & Resorts Vacations

        Our subsidiary, Universal Parks & Resorts Vacations, serves as our own travel agency and accounts for almost 9% of pass revenue. Universal Parks & Resorts Vacations primarily sells travel packages to consumers. This includes organizing vacation packages, including theme park passes to Universal Studios Florida and Universal's Islands of Adventure, reservations for air travel and hotel accommodations and rental car transportation. In addition, Universal Parks & Resorts Vacations operates its own travel website, operates guest service desks at more than 40 locations, primarily at key hotels in Orlando, and is expanding its presence on the Internet with more than 10 third party website relationships, such as AAA.com. In 2003, Universal Parks & Resorts Vacations accounted for approximately 9% of our annual paid admissions.

Guests to our theme parks

        Guests to our theme parks can be divided into three distinct categories: U.S. visitors from outside of Florida, international visitors and Florida residents. Our largest market category is U.S. visitors from outside of Florida, representing 49% of our admissions in 2003. We have actively pursued this market category by employing national media campaigns (such as our "A Vacation from the Ordinary" television commercials), partnering with travel agencies and enhancing our Internet marketing with the goal of increasing prepaid multi-day pass sales. In 2003, 27% of our admissions were international visitors, approximately 63% of whom came from the United Kingdom. We encourage these international guests to buy prepaid multi-day passes by using a number of incentives, such as extended length of stay tickets and coupons for food and merchandise. We also partner with a number of major tour operators, particularly in the United Kingdom. In 2003, 24% of our admissions were Florida residents. We have a series of special events to attract Florida residents to our theme parks during the non-peak seasons. Examples of these events include "Halloween Horror Nights®," "Grinchmas™," "Mardi Gras" and the "Macy's Holiday Parade". To capitalize on the strength of these events, we have introduced annual pass programs to maximize attendance from the Florida market.

Timeshare operators and other distribution channels

        A significant portion of our pass sales is generated through our relationships with timeshare operators in the Orlando area. Many timeshare operators purchase passes from us at a discounted price in order to offer those passes to consumers as a reward for taking a tour of their timeshare properties. We also sell discounted passes to timeshare operators for sale to renters of their timeshare properties. Pass sales from the timeshare sales channel constitute approximately 12% of our annual paid admissions. A majority of these passes are sold by a small group of major timeshare operators in the Orlando area. In addition, we have several other primary distribution channels, including AAA, which has more than 70 locations across North America and accounts for approximately 7% of annual paid admissions, hotel guest service desks which account for approximately 4% of annual paid admissions and other key domestic and international travel operators.

Corporate sponsorships

        We enter into sponsorship agreements and benefit from sponsorship agreements entered into by Vivendi Universal Entertainment and its affiliates with national and international companies that provide us with significant marketing exposure but do not require significant cash expenditure on our part. The following is a brief summary of some of the major sponsorship agreements that benefit our business.

The Coca-Cola Company

        The Coca-Cola Company has been granted certain designations, such as, the "Official Soft Drink, Fruit Juice and Sports Drinks of Universal Studios Florida, Universal's Islands of Adventure and CityWalk," and has been given exclusive marketing, advertising and associational rights in the soft drink, sports drink and juice categories with respect to Universal Studios Florida, Universal's Islands of Adventure and CityWalk and has exclusive product availability with respect to soft drinks, juices and sports drinks sold at Universal Studios Florida, Universal's Islands of Adventure and those portions of CityWalk wholly owned or controlled by us or our affiliates. In return, Coca-Cola pays annual sponsorship fees and established a marketing fund for joint promotional activities benefiting us as well as certain other affiliates. This sponsorship agreement continues through December 31, 2012.

Kodak

        The Eastman Kodak Company has been granted the right to market itself as the "Official Imaging Products" of our theme parks and CityWalk, designated as a sponsor of Woody Woodpecker's Nuthouse Coaster® at Universal Studios Florida and The Flying Unicorn® at Universal's Islands of Adventure and has been granted exclusive product sales, advertising and promotion rights at Universal Studios Florida, Universal's Islands of Adventure and those portions of CityWalk wholly owned or controlled by us or our affiliates. Kodak also has a right of first refusal to provide and operate all "image capturing businesses" at our theme parks at its sole expense plus a concession fee payable to us. In return, Kodak pays annual sponsorship fees, establishes an annual marketing fund benefiting us as well as certain other affiliates of Vivendi Universal Entertainment and has constructed image capture kiosks at our theme parks. This sponsorship agreement continues through December 31, 2005.

MasterCard

        MasterCard has been granted exclusive marketing and advertising rights as the "Official Card" of our theme parks and certain other Universal properties owned by our affiliates. In return, MasterCard pays annual sponsorship fees and has committed to certain minimum marketing and promotional expenditures benefiting us as well as certain other affiliates of Vivendi Universal Entertainment. This sponsorship agreement continues through December 31, 2007.

JPMorgan Chase Bank

        JPMorgan Chase Bank has been granted the right to market itself as the "Official Bank" or the "Official Bank Sponsor" of, and to install and operate ATM machines at, Universal Studios Florida, Universal's Islands of Adventure and CityWalk and certain other Universal properties owned by our affiliates. JPMorgan Chase Bank is also designated as the sponsor of the Twister . . . Ride it Out® attraction at Universal Studios Florida and the Jurassic Park River Adventure® attraction at Universal's Islands of Adventure and has been given exclusive marketing, advertising and associational rights in the retail banking products and services categories with respect to UCDP's theme parks, CityWalk and certain other Universal properties owned by affiliates. In return, JPMorgan Chase Bank pays annual sponsorship and ATM fees and has committed to certain minimum marketing and promotional expenditures benefiting us as well as certain other Universal affiliates. This sponsorship agreement continues through November 27, 2007. In addition to this sponsorship agreement, JPMorgan Chase Bank has entered into a domestic marketing alliance agreement with UCDP and other Universal affiliates to create a co-branded credit card. We share revenue from card acquisition and card usage and participate in joint advertising and marketing programs. This alliance continues through November 27, 2007.

Nestle Waters

        Nestle Waters has been granted the right to market itself as the "Official Bottled Water of Universal Studios Florida, Universal's Islands of Adventure and CityWalk," and has been designated as a sponsor of Shrek 4-D™, and has exclusive product availability with respect to bottled water at Universal Studios Florida, Universal's Islands of Adventure and those portions of CityWalk wholly owned or controlled by us or our affiliates. Nestle Waters pays annual sponsorship fees and has committed to minimum marketing and promotional expenditures benefiting us as well as certain other affiliates of Vivendi Universal Entertainment. The sponsorship agreement continues through December 31, 2012.

Competition

        The Orlando theme park market is extremely competitive, with the highest concentration of theme parks per square mile in the world. There are currently seven major theme parks in Orlando. The Walt Disney Company owns four of these: Disney's Magic Kingdom®, Epcot®, Disney-MGM Studios and Disney's Animal Kingdom®. The Magic Kingdom, Disney's original Orlando theme park, targets families with young children and benefits from strong brand recognition of their flagship icon, Mickey Mouse. Epcot is a tour through the countries of the world, Disney-MGM Studios is a movie-based theme park and Disney's Animal Kingdom is an animal based theme park featuring both live and imaginary animal attractions. In addition, Anheuser Busch has a Sea World® water park and the new Discovery Cove® dolphin swim experience in Orlando. Due partly to its longer operating history within the theme park industry, Disney has the highest level of unaided awareness in the theme park industry and commands the majority market share. In the past three years, however, Disney's market share has started to erode as families with older children seek more relevant theme park alternatives providing action and thrill-oriented rides and attractions.

        The Orlando theme parks compete with other theme parks around the country as well as other forms of entertainment and recreation around the world. These include sports and outdoor activities and other vacation travel (cruises, beaches, etc.). Other principal competitive factors of a theme park include location, price, uniqueness and quality of the rides and attractions, entertainment value, general atmosphere and cleanliness.

Park operations

        Although our theme parks are open every day of the year, we adjust our hours of operation, as well as our staffing levels, based on expected attendance. The management of the day-to-day operation of our theme parks by our management team is overseen by UCDP's manager, Vivendi Universal Entertainment, pursuant to the terms of UCDP's partnership agreement. For a more detailed description of how UCDP is managed, see "Management of the issuers", "Management of UCDP", "Description of the issuers' partnership agreements" and "Description of the UCDP partnership agreement."

        Each of our theme parks contains over 20 stores for guests to purchase memorabilia, souvenirs and apparel, many of which are located at the exits for some of our most popular rides and attractions. In addition, carts and vending programs provide us with the ability to increase our merchandise offering to accommodate peak attendance periods. Each of Universal Studios Florida and Universal's Islands of Adventure contains one major store facility near the park exit to accommodate end-of-the-day purchases.

Pass sales

        In connection with our strategy to maximize incremental revenue and profit opportunities, we regularly review our pass price levels and mix of pass category sales to capitalize on opportunities to implement selective price adjustments. We currently offer a number of pass options to our theme park guests. A one-day pass ($59.75) entitles the guest to visit either Universal Studios Florida or Universal's Islands of Adventure for an entire day. A two-day pass ($104.95) entitles the guest to visit both of our theme parks for two full days with the ability to travel freely between the theme parks, and also includes an optional third day free for guests willing to use all three days within a 7-day period. A three-day pass ($119.95) entitles a guest to visit both of our theme parks freely over three full days at any time. The Orlando FlexTicket ($184.95) entitles a guest to visit both of our theme parks over two weeks. The Orlando FlexTicket can also be used over those same two weeks at Wet n Wild® and Sea World® Orlando. There is also a five-park Orlando FlexTicket ($224.95) which also includes Busch Gardens® Tampa Bay. We also have two annual pass options. The first annual pass option ($179.95) entitles a guest to unlimited visits to both of our theme parks for a full year with no restrictions and includes free parking. The second annual pass option ($119.95) is similar, but includes blackout dates and does not include free parking. In 2004, revenue from sales of one-day passes accounted for 51% of our revenue from pass sales, two-day passes accounted for 28% of our revenue from pass sales and three-day passes accounted for 2% of our revenue from pass sales. The Orlando FlexTickets accounted for 8% of our revenue from pass sales and both kinds of annual passes accounted for approximately 7% of our revenue from pass sales. Prices are exclusive of Florida state and local sales tax (currently 6.5%), which is applicable to all ticket sales.

        The table below sets forth certain information relating to our pass sales in 2003:

(Visitors, attendance and revenue in millions)	Total number of unique visitors	Attendance per visitor		Average attendance	Price(1)		Revenue(1)
Type of pass
One-day	4.5	1.00		4.5	$44.73		$201.3
Two-day	1.5	2.27		3.4	75.95		113.9
Three-day	0.1	3.00		0.3	82.98		8.3
Orlando FlexTicket	0.3	3.00		0.9	96.67		29.0
Annual pass	0.2	6.00		1.2	111.90		22.4
Other	0.1	3.00		0.3	35.00		3.5

Total	6.7	1.58	(2)	10.6	$56.48	(2)	$378.4

(1)
Net of discounts and commissions.

(2)
Reflects weighted average.

Capital improvements

        We regularly make capital investments in new rides and attractions and the enhancement of existing rides and attractions. We believe these investments are critical in maintaining our position of having technologically advanced theme parks and to effectively compete with our competitors. We currently plan to invest approximately between $40.0 million and $50.0 million on an annual basis both to provide ongoing capital support for our existing park attractions and infrastructure, and also to fund the development of new park attractions and infrastructure.

        In order to ensure the creative content of Universal movies is successfully translated into our newly developed rides and attractions, a worldwide creative team from Vivendi Universal Entertainment, Universal Creative, provides design and oversight for all new capital initiatives in our theme parks. For our rides and attractions that are also developed for other Universal theme parks, research and development costs are allocated pro rata among the various Universal theme parks that are building the same ride or attraction. Under this arrangement, we received approximately $10.9 million from Universal Studios Japan in 2003 related to the technology and design of The Amazing Adventures of Spider-Man® ride. We also shared costs with Universal Studios Hollywood and Universal Studios Japan of developing Shrek 4-D™. We were able to reduce our total expenditures by approximately $5.0 million for this attraction by way of this cost sharing.

Maintenance and inspection

        We maintain and develop our rides in accordance with standards developed by ASTM International for the design, manufacture, testing, operation, maintenance and inspection of amusement rides and devices. ASTM International is a not-for-profit organization that provides a global forum for the development and publication of voluntary consensus standards for design, materials, products, systems and services that are widely accepted within our industry. We use a computerized maintenance management system to manage our maintenance program, which includes daily, monthly and yearly inspections and extensive preventative maintenance.

        Our in-house inspectors are certified by the National Association of Amusement Ride Safety Officials, two of whom hold the highest level of certification. Our in-house inspectors conduct regular inspections and file annual inspection affidavits with the State of Florida Department of Agriculture and Consumer Services, or the "FDA". We have a memorandum of understanding with the FDA pursuant to which our inspection and maintenance personnel conduct up to two consultations per year at our theme parks with FDA officials and representatives from other major Florida theme parks. During those site visits, our in-house inspectors consult with the FDA on our ride safety programs and conduct an educational seminar for the FDA inspectors on recent developments in amusement ride technology and safety. We also report certain ride injuries to the FDA pursuant to the memorandum of understanding.

        Federal legislation has been proposed to grant the federal Consumer Products Safety Commission jurisdiction to regulate fixed amusement park rides and attractions. Such regulation could result in increased costs for compliance and the unavailability of rides in the event of an incident investigation.

Intellectual property

        UCDP licenses the right to use a substantial number of intellectual properties as walk-around characters and as themed elements in rides, attractions, food and retail outlets as well as on merchandise developed by or for us. We have acquired the right to use the majority of this intellectual property pursuant to the terms of UCDP's partnership agreement which has been confirmed by a separate License Agreement (the "Universal License Agreement") with Universal Studios, Inc. and Universal City Studios LLLP, an indirect, wholly-owned subsidiary of Vivendi Universal Entertainment, and certain of their affiliates, collectively referred to as the "Universal License Parties." UCDP also licenses various intellectual property rights directly from unaffiliated third parties.

        The Universal License Agreement grants UCDP a non-exclusive right to use the name "Universal" in connection with the operation of our theme parks and the non-exclusive right to use all proprietary and creative elements controlled by the Universal License Parties, including third party licensed rights. The rights under the Universal License Agreement are granted to UCDP without cost, except for reimbursement of costs paid by the Universal License Parties to unaffiliated third parties to obtain or maintain third-party licenses, and are subject to third party contractual limitations. The Universal License Agreement also provides that UCDP will be informed of the status of negotiations relating to potential acquisitions of proprietary creative elements for possible new attractions at our theme parks.

        Under the Universal License Agreement, UCDP's right to use the Universal name in connection with Universal Orlando continues indefinitely at no cost to us until 30 months after the date that (i) Universal CPM is no longer a wholly owned subsidiary of Universal Studios, Inc., Vivendi Universal Entertainment or any of their respective affiliates or (ii) neither Universal CPM, Universal Studios, Inc. nor Vivendi Universal Entertainment, nor any wholly-owned subsidiary of Universal Studios, Inc. or Vivendi Universal Entertainment, is a partner in or is a partner in a partnership which is a partner in UCDP, unless otherwise consented to by Universal CPM or Universal Studios, Inc. The right to use the creative and proprietary elements controlled by the Universal License Parties continues at no cost to UCDP, subject to third party contractual limitations, until such time as Universal Studios, Inc., Vivendi Universal Entertainment or any of their affiliates ceases to have a partnership interest in Holding II, UCDP's general partner, provided that such license will not expire with respect to any creative and proprietary elements then licensed to UCDP for so long as we continue to operate our theme parks to a standard substantially consistent with the standard they were operated at the time Universal Studios, Inc. or any of their affiliates ceased to have a partnership interest in Holding II.

        Intellectual properties licensed to UCDP under the Universal License Agreement include the following:

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  The Amazing Adventures of Spider-Man®; Doctor Doom's Fearfall®; The Incredible Hulk Coaster®; and Storm Force Acceletron® licensed by Marvel Characters, Inc.

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  The Cat in the Hat™, If I Ran the Zoo™, One Fish, Two Fish, Red Fish, Blue Fish™ and Caro-Seuss-el™ and all other Dr. Seuss-related thematic elements licensed by Dr. Seuss Enterprises.

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  Shrek®, as seen in Shrek 4-D™, licensed by DreamWorks Animation, LLC.

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  Popeye & Bluto's Bilge-Rat Barges® and Olive Oyl™ licensed by King Features, a division of The Hearst Corporation.

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  Dudley Do-Right's Ripsaw Falls® licensed by Jay Ward Productions.

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  Various Nickelodeon elements licensed by MTV Networks including certain characters and elements used in the Jimmy Neutron's Nicktoon Blast™ attraction.

        UCDP licensed intellectual property rights vary in term, some lasting for as long as the relevant attraction is operational with others expiring periodically over the next several years. The intellectual property rights granted to UCDP pursuant to the Universal License Agreement and UCDP's other third party license agreements generally include the right to use all creative elements, trademarks, trade names and characters in theming for rides and attractions and in retail outlets, and to feature as walk-around characters. Most of UCDP's license agreements are subject to customary approval rights concerning the design of merchandise and marketing materials using the themed elements owned by the licensors. Most of UCDP's intellectual property rights, whether acquired directly or pursuant to the Universal License Agreement, require the payment of basic license and royalty fees to unaffiliated third parties on merchandise manufactured by or for UCDP that include the licensed elements and are generally terminable if UCDP breaches by failing to maintain quality standards or use the properties in accordance with the license. While some intellectual properties used at our theme parks and the full scope of our present use of some intellectual properties may not be covered by formal licenses, we believe UCDP's rights to use these intellectual properties are secured on the basis of custom, practice and knowledge of the relevant intellectual property owners. We believe that UCDP's rights to the intellectual properties it uses at our theme parks are sufficient for the current operation of our business.

        The following is a brief description of some of the material license agreements entered into by Universal Studios, Inc. or its affiliates through which UCDP sublicenses the right to use certain of its themed elements:

Dr. Seuss

        Universal Studios, Inc. has a license agreement with Dr. Seuss Enterprises, L.P. pursuant to which we obtain the right to use characters owned by Dr. Seuss Enterprises. Universal Studios, Inc. has world wide theme park exclusivity for use of the Dr. Seuss elements with the proviso that Universal Studios, Inc. will not develop or operate more than three theme parks based on Dr. Seuss elements in the United States, as well as a non-exclusive license to make and sell Dr. Seuss themed merchandise. Dr. Seuss Enterprises is paid a guaranteed yearly merchandise royalty that varies with the paid attendance at our theme parks for the applicable year. The license will continue for so long as the Dr. Seuss properties are used in our theme parks and is assignable to a successor owner of theme parks containing Dr. Seuss elements.

Dreamworks

        Universal Studios, Inc. has a license agreement with DreamWorks, L.L.C. and DreamWorks Animation, LLC pursuant to which we hold a sublicense allowing us to incorporate certain properties and elements owned or controlled by DreamWorks into our theme parks, including our attractions, live events, restaurants, costumed characters and promotional activities. We also have the right to manufacture and sell merchandise using DreamWorks elements, subject to pre-existing third-party arrangements with DreamWorks. DreamWorks has reasonable approval rights over creative and design aspects, location, advertising, promotions and merchandising in connection with properties owned or controlled by DreamWorks and used in connection with our theme parks. Under the license agreement,

DreamWorks receives an annual exclusivity fee and certain additional fees payable to DreamWorks during the relevant year. Additional fees payable to DreamWorks include: an initial permanent attraction fee; an annual fee per theme park for each permanent DreamWorks attraction after the initial year the attraction is opened (with certain increases depending on how many DreamWorks attractions are at a single theme park); an annual fee per live event based on a DreamWorks property; a one-time fee per theme park for use of certain walk-around characters and for any restaurant opened that is based on a DreamWorks theme; and fees (as negotiated between DreamWorks and us) for other uses. DreamWorks also receives merchandise royalties from DreamWorks merchandise we manufacture for sale at our theme parks. Shrek 4-Dtm is currently our only permanent attraction solely dedicated to a DreamWorks property governed by this agreement. The term of the agreement continues through 2010, with varying renewal periods.

King Features

        Universal City Studios LLLP, a subsidiary of Universal Studios. Inc., has a license agreement with King Features, a division of The Hearst Corporation, pursuant to which we obtain the right to use certain characters, such as Popeye®, Bluto™ and Olive Oyl™. We have a license to use the King Features elements for our theme park attractions, advertising, publicity and marketing, subject to reasonable approval rights of King Features, until 2019, with options to renew in ten-year successive increments so long as we continue to operate a Popeye® themed attraction. The license is assignable and Universal City Studios LLLP has theme park exclusivity within the United States and Canada with respect to the use of the characters and a non-exclusive right to manufacture and sell related merchandise. King Features receives an annual fee, of which 66 2/3% is considered an advance guarantee against a merchandise royalty.

Marvel

        Universal Studios, Inc. has a license agreement with Marvel Characters, Inc. pursuant to which we hold a sublicense to use properties and elements owned by Marvel. Marvel receives an annual license fee and a guaranteed annual royalty fee for all merchandise themed with Marvel characters. Pursuant to the license agreement, the Marvel properties are entitled to certain levels of advertising and publicity in connection with the marketing of our theme parks. Our use of the Marvel elements for theming, promotions and other purposes are subject to Marvel's reasonable approval. We have geographical exclusivity east of the Mississippi River with regard to the specific Marvel characters we utilize. The license for the Marvel properties does not prohibit its assignment and is for the duration of our use of attractions themed around Marvel characters.

Seasonality

        Our business is seasonal. Though the weather in Orlando allows us to admit customers every day of the year, our attendance follows a seasonal pattern which coincides closely with holiday and school schedules. We address this seasonality by attempting to attract business during non-peak times and by reducing variable expenses during non-peak times.

        We attempt to increase attendance during traditionally slow months in a number of ways. For instance, we try to increase attendance by local customers by coordinating special events. Halloween Horror Nights® in October covers approximately 20 nights and significantly increases our local attendance. In another effort to boost local attendance and mitigate the effects of seasonality, we host our Mardi Gras special event every Saturday from late February to early April. Other initiatives include renting the parks to corporate customers for after-hour events, providing discount ticket offers to Florida residents and packaging hotel-inclusive special deals to stimulate customers who do not live in the Orlando area but are close enough to drive.

        We also attempt to reduce variable expenses by making a number of operational adjustments during non-peak periods. For example, we reduce our operating hours based on anticipated attendance, opening at 9 a.m. and closing as early as 5 p.m. Also, attractions, shows, restaurants and stores are operated at reduced capacity.

        We also carefully tailor our staffing levels. For example, we only hire enough full-time employees to provide a full schedule during our non-peak periods. Increased labor requirements are handled through casual and seasonal employees, overtime and other approaches, such as having our full-time employees who do not normally work in the park, such as our maintenance and support staff, fulfill shifts in the parks during peak times, or hiring employees from retirement communities. We also minimize our labor requirements by categorizing days, for purposes of staffing, based on estimated attendance at our theme parks. For each potential operating hour combination we have low, medium and high attendance levels, and we develop staffing grids to meet the capacity requirements of each particular situation.

Insurance

        Most of our insurance is arranged by GE through global programs for its businesses via licensed insurers issuing enforceable insurance policies, for which we are allocated charges for premium payments, which we believe are generally less expensive than what we could otherwise obtain on a standalone basis. The insurance includes multi-layered property coverage that presently provides for coverage for replacement costs per occurrence (subject to sub-limits such as wind-storm and terrorism). Our deductible varies from year to year based upon a financial analysis of then current premiums, market conditions and cost of capital. The multi-layered property coverage insures our real and personal properties (other than land) against physical damage resulting from a variety of hazards including terrorism and business interruption. The insurance program also includes workers' compensation, public/general and automobile liability and other forms of insurance.

Environmental and other regulations

        We are subject to various federal, state and local environmental laws and regulations, including those governing water discharges, air emissions, soil and groundwater contamination, the installation and operation of underground and above ground storage tanks, and the disposal of waste and hazardous materials. In the event of any violations of or liabilities under any of these environmental laws or instances of noncompliance with environmental permits required at our facilities, we could incur substantial costs, including cleanup costs, fines and civil or criminal penalties. Currently, we do not expect the costs of these environmental requirements to have a material impact on our business, results of operations or financial condition.

        In addition, our operations are subject to other federal, state and local governmental regulations including labor, health, safety, zoning and land use and employment regulations applicable to theme park operations, and local and state regulations applicable to restaurant operations and alcoholic beverage service. In particular, our rides and facilities are subject to the Americans with Disabilities Act. On July 23, 2004, the Architectural and Transportation Barriers Compliance Board published new guidelines under the Americans with Disabilities Act to address access for persons with disabilities in recreational facilities, including rides and attractions within amusement park facilities. The guidelines, which are currently under review by the Department of Justice, are not mandatory but may serve as a minimum baseline for enforceable standards maintained by the Department of Justice. Representatives of Universal Orlando participated in an industry committee which participated in developing these guidelines and we are including them in our new construction requirements.

        In November 2002, Florida voters adopted a constitutional amendment prohibiting smoking in an enclosed indoor workplace, other than stand-alone bars. The Florida legislature adopted a law enforcing the amendment on July 1, 2003. The law applies to many of the establishments at CityWalk which operate as restaurants until 11:00 p.m. and then convert to nightclubs until 2:00 a.m., and has an indirect impact on CityWalk's nightclubs.

        As a result of the NBC Universal Transaction, we have additional environmental management personnel, policies and procedures, and related resources to assist us in assessing and monitoring our environmental, health and safety compliance. In the course of conducting our monitoring and due diligence activities, we have identified, and are beginning to address, certain areas of noncompliance with applicable environmental, health and safety requirements. For example, we have recently filed applications for issuance or modification of certain permits based on current or projected facility operations, and are in the process of upgrading certain employee health and safety programs at our facilities. Although no assurances can be given, we do not expect the costs of achieving compliance in these areas to have a material impact on our business, results of operations or financial condition in the near future.

Properties

        Universal Studios Florida, Universal's Islands of Adventure, CityWalk, our film production studios, our guest parking structures, our employee parking lots, our executive offices and various administrative buildings as well as extensive landscaping and water systems, are located on 443 acres which we own in Orlando, Florida. In addition, we own approximately 107 acres on which the three themed hotels are located which are leased to UCF Hotel Venture under a long-term ground lease.

        We have approximately 140 acres of undeveloped land which has planning approval for two future hotels. The development of hotels on these vacant sites is subject to a right of first refusal by Loews Hotels to participate in the development.

        On May 29, 2003, we sold approximately 81 acres of undeveloped land. The cost basis of the land equaled approximately $13.9 million. In connection with the sale, we recorded a loss of approximately $1.4 million. On May 10, 2004 we sold approximately 16 acres for $3.8 million with a cost basis of $2.5 million resulting in a gain of $1.3 million. In UCDP's case, the proceeds from the land sale were used to prepay debt. We have approximately four acres of undeveloped land remaining with office and retail use entitlement which we are currently marketing for sale.

        We lease four off-site retail stores, two stores at the Orlando Airport and two stores at area outlet malls. In addition, we lease off-site office and warehouse space of approximately 280,000 square feet for merchandise inventory and entertainment props as well as 25,000 square feet for the manufacture of replacement prosthetic skins for some of our attractions.

Legal proceedings

        The following is a brief description of various claims, proceedings and lawsuits pending against us.

        In the course of completion of the construction of Universal's Islands of Adventure, CityWalk and related support facilities, a number of claims were asserted by design firms, contractors, subcontractors and material suppliers for compensation not included in the final contract payouts (the "Capital Claims"). Such claims involved alleged extra work, alleged costs incurred due to extended project duration, alleged acceleration and similar causes of action. The settlement of the case described below concluded the resolution of all of the material Capital Claims against us.

        The general contractor of Seuss Landing at Universal's Islands of Adventure (the "General Contractor"), filed suit in July 2000 alleging breach of contract by us. The suit sought damages in excess of $25.0 million and foreclosure of its lien against the project. The General Contractor later voluntarily reduced its lien claim to approximately $20.7 million. We denied the substantive allegations of the claim and filed a counterclaim alleging fraudulent lien, breach of contract, breach of releases and other counts. The General Contractor later amended its complaint to add additional parties and additional claims. The parties have entered into a Mutual Release and Settlement Agreement effective as of June 11, 2004. We paid $9.6 million pursuant to the Settlement Agreement on June 21, 2004. The General Contractor has released the lien and the case has been dismissed. The settlement payment was within the amount accrued for the loss contingency.

        On July 16, 2003, Marvel Entertainment, Inc. and Marvel Characters, Inc. (collectively, "Marvel") served a Demand for Arbitration for two claims. First, Marvel specifically alleged that we failed to include Marvel Elements in at least 20% of our marketing exposure during the third and fourth years subsequent to the opening of Universal's Islands of Adventure (the "Marketing Claim"). In the second claim, Marvel alleged that we breached the license agreement with Marvel by failing to offer Marvel the Compensation Alternative, as defined in the license agreement, and failing to honor Marvel's election of the Compensation Alternative (the "Compensation Alternative Claim"). Marvel was also seeking discovery of any other financial arrangements with licensors at Universal's Islands of Adventure that might be relevant to the Compensation Alternative Claim. We denied all of the material allegations by Marvel and asserted numerous affirmative defenses. After selection of the arbitration panel, Marvel voluntarily withdrew the Marketing Claim, without prejudice. On October 29, 2004, Marvel sent a letter to the arbitration panel withdrawing the Compensation Alternative Claim and confirming the termination of the proceeding.

        On November 13, 2003, Ride & Show Engineering, Inc. ("Ride & Show") filed a complaint for patent infringement, injunctive relief and damages (the "Complaint") in the United States District Court for the Central District of California, naming USJ Co., Ltd., and Universal City Studios LLLP d/b/a Universal Studios Recreation Group, affiliates of ours, as defendants. On February 12, 2004, the Plaintiff served a First Amended Complaint (the "Amended Complaint") naming the above-referenced defendants as well as us and another company, Oriental Land Co., Ltd., as additional defendants. On September 24, 2003, a similar complaint was filed in the same court against other defendants, including entities that appear to be operators of amusement parks and amusement park rides, and designers and manufacturers of amusement park rides. The Amended Complaint alleges that the named defendants have infringed U.S. Patent No. 5,527,221 (the "Patent") by operating, making, using, selling, advertising, and/or offering for sale in the United States amusement park rides that embody or otherwise practice one or more of the claims of such patent or by otherwise contributing to infringement or inducing others to infringe. The Amended Complaint does not include specific allegations concerning the location or manner of alleged infringement. However, plaintiff's counsel has advised us that the allegations of the Amended Complaint relate to rides located at our theme parks. We filed a motion seeking to either dismiss the action or to transfer it to the Middle District of Florida. On May 5, 2004, the United States District Court for the Central District of California granted our motion and dismissed, without prejudice, the case against us for improper venue. As a result, we are no longer a party to this action. On May 21, 2004, we filed a complaint against Ride & Show in the U.S. District Court for the Middle District of Florida. Our complaint contains counts for declaratory relief, breach of contract, conversion, unjust enrichment, constructive trust, and fraud. Among other things, our complaint challenges Ride & Show's ownership of the subject Patent and the validity of the Patent. In addition, we seek a declaration by the Court that we have not infringed the Patent. We also seek damages for Ride & Show's use of the invention that is the subject of the Patent. On July 19, 2004, Ride & Show filed a motion to dismiss our complaint and to transfer a portion of our declaratory relief count to the U.S. District Court for the Central District of California. We opposed the motion and on August 26, 2004 Ride & Show's motion was denied. On September 10, 2004 Ride & Show filed its answer and counterclaim for patent infringement and breach of contract. On October 4, 2004 we filed our answer to the counterclaim denying all material allegations and asserting numerous affirmative defenses. Because this case is in its early stages, it is premature to assess the likelihood of any impact that this case may have on our financial position or the results of operations.

        We are threatened with or involved in various other legal actions and claims incidental to the conduct of our business, none of which we believe would have a significant impact on our financial position or results of operations.

Employees

        As of September 26, 2004, we had approximately 14,000 employees on our payroll of whom approximately 12,900 were hourly employees and approximately 1,100 were salaried employees. Eleven of our full-time employees, including six of our executive officers, are employed and compensated by Universal Studios, Inc., an affiliate of UCDP's manager Vivendi Universal Entertainment, but they work for us in operating Universal Orlando. We reimburse Vivendi Universal Entertainment or its affiliates for the value of any compensation paid to such employees allocated to us by an affiliate of Vivendi Universal Entertainment. We have in the past loaned certain of our full-time employees to other theme parks affiliated with Vivendi Universal Entertainment theme parks to assist in their grand openings and may continue to do so if any such theme parks open in the future. For a further explanation of some of these arrangements, see "Management of the issuers" and "Management of UCDP" and "Certain relationships and related party transactions." We currently have no employees that belong to a union. We consider relations with our employees to be good.

MANAGEMENT OF THE ISSUERS

        The issuers are both Florida general partnerships. Holding I is the limited partner, with a 24.24% interest, of UCDP and Holding II is the general partner, with a 75.76% interest, of UCDP. Holding I and Holding II are both owned 50% by Universal CPM and 50% by Blackstone. Holding I has five partners, the four Blackstone entities and their respective subsidiaries, and Universal CPM. The partnership interests in Holding I are currently owned 50% by Blackstone and 50% by Universal CPM. Holding II also has five partners which are the same five partners that are partners of Holding I. The partnership interests in Holding II are currently owned 50% by Blackstone and 50% by Universal CPM.

        Under the partnership agreements of the issuers, each partnership is governed and managed by six representatives, three designated by Universal CPM and three designated by Blackstone. The three representatives currently designated by Universal CPM are Tom Williams, Patricia Hutton and John Sprouls. The three representatives currently designated by Blackstone are Howard Lipson, David Stonehill and Jon Barnwell. The principal officers of each of the issuers are John Sprouls, President/Chief Executive Officer, and Michael Short, Treasurer/Chief Financial Officer. In addition, Tom Williams serves as Chairman of each of UCFH I Finance and UCFH II Finance. Certain information with respect to the partnership representatives and the officers of the issuers can be found under "Management of UCDP" below.

        None of the partnership representatives or officers is compensated by the issuers.

MANAGEMENT OF UCDP

        Pursuant to the terms of the UCDP partnership agreement, UCDP is governed and managed by our general partner, Holding II, through a six-member committee of representatives of the partners of Holding II, known as UCDP's Park Advisory Board. Three members of UCDP's Park Advisory Board are designated by Blackstone and three are designated by Universal CPM. Holding II has the exclusive right to manage and control UCDP and may execute documents, instruments and agreements on UCDP's behalf. All actions of UCDP's Park Advisory Board must be approved by the representatives of both Blackstone and Universal CPM (except when the capital account balance of either Blackstone or Universal CPM is half that of the other, then the partner with the greater capital account balance is entitled to exclusively govern and manage UCDP for so long as its capital account balance is twice that of the other partner).

        UCDP's partnership agreement provides for Vivendi Universal Entertainment to manage the day-to-day operation of our theme parks subject to the supervision and oversight of UCDP's Park Advisory Board.

        UCDP employs most of its executive officers and employees. However, some of UCDP's executive officers and certain of its employees are employed by UCDP's manager, Vivendi Universal Entertainment, or its affiliates and their services are provided to UCDP through loan arrangements. See "Certain relationships and related party transactions—Reimbursement of UCDP's manager's costs" for a better description of this relationship.

        Set forth below is certain information regarding the members of UCDP's Park Advisory Board, the Universal CPM and Blackstone representatives for the issuers, our executive officers and certain other key employees. In this prospectus, "Universal Orlando" refers to the business conducted by UCDP.

Name	Age	Position
Thomas L. Williams	57	Universal CPM representative, Park Advisory Board and Universal CPM representative for each of Holding I and Holding II
Deborah M. Reif	52	Universal CPM representative, Park Advisory Board
John R. Sprouls(1)	46	Executive Vice President, Human Resources, Legal & Business Affairs, Universal Parks & Resorts, President/Chief Executive Officer of each of the issuers, and Universal CPM representative for each of Holding I and Holding II
Patricia E. Hutton	41	Universal CPM representative, Park Advisory Board and Universal CPM represenative for each of Holding I and Holding II
Howard A. Lipson	40	Blackstone representative, Park Advisory Board and Blackstone representative for each of Holding I and Holding II
David A. Stonehill	35	Blackstone representative, Park Advisory Board and Blackstone representative for each of Holding I and Holding II
Jon M. Barnwell	30	Blackstone representative, Park Advisory Board and Blackstone representative for each of Holding I and Holding II
Robert K. Gault, Jr.(1)	60	President and Chief Executive Officer, Universal Orlando
Wyman T. Roberts(1)	45	Executive Vice President and Chief Marketing Officer, Universal Parks & Resorts
Michael J. Short(1)	43	Executive Vice President and Chief Financial Officer, Universal Orlando, Treasurer/Chief Financial Officer of each of the issuers
Richard E. Costales	52	Senior Vice President, Park Operations, Universal Orlando
Richard T. Florell	56	Senior Vice President and General Manager Resort Revenue Operations, Universal Orlando
Peter C. Giacalone	53	Senior Vice President, Business Development, Universal Orlando
Gretchen Hofmann	43	Senior Vice President, Sales and Marketing, Universal Orlando
J. Michael Hightower	47	Senior Vice President, Technical Services, Universal Orlando
James A. Timon	45	Senior Vice President, Entertainment, Universal Orlando
Charles L. Glass	65	Vice President Finance, Treasurer, Universal Orlando
Catherine A. Roth	47	Vice President of Legal Affairs, Universal Orlando
Tracey L. Stockwell	40	Vice President Finance and Controller, Universal Orlando
Jean Louis Bonnier	41	Universal CPM representative on the Audit Committee for each of Holding I and Holding II

(1)
Employed by Vivendi Universal Entertainment or one of its affiliates.

        Thomas L. Williams has been a member of UCDP's Park Advisory Board since October 1999 and a Universal CPM representative for each of Holding I and Holding II since October 1999. In addition, Mr. Williams was recently appointed Chairman of each of UCFH I Finance and UCFH II Finance. Mr. Williams has been Chairman and Chief Executive Officer of Universal Parks & Resorts, a division of Vivendi Universal Entertainment since 1999. Prior to holding that position, Mr. Williams served as UCDP's President and Chief Operating Officer since 1990. Prior to joining Universal Orlando in 1987 he was Vice President of Hotels and Restaurants for Yosemite National Park.

        Deborah M. Reif has been a member of UCDP's Park Advisory Board since June 2004. Ms. Reif is Executive Vice President, Financial Structuring, for NBC Universal. Prior to joining NBC Universal, Ms. Reif was Chief Executive Officer of GE's Financial Guaranty Insurance Company ("FGIC") from 2001 to 2004. Before assuming her role at FGIC, Ms. Reif served in positions of increasing responsibility in several divisions of GE Capital, most recently as Vice President of Global Asset Management and Telecom. She has been with various businesses within GE since 1973.

        John R. Sprouls was recently appointed as a Universal CPM Representative for each of Holding I and Holding II and has been Universal Parks & Resorts Executive Vice President, Human Resources, Legal & Business Affairs since 2004. He was appointed President/Chief Executive Officer of each of the issuers in 2004. Since 1999, Mr. Sprouls was Universal Parks & Resorts Executive Vice President, Chief Human Resources Officer. Prior to that, Mr. Sprouls served as Universal Parks & Resorts Senior Vice President of Administration from 1997 to 1999, and Universal Parks & Resorts Vice President of Human Resources from 1996 to 1997. Prior to joining us in 1996, Mr. Sprouls held various Human Resource roles within The Seagram Company, Ltd., including Senior Vice President of Human Resources for the Seagram Spirits and Wine Group from 1991 to 1996.

        Patricia E. Hutton was recently appointed as a Universal CPM Representative for each of Holding I and Holding II and as a member of UCDP's Park Advisory Board. During the past nineteen years, Ms. Hutton has held several positions within GE, including NBC. From 2002 to 2004, Ms. Hutton served as Chief Financial Officer of NBC and Telemundo owned and operated stations. In May 2004, Ms. Hutton was appointed Executive Vice President and Chief Financial Officer of NBC Universal Pictures & Studios.

        Howard A. Lipson has been a member of UCDP's Park Advisory Board since July 2000 and a Blackstone representative for each of Holding I and Holding II since July 2000. Mr. Lipson is a Senior Managing Director at The Blackstone Group L.P., which he joined in 1988. Prior to joining The Blackstone Group L.P., Mr. Lipson was a member of the Mergers and Acquisitions Group of Salomon Brothers, Inc. He currently serves as a Director of Allied Waste Industries, Columbia House Holdings, Inc. and Graham Packaging Company.

        David A. Stonehill has been a member of UCDP's Park Advisory Board since February 2003 and a Blackstone representative for each of Holding I and Holding II since February 2003. Mr. Stonehill is a Principal at The Blackstone Group L.P., which he joined in 2000. Prior to joining The Blackstone Group L.P., Mr. Stonehill served as a senior vice president at Chartwell Investments since 1996. He currently serves as a Director of Columbia House Holdings, Inc. and Graham Packaging Company.

        Jon M. Barnwell has been a member of UCDP's Park Advisory Board since March 2002 and a Blackstone representative for each of Holding I and Holding II since March 2002. Mr. Barnwell is a Principal at The Blackstone Group L.P., which he joined in 1997. Mr. Barnwell currently serves as a Director of Financial Guaranty Insurance Company.

        Robert K. Gault, Jr.    has been UCDP's President and Chief Executive Officer since 2003 after serving as President and Chief Operating Officer since 2001. From 1996 to 2001, he served as Executive Vice President and Chief Operating Officer of Universal Studios Japan. Prior to that time period, Mr. Gault served as President and Chief Operating Officer of Universal Studios Hollywood, with responsibility for the operation of both the theme park and the CityWalk entertainment complex. Prior to joining Vivendi Universal Entertainment, Mr. Gault worked for Anheuser Busch.

        Wyman T. Roberts has been Executive Vice President and Chief Marketing Officer of Universal Parks & Resorts, a division of Vivendi Universal Entertainment, since 2001. Prior to joining Vivendi Universal Entertainment, in 2001, he was Executive Vice President of Marketing for Red Lobster Restaurants, where he was responsible for advertising, market research, menu and food development and menu services.

        Michael J. Short has been UCDP's Executive Vice President and Chief Financial Officer since 2000. In 2005, he was appointed Treasurer/Chief Financial Officer of each of the issuers. From 1997 to 1998 he was Vice President of Financial Planning and Analysis. From 1998 to 2000, Mr. Short served as Vice President of Strategic Planning and Mergers and Acquisitions for The Seagram Company. From 1992 to 1997, Mr. Short held various finance positions at Seagram. Mr. Short graduated from the United States Naval Academy in 1982 and earned an MBA from Columbia University in 1991.

        Richard E. Costales has been UCDP's Senior Vice President, Park Operations since 1994. From 1991 to 1994, he served as UCDP's Vice President of Operations. Prior to 1991, Mr. Costales was UCDP's Director of Operations.

        Richard T. Florell has been UCDP's Senior Vice President and General Manager, Resort Revenue Operations since 2003. From 2000 to 2003, Mr. Florell was Senior Vice President and General Manager of CityWalk and Resort Shared Services. From 1995 to 2000 Mr. Florell was Vice President of CityWalk. Prior to joining us in 1995, Mr. Florell was vice president of specialty entertainment centers at Walt Disney World, which included Pleasure Island, Disney's Village Marketplace, Resort Retail Operations, Resort Entertainment and Development of Downtown Disney.

        Peter C. Giacalone has been UCDP's Senior Vice President, Business Development, since 2004. From 1997 to 2003, Mr. Giacalone was Senior Vice President, Business Development, Universal Parks & Resorts, a division of Vivendi Universal Entertainment. From 1994 to 1996, Mr. Giacalone was UCDP's Vice President Business Administration. Prior to holding that position he served as UCDP's Director Business Administration from 1991 to 1993. Prior to holding that position, he served as UCDP's Assistant Controller from 1987 to 1990.

        Gretchen Hofmann has been UCDP's Senior Vice President, Sales and Marketing since 2003. From 2001 to 2003, Ms. Hofmann was UCDP's Senior Vice President, Marketing. From 1993 to 2001, she worked for Tricon Global Restaurants, formally known as PepsiCo in a number of capacities, in the U.S. and internationally including vice president of marketing for the Taco Bell Corp., from 1998 to 2001. Prior to joining PepsiCo, Ms. Hofmann served in a variety of capacities for BBDO New York, ultimately serving as Vice President Account Supervisor for the Polaroid and Pizza Hut accounts.

        J. Michael Hightower has been UCDP's Senior Vice President, Technical Services since 2004 and was UCDP's Director of Projects from 1995 to 1998 and from 1998 until 2000 he served as Vice President of Attraction Development for Universal's Islands of Adventure. From 2002 to 2004, Mr. Hightower was Vice President of Project Management for Universal Creative, a division of Vivendi Universal Entertainment. From 2000 to 2002, Mr. Hightower served as Vice President of Attraction Management for Universal Studios Recreation Japan Planning.

        James A. Timon has been UCDP's Senior Vice President, Entertainment since 2004. Since 2003, Mr. Timon was UCDP's Vice President of Entertainment after providing consulting services to us since 2002. From 1996 to 2002, he served as President of Renaissance Entertainment. Prior to joining Renaissance Entertainment, Mr. Timon was Vice President of Entertainment for Universal Studios Hollywood, another theme park owned by Vivendi Universal Entertainment.

        Charles L. Glass has been UCDP's Vice President of Finance and Treasurer since 1998. From 1988 to 1998, Mr. Glass held two positions, UCDP's Controller and UCDP's Vice President of Finance and Controller. Prior to joining us, Mr. Glass was Vice President Finance and Chief Financial Officer for Florida Express Inc. Prior to that he was senior vice president and controller for Trans World Airlines, Inc. Mr. Glass received a B.A. in accounting from Duke University and is a Certified Public Accountant in North Carolina.

        Catherine A. Roth has been UCDP's Vice President of Legal Affairs since February 2001. From 1990 until 1992, she served as UCDP's Senior Attorney, from 1992 until 2000 as UCDP's Director, Legal and Business Affairs and from 2000 to 2001 as Senior Director, Legal and Business Affairs. Prior

to holding those positions, she worked for Merhson, Sawyer, Johnston, Dunwody & Cole and Finley, Kumble, Wagner, Heine, Underberg, Manley and Casey in Miami, Florida. Ms. Roth received her J.D. from the University of Miami.

        Tracey L. Stockwell has been UCDP's Vice President of Finance and Controller since 2000. From 1999 to 2000, she served as UCDP's Senior Director of Finance. From 1997 to 1999, she was UCDP's Director of Finance. Prior to that position Ms. Stockwell was a senior manager for Price Waterhouse in Orlando. Ms. Stockwell received a B.Com from the University of Windsor, Ontario and is a licensed Certified Public Accountant in Florida.

        Jean Louis Bonnier was recently appointed Universal Parks & Resorts Vice President, Finance as well as to the audit committees of UCDP and each of the issuers. Prior to joining Universal Parks & Resorts, Mr. Bonnier was Vice President of NBC Stations Division. He has been with NBC since 1999 and various businesses within GE since 1991.

Audit committees

        The current members of the audit committee of UCDP are Jon M. Barnwell and Jean Louis Bonnier. While Mr. Barnwell has been a member since August 2003, Mr. Bonnier was appointed in 2005. The members of the audit committee of UCDP also serve as the audit committee for each of Holding I and Holding II. The audit committees of Holding I and Holding II were created in connection with the Financing Transactions.

Compensation of executive officers

  Summary compensation table

        The following table sets forth the compensation during the last two fiscal years paid to our Chief Executive Officer and each of our five other most highly compensated executive officers as of December 27, 2003 collectively the "named executive officers".

			Annual compensation		Long-Term Incentive Plan
Name and principal position	Year	Salary ($)	Bonus($)	Other annual compensation ($)(1)	Securities underlying options (#)	All other compensation ($)(2)
John R. Sprouls(3) President and Chief Executive Officer of each of the issuers and Executive Vice President Human Resources, Legal and Business Affairs, Universal Parks & Resorts	2003 2002	146,900 146,454	49,500 47,950	— —	— —	19,869 19,729
Robert K. Gault, Jr.(3) President and Chief Executive Officer, Universal Orlando	2003 2002	482,300 480,838	218,500 100,500	— —	— —	50,437 50,588
Wyman T. Roberts(3) Executive Vice President and Chief Marketing Officer, Universal Parks & Resorts	2003 2002	200,000 195,851	134,400 115,400	— —	— —	16,295 15,319
Michael J. Short(3) Treasurer/Chief Financial Officer of each of the issuers and Executive Vice President and Chief Financial Officer, Universal Orlando	2003 2002	313,000 312,062	104,500 58,030	— —	— —	32,590 30,559
Gretchen Hofmann Senior Vice President, Sales and Marketing, Universal Orlando	2003 2002	312,471 302,193	103,702 95,000	— —	— —	10,886 6,628
Fred J. Lounsberry(3)(4) Former Senior Vice President, Sales, Universal Parks & Resorts	2003 2002	283,049 282,191	89,100 52,470	— —	— —	36,937 31,164

(1)
Amounts totaling the lesser of either $50,000 and 10% of the total of the annual salary and bonus reported for the named executive officer have been omitted.

(2)
The amounts shown in this column for fiscal 2003 include the following:

(i)
Vivendi Universal Entertainment maintains a pension plan for employees (including Messrs. Sprouls, Gault, Roberts, Short and Lounsberry) of Vivendi Universal Entertainment and certain other U.S. subsidiaries. The pension plan applies annual contribution credits as a percent of pay and annual fixed interest rate credits to participants' account balances. In 2003 the cost of these contributions was $9,521 in the case of Mr. Sprouls, $20,780 in the case of Mr. Gault, $5,695 in the case of Mr. Roberts, $11,390 in the case of Mr. Short and $17,137 in the case of Mr. Lounsberry.

(ii)
Vivendi Universal Entertainment maintains an executive supplemental pension plan to provide additional payments on an unfunded basis to certain managers and executives (including Messrs. Sprouls, Gault, Roberts, Short and Lounsberry). In 2003 the cost of these contributions was $6,748 in the case of Mr. Sprouls, $26,000 in the case of Mr. Gault, $7,000 in the case of Mr. Roberts, $14,000 in the case of Mr. Short and $19,000 in the case of Mr. Lounsberry.

(iii)
Vivendi Universal Entertainment also matches contributions made by employees under the Vivendi Universal Entertainment 401(k) Plan. In 2003 the cost of these contributions was $3,600 in the case of Mr. Sprouls, $3,657 in the case of Mr. Gault, $2,160 in the case of Mr. Roberts and $7,200 in the case of Mr. Short.

  (iv)
  We match contributions made by employees under our deferred compensation plan. In 2003 the cost of these contributions for Ms. Hofmann was $9,022. We also maintain a program of life and disability insurance generally available to all salaried employees on the same basis.

        The amounts shown in this column for fiscal 2002 include the following:

  (i)
  Vivendi Universal Entertainment maintains a pension plan for employees (including Messrs. Sprouls, Gault, Roberts, Short and Lounsberry) of Vivendi Universal Entertainment and certain other U.S. subsidiaries. The pension plan applies annual contribution credits as a percent of pay and annual fixed interest rate credits to participants' account balances. In 2002 the cost of these contributions was $9,580 in the case of Mr. Sprouls, $20,906 in the case of Mr. Gault, $5,727 in the case of Mr. Roberts, $11,453 in the case of Mr. Short and $17,245 in the case of Mr. Lounsberry.

  (ii)
  Vivendi Universal Entertainment maintains an executive supplemental pension plan to provide additional payments on an unfunded basis to certain managers and executives (including Messrs. Sprouls, Gault, Roberts, Short and Lounsberry). In 2002 the cost of these contributions was $6,608 in the case of Mr. Sprouls, $26,000, in the case of Mr. Gault, $7,000 in the case of Mr. Roberts, $11,906 in the case Mr. Short and $13,920 in the case of Mr. Lounsberry.

  (iii)
  Vivendi Universal Entertainment also matches contributions made by employees under the Vivendi Universal Entertainment 401(k) Plan. In 2002 the cost of these contributions was $3,541 in the case of Mr. Sprouls, $3,682 in the case of Mr. Gault, $2,592 in the case of Mr. Roberts and $7,200 in the case of Mr. Short.

  (iv)
  We match contributions made by employees under our deferred compensation plan. In 2002 the cost of these contributions for Ms. Hofmann was $6,173. We also maintain a program of life and disability insurance generally available to all salaried employees on the same basis.

(3)
During 2003 and 2002, Mr. Gault, Mr. Roberts, Mr. Lounsberry, Mr. Short and Mr. Sprouls were employees of Universal Studios, Inc., an affiliate of UCDP's manager, Vivendi Universal Entertainment, and we reimburse Vivendi Universal Entertainment or its affiliates for the pro rata cost of their employment compensation based on the time they spend working on UCDP matters.

In
2003, we reimbursed Vivendi Universal Entertainment or its affiliates for 100% of the cost of Mr. Gault's and Mr. Short's employment compensation, 90% of the cost of Mr. Lounsberry's employment compensation, 50% of the cost of Mr. Robert's employment compensation and 50% of the cost of Mr. Sprouls' employment compensation. Amounts set forth in the above table represent amounts we reimbursed Vivendi Universal Entertainment or its affiliates with respect to the applicable executive officer.

In
2002, we reimbursed Vivendi Universal Entertainment or its affiliates for 100% of the cost of Mr. Gault's and Mr. Short's employment compensation, 90% of the cost of Mr. Lounsberry's employment compensation, 50% of the cost of Mr. Robert's employment compensation and 50% of the cost of Mr. Sprouls' employment compensation. Amounts set forth in the above table represent amounts we reimbursed Vivendi Universal Entertainment or its affiliates with respect to the applicable executive officer.

(4)
Mr. Lounsberry's employment agreement with Universal Studios, Inc. has been assigned to UCDP and terminates February 28, 2005. Mr. Lounsberry ceased serving as Senior Vice President of Sales for Universal Parks & Resorts on September 4, 2004.

Employment agreements

        Mr. Robert K. Gault, Jr., Mr. Wyman T. Roberts, Mr. John R. Sprouls and Mr. Michael J. Short are parties to employment agreements with Universal Studios, Inc., an affiliate of UCDP's manager, Vivendi Universal Entertainment, and Mr. Fred Lounsberry and Ms. Gretchen Hofmann are each a party to an employment agreement with UCDP. The following summaries of the material provisions of the employment agreements do not purport to be complete and are subject to, and qualified in their entirety by reference to, all provisions of each described agreement.

  Robert K. Gault, Jr.

        Universal Studios, Inc. has an employment agreement with Mr. Gault pursuant to which he serves as President and Chief Executive Officer, UCDP. The term of the agreement continues through April 30, 2008, and if Universal Studios, Inc. continues Mr. Gault's employment beyond the expiration of the term without having entered into a new contract, such employment will be "at will." Under the agreement, Mr. Gault receives a base annual salary and is eligible to participate in UCDP's Long-Term Incentive Plan and other benefit plans that are generally available to employees of Universal Studios, Inc. In the event of termination for cause or in the case of death, Mr. Gault or his estate would be entitled to receive a payment of accrued but unpaid base salary due to him through the termination date or the date of death, as well as other unpaid amounts due to him under company benefit plans or programs. In the event of involuntary termination (or termination without cause), Mr. Gault is entitled to receive his base salary and benefits, with the exception of certain specified types of plans, through the expiration of the term of the agreement, so long as he continues to adhere to the covenants in his employment agreement, which include not to disclose confidential or proprietary information, not to become engaged with a competitive business and not to induce Universal Studios, Inc.'s employees, consultants or representatives to leave their employment or to work for competitors.

  Wyman T. Roberts

        Pursuant to an employment agreement with Universal Studios, Inc., Mr. Roberts serves as Executive Vice President and Chief Marketing Officer for Universal Parks & Resorts. The agreement continues through January 22, 2006. Any employment that continues beyond the term and without an extension of the contract will be "at will." In addition to his base annual salary, the agreement provides for a retention bonus in the amount of $325,000, of which $125,000 was payable upon execution of the agreement in January 2001, $100,000 was payable in February 2002 and $100,000 was payable in February 2003. Mr. Roberts is also qualified to participate in UCDP's Long-Term Incentive Plan, annual incentive plan, a stock incentive plan and other general benefit plans. Under the termination provisions of the agreement, Mr. Roberts is entitled to accrued but unpaid base salary and other unpaid benefits in the event of termination for cause or in the event of death. In the case of a termination without cause, Mr. Roberts would continue to receive base salary and certain categories of benefits through the expiration of the term of the agreement, provided that he continued to adhere to certain provisions in his employment agreement, which include confidentiality, non-competition and non-solicitation covenants.

  John R. Sprouls

        Universal Studios, Inc. has an employment agreement with Mr. Sprouls pursuant to which he serves as Executive Vice President, Human Resources, Legal & Business Affairs for Universal Parks & Resorts. Mr. Sprouls also serves as President/Chief Executive Officer of each of the issuers. The term of the agreement continues through December 6, 2006, and if Universal Studios, Inc. continues Mr. Sprouls' employment beyond the expiration of the term without having entered into a new contract, such employment will be "at will." Under the agreement, Mr. Sprouls receives a base annual salary and is eligible to participate in UCDP's Long-Term Incentive Plan, annual incentive plan, stock incentive plan and other benefit plans that are generally available to employees of Universal Studios, Inc. In the event of termination for cause or in the case of death, Mr. Sprouls or his estate would be entitled to receive a payment of accrued but unpaid base salary due to him through the termination date or the date of death, as well as other unpaid amounts due to him under company benefit plans or programs. In the event of involuntary termination (or termination without cause), Mr. Sprouls is entitled to receive his base salary and benefits, with the exception of certain specified types of plans, through the expiration of the term of the agreement, so long as he continues to adhere to the covenants in his employment agreement, which include not to disclose confidential or proprietary information, not to become engaged with a competitive business and not to induce Universal Studios, Inc.'s employees, consultants or representatives to leave their employment or to work for competitors.

  Michael J. Short

        Mr. Short has an employment agreement with Universal Studios, Inc. that continues through August 31, 2005, and will be "at will" if there are no extensions. Under the agreement, Mr. Short serves as UCDP's Executive Vice President and Chief Financial Officer. Mr. Short also serves as Treasurer/Chief Financial Officer of each of the issuers. In addition to receiving a base salary, Mr. Short is eligible to participate in UCDP's Long-Term Incentive Plan, UCDP's annual incentive plan, the Vivendi Universal stock option plan and other benefit plans that are generally available to employees of Universal Studios, Inc. In the event of termination for cause, Mr. Short receives accrued but unpaid base salary due through the termination date and other unpaid amounts due under benefit plans or programs. In the event of involuntary termination, Mr. Short's base salary and benefits (with the exception of certain specified types of plans) will continue through the expiration of the term of the agreement, provided that he continues to adhere to certain provisions under the agreement including the confidentiality, non-compete and non-solicitation covenants. If there is a termination due to death or disability, in addition to receiving his accrued but unpaid salary and benefits for the periods set forth in the agreement, Mr. Short would also be entitled to a pro rata portion of his bonus for the year of termination.

  Gretchen Hofmann

        UCDP has an employment agreement with Ms. Hofmann for her services as Senior Vice President, Sales and Marketing. We have exercised the first option to extend this agreement through March 18, 2005, and our second option for extending this agreement ends on March 18, 2007. Under the employment agreement, Ms. Hofmann may be terminated "for cause," which includes a material failure to perform her duties or failure to comply with UCDP's policies, or in the event she has suffered a permanent and total disability preventing her from performing her duties. Ms. Hofmann is eligible to receive a target incentive bonus of 30% of base salary. Ms. Hofmann's benefits also include participation in UCDP's Long-Term Incentive Plan, UCDP's 401(k) plan and the Vivendi Universal stock option program. Pursuant to the employment agreement, Ms. Hofmann is subject to a standard employee confidentiality and non-disclosure agreement.

  Fred J. Lounsberry

        Mr. Lounsberry's employment agreement with Universal Studios, Inc. has been assigned to UCDP and terminates February 28, 2005. Mr. Lounsberry ceased serving as Senior Vice President of Sales for Universal Parks & Resorts on September 4, 2004. In addition to receiving a base salary, Mr. Lounsberry is eligible to participate in Universal's annual incentive plan, the Vivendi Universal stock option plan, UCDP's Long Term Incentive Plan and other benefit plans that are generally available to employees of Universal Studios, Inc. Under the termination provisions of the agreement, Mr. Lounsberry will receive accrued but unpaid base salary and unpaid benefits. Mr. Lounsberry will continue to receive base salary and certain categories of benefits through the expiration of the term of the agreement, provided that he continues to adhere to certain provisions in his employment agreement, which include confidentiality, non-competition and non-solicitation covenants. He will also receive supplemental separation payments.

Long-Term Incentive Plan

        UCDP's Long-Term Incentive Plan provides key employees the opportunity to benefit from UCDP's growth in value. Currently, employees who are eligible to participate in the plan are limited to UCDP's Executive Committee members, UCDP's business unit heads and a select group of UCDP's Universal Parks & Resorts senior executives. Under the plan, which is administered by UCDP's Park Advisory Board, each participant was granted one or more VARs that became exercisable and payable on January 1, 2005. The value of a VAR will generally be based on the growth in market value of the equity interests of the ownership partners (Blackstone and Universal CPM) in UCDP. A pool will be established for valuing the VARs and such pool will be equal to 2% of the growth in UCDP's equity value. The value of a VAR will be calculated by dividing the total pool value by the total number of outstanding VARs. Under the plan, all awards will be paid in cash. If a participant ceased to be employed by reason of retirement, disability, death or termination (other than for cause), any VARs earned continued under the plan and will be pro-rated. Where there has been termination (other than for cause), the participant is not allowed to receive payout under the plan if that party was not been an active participant in the plan for at least six months. If a person ceased to be employed by UCDP or Universal Parks & Resorts for reasons other than retirement, disability, death or termination (other than for cause), any rights under the plan and all VARs granted were canceled.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Vivendi Universal Entertainment's special fee

        Under the UCDP partnership agreement, a "special fee" is payable monthly to an affiliate of Vivendi Universal Entertainment through Universal CPM. The special fee is calculated at 5% of certain gross operating revenues, as defined in UCDP's partnership agreement, generated from each of Universal Studios Florida and Universal's Islands of Adventure. For a more detailed explanation see "Description of the UCDP partnership agreement—Vivendi Universal Entertainment's special fee." For 2001, 2002, 2003 and the nine months ended September 2003 and September 2004, the special fee payable was $29.2 million, $29.4 million, $30.6 million, $23.8 million and $28.2 million, respectively. For 2001, 2002, 2003 and the nine months ended September 2003 and September 2004, the interest incurred on the deferred special fee payable to an affiliate of Vivendi Universal Entertainment was $3.5 million, $4.0 million, $4.9 million, $3.6 million and $4.4 million, respectively. Under the terms of UCDP's partnership agreement, fees related to revenue derived from operations of Universal's Islands of Adventure were deferred, since its opening in 1999 until equity distributions to Blackstone, from operating profits generated from Universal's Islands of Adventure, totaled an amount equal to $234.7 million. As a result of the distributions made to Blackstone by the issuers as part of the Financing Transactions, Blackstone acknowledged, as between the partners, that the equity distribution condition to the payment of Universal's Islands of Adventure special fees has been satisfied. As part of the Financing Transactions, the issuers used the proceeds from the offering of the original notes along with the contemplated cash distribution from UCDP, in part, to purchase from an affiliate of Vivendi Universal Entertainment its right to receive the most recently accrued $70.0 million of deferred special fees relating to Universal's Islands of Adventure for $70.0 million. In addition, $50.0 million of the next most recently accrued deferred special fees relating to Universal's Islands of Adventure and Universal Studios Florida was forgiven.

        In addition, under UCDP's senior secured credit agreement, fees related to revenue derived from operations of Universal Studios Florida have also been deferred since July 2000. Interest is compounded monthly on the outstanding amount of the deferred special fees at the prime rate. In addition, the indenture governing the UCDP notes provides that the special fee may only be paid upon achievement of certain leverage ratios. Up to $20.0 million of the current portion of special fees may only be paid if the UCDP debt to EBITDA ratio is 5.0 to 1.0 or less, which was met during the nine months ended September 2004. Accordingly, during the nine months ended September 2004, UCDP paid fees of $9.2 million to an affiliate of Vivendi Universal Entertainment in respect of Universal Studios Florida. In addition, at September 26, 2004, UCDP's combined balance sheet included $6.5 million classified as current liabilities related to the current portion of the special fees payable to an affiliate of Vivendi Universal Entertainment. All current and deferred special fees may only be paid if UCDP's debt to EBITDA ratio is 4.0 to 1.0 or less, which was met during the nine months ended September 2004. Accordingly, at September 26, 2004, UCDP's combined balance sheet included $10.9 million classified as current liabilities related to the current portion of the deferred special fees payable to an affiliate of Vivendi Universal Entertainment. In addition, at December 28, 2002, December 27, 2003, and September 26, 2004, respectively, UCDP had long-term deferred special fees payable to an affiliate of Vivendi Universal Entertainment of $101.9 million, $137.4 million and $143.5 million. At September 26, 2004 after giving effect to the Financing Transactions UCDP would have had total deferred fees payable to an affiliate of Vivendi Universal Entertainment of $40.9 million. Pursuant to certain subordination agreements, the special fees may not be paid if there is an event of default (or to the knowledge of UCDP's officers a default) under UCDP's credit agreements or the UCDP notes. The amended and restated senior secured credit agreement does not limit the payment of special fees accruing after March 31, 2004 (whether current or deferred).

Reimbursement of UCDP's manager's costs

        UCDP's manager, Vivendi Universal Entertainment, provides us with goods and services relating to the management and operation of UCDP's theme parks, the costs of which are reimbursed to Vivendi Universal Entertainment under the terms of UCDP's partnership agreement. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the total amount of costs we incurred for goods and services relating to the management and operation of our theme parks under the terms of UCDP's partnership agreement was $29.4 million, $31.0 million, $36.7 million, $29.9 million, and $20.3 million, respectively. Goods and services provided by Vivendi Universal Entertainment include:

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  Insurance—affiliates of UCDP's manager, Vivendi Universal, S.A. prior to May 11, 2004 and GE through NBC Universal subsequent to May 11, 2004, arrange multi-layered insurance coverage for our operations. We believe these insurance programs generally provide broader coverage at lower annual premiums than we could purchase on a standalone basis. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the cost of insurance coverage allocated to us was $8.0 million, $11.5 million, $13.7 million, $10.2 million, and $10.6 million, respectively.

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  Creative Services—Vivendi Universal Entertainment's creative group designs new rides and attractions for all theme parks owned or operated by Vivendi Universal Entertainment. Costs for the creative group, which includes salaries, benefits and direct costs incurred on our behalf, are allocated to the theme parks based on actual time spent and therefore can vary from year to year. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the costs of the creative group allocated to us were $4.4 million, $3.2 million, $7.0 million, $6.3 million, and $2.0 million, respectively.

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  Merchandise—Vivendi Universal Entertainment manages the design and procurement of merchandise for all theme parks it owns or operates to leverage purchasing power and supplier relationships and efficiencies. Vivendi Universal Entertainment allocates the cost of the merchandise management to the theme parks based upon relative merchandise revenues. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the costs of merchandise management allocated to us were $3.3 million, $2.3 million, $3.4 million, $2.7 million and $1.7 million, respectively. In addition, we purchase merchandise directly from an affiliate of Vivendi Universal Entertainment from time to time based upon specific needs. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, these purchases amounted to $649,000, $530,000, $765,000, $737,000, and $30,000, respectively.

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  Shared Executive Salaries—a number of our senior executives are employees of Vivendi Universal Entertainment or its affiliates. Vivendi Universal Entertainment allocates the full cost of the amount of time dedicated to our activities by each employee. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the total amount of these costs allocated to us was $4.1 million, $5.0 million, $4.3 million, $3.4 million, and $2.9 million, respectively.

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  General Overhead—We also reimburse Vivendi Universal Entertainment for certain other costs it incurs in providing corporate support services for managing our theme parks. These costs relate to finance, tax and legal services, international marketing, information systems and overhead. In addition, Vivendi Universal Entertainment and its affiliates enter into sponsorship agreements with various corporate partners that benefit the theme parks it owns or operates. Revenues and expenses are equitably allocated to the theme parks by Vivendi Universal Entertainment. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the total amount of these costs allocated to us was $9.0 million, $8.5 million, $7.5 million, $6.6 million, and $3.1 million, respectively.

Advisory services agreement

        In July 2002, UCDP entered into an Advisory Services Agreement with Vivendi Universal Entertainment and Blackstone. Under the terms of the Advisory Services Agreement, each of Vivendi Universal Entertainment and Blackstone has agreed to provide us with advisory and consulting services in connection with the ongoing strategic and operational oversight of our affairs in such areas as financing structures, public and private offerings of debt and equity securities and property dispositions and acquisitions. Vivendi Universal Entertainment and Blackstone will each receive an annual advisory fee of $1.25 million. In the nine months ended September 2003 and September 2004, we accrued $1.9 million for the advisory fee.

Partner distributions

        On May 28, 2003 and March 31, 2004, respectively, UCDP paid an aggregate of $10.0 million and $5.0 million in distributions to Holding I and Holding II.

Transactions with UCF Hotel Venture

        Vivendi Universal Entertainment indirectly owns 25% of UCF Hotel Venture, which owns the three hotels at Universal Orlando Resort which were not part of the Financing Transactions. We have a separate long-term ground lease relating to each hotel with UCF Hotel Venture. Under the leases, UCF Hotel Venture pays us rent based upon 1% of gross hotel revenues. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the rent earned by us under the leases was $1.0 million, $1.4 million, $1.9 million, $1.4 million, and $1.6 million, respectively. Hotel guests may charge theme park passes, food, beverage and merchandise sold at our theme parks and food, beverage, merchandise and entertainment services sold at CityWalk venues owned or operated by us to their hotel room account by presenting their room key. We then collect this revenue by billing UCF Hotel Venture. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, total hotel room key charges from UCF Hotel Venture were $5.4 million, $7.6 million, $9.5 million, $6.5 million, and $7.3 million, respectively.

Reciprocal covenants and easement agreement

        Under a Reciprocal Covenants and Easement Agreement, we are required to provide bus and boat transportation for hotel guests between our theme parks and the UCF Hotel Venture hotels. We are also responsible for maintaining the related waterways and pedestrian walkways. UCF Hotel Venture reimburses us for 50% of these costs. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, UCF Hotel Venture's portion of the total maintenance and operating costs related to transportation was $685,000, $828,000, $1,059,000, $818,000, and $847,000, respectively.

        We are also required to maintain all Universal Orlando Resort common areas, such as roadways and non-transportation roadways. UCF Hotel Venture reimburses us on a graduating scale as hotels open. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the total common area maintenance costs from UCF Hotel Venture was $123,000, $235,000, $308,000, $235,000, and $210,000, respectively.

        We are responsible for hotel marketing. UCF Hotel Venture reimburses us up to 4% of each hotel's revenue to cover marketing costs. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the total hotel marketing costs from UCF Hotel Venture was $4.0 million, $5.7 million, $7.6 million, $5.8 million, and $6.3 million, respectively.

        Our tour operator, Universal Parks & Resorts Vacations, sells wholesale travel packages and receives travel agent commission for each reservation at one of the hotels and is reimbursed for credit card fees incurred. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the total travel agent commissions earned through UCF Hotel Venture was $153,000, $245,000, $260,000, $206,000, and $239,000, respectively, and the amounts for credit card fees was $110,000, $142,000, $154,000, $121,000, and $122,000, respectively. In addition, Universal Parks & Resorts Vacations books hotel rooms on behalf of UCF Hotel Venture and receives a booking fee for each reservation. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the total booking fees UCF Hotel Venture earned by us was $439,000, $199,000, $196,000, $154,000, and $113,000, respectively.

Transactions with certain CityWalk operations

        Vivendi Universal Entertainment has an indirect interest in certain of the restaurants and retail outlets in CityWalk.

        Vivendi Universal Entertainment, through a subsidiary, owns several retail stores, including Dapy, Glow and the Universal Studios Store, that lease space in CityWalk from UCDP under customary and market lease agreements. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the total rent earned by UCDP for these stores was $691,000, $728,000, $744,000, $608,000, and $578,000, respectively. Pursuant to management agreements, UCDP has been managing the Universal Studios Store since 2002, and in 2003 began managing both Dapy and Glow. UCDP is paid a management fee of 5% of the gross sales generated at each store. In 2002 and 2003, and in the nine months ended September 2003 and September 2004, the management fee earned by UCDP was $42,000, $178,000, $134,000, and $162,000, respectively.

        Vivendi Universal Entertainment indirectly owns 50% of the Hard Rock Cafe/Hard Rock Live venue located in CityWalk and pays UCDP rent of 2.5% of revenue. In each of 2001, 2002 and 2003, the total rent earned by UCDP was $1.2 million. During the nine months ended September 2003 and September 2004, respectively, total rent earned by UCDP was $902,000 and $979,000.

        Vivendi Universal Entertainment indirectly owned 80% and UCDP owned the remaining 20% of Motown Cafe Orlando L.P., LLLP, ("Motown Cafe Orlando") which owned a restaurant in CityWalk and which was dissolved on December 31, 2004. Motown Cafe Orlando leased space in CityWalk from UCDP under a customary and market lease agreement. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the total rent earned by UCDP was $876,000, $877,000, $869,000, $661,000, and $751,000, respectively. UCDP operated and managed the Motown Cafe Orlando for which UCDP was paid a management fee of 5% of restaurant revenues. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the total management fees earned by UCDP was $219,000, $218,000, $199,000, $160,000, and $148,000, respectively. In addition, UCDP incurred various costs on behalf of Motown Cafe Orlando including payroll, property taxes, food purchases and was reimbursed for those costs. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, the total amounts incurred from Motown Cafe Orlando for these expenses was $3.3 million, $3.6 million, $2.5 million, $2.1 million, and $2.3 million, respectively. On December 31, 2004, Motown Cafe Orlando was dissolved. In addition, the lease in CityWalk with Motown was terminated. In return, ownership of the leasehold improvements was transferred from Motown to UCDP. As of January 1, 2005, the restaurant ceased to be operated as a Motown Cafe.

Transactions with other theme parks owned by Vivendi Universal Entertainment

        Vivendi Universal Entertainment owns the Wet'n Wild® water park in Orlando. We participate with other Orlando theme parks, including Wet'n Wild®, in an Orlando FlexTicket program which UCDP manages and which permits a customer to visit our theme parks, Wet'n Wild®, Sea World® Orlando and Busch Gardens® Tampa Bay. Revenue sharing is negotiated and agreed upon by all theme park participants at the beginning of each year, based on attendance share at each attraction participating in the Orlando FlexTicket program. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, our share of revenue from the Orlando FlexTicket program was $30.6 million, $27.4 million, $31.6 million, $25.6 million, and $33.3 million, respectively. In 2001, 2002 and 2003, and in the nine months ended September 2003 and September 2004, Wet n Wild®'s share was $5.7 million, $5.2 million, $6.0 million, $4.8 million, and $6.3 million, respectively.

        In late 2002 UCDP started purchasing food and alcohol supplies for Wet'n Wild® to enable Wet'n Wild® to benefit from our purchasing relationships. Although Wet'n Wild® does not pay UCDP a fee or commission for this service we benefit from lower food and alcohol prices as a result of our increased buying power.

        For our rides and attractions that are also developed for other Universal theme parks by the creative group of Vivendi Universal Entertainment, we share research and development costs. These costs are allocated pro rata among the various Universal theme parks that are building the ride or attraction. Under this arrangement, UCDP received approximately $10.9 million from Universal Studios Japan in April 2003 related to the technology and design of The Amazing Adventures of Spider-Man® ride. Additionally, in 2003 we shared costs with Universal Studios Hollywood and Universal Studios Japan for the development of Shrek 4-D™. We were able to reduce our expenditure by approximately $5.0 million for this attraction through this cost sharing arrangement.

        From time to time we may enter into arrangements with other theme parks owned or operated by Vivendi Universal Entertainment to share the expertise of certain employees with other parties. For example, in 2001 we sent a number of our employees to Universal Studios Japan to assist in training staff in connection with the opening of that park. We may enter into similar arrangements with other theme parks that Vivendi Universal Entertainment or its affiliates may develop in the future. Services rendered to affiliates are either reimbursed or paid directly by the affiliate.

Transactions with NBC Universal

        As a result of the NBC Universal Transaction we have begun to realize some synergies with other NBC Universal businesses which include cross-promotion with a variety of NBC Universal television and cable services, in particular advertising time on the NBC television network. In addition, NBC television and cable services receive visual identification in our parks. During the period from the closing of the NBC Universal Transaction to September 26, 2004, UCDP received advertising/promotional time from NBC Universal and NBC Universal received visual identification in UCDP's theme parks. UCDP estimates the value of both sides of this transaction during such period to be $1.6 million.

Consultant agreement

        In 1987, UCDP entered into an agreement with Steven Spielberg (the "Consultant") to supply consulting services for a fee based on our gross revenues. Diamond Lane Productions, the entity to which he has assigned his rights, is also entitled to a fee based on the gross revenues of all gated motion picture and/or television themed attractions owned or operated, in whole or in part, by (or pursuant to a license from) us, or MCA Inc. (now Universal Studios, Inc.), any of UCDP's partners or any of their affiliates ("comparable projects"), other than at Universal City, California. At present, the only theme park that is a comparable project is Universal Studios Japan in Osaka, Japan, which is partially owned by affiliates of Vivendi Universal Entertainment. It is possible that comparable projects will be created in the future that would fall under the consulting agreement.

        For 2001, 2002 and 2003, and the nine months ended September 2003 and September 2004, the fees incurred by us under this agreement for our parks were $14.8 million, $14.7 million, $15.5 million, $12.1 million, and $14.3 million, respectively. Fees with respect to Universal Studios Japan are paid by an affiliate of Vivendi Universal Entertainment and are not paid by us. These fees incurred were $18.1 million for 2001 (from grand opening of the park in April 2001), $15.5 million for 2002, $14.0 million for 2003, $9.8 million for the nine months ended September 2003 and $10.6 million for the nine months ended September 2004. The Consultant may also be entitled to participate in certain sales of equity by UCDP's partners and to participate in certain real estate development activities of UCDP's partners or their affiliates.

        Although the agreement has no expiration date, starting in June 2010, the Consultant has the right under certain circumstances to terminate the periodic payments under the agreement and receive instead one payment equal to the fair market value of the Consultant's interest in our parks and all comparable projects that have been open at that time for at least one year. If the parties cannot agree on the fair market value of that interest, it will be determined by a binding appraisal procedure. We represented under the agreement that the Consultant's interest in each of our parks and in any comparable projects will have priority over the interests of all financiers, lenders and others who may have an interest in that park or project. Our obligations under the agreement are guaranteed by Universal Studios, Inc., as successor to MCA Inc., and Universal Studios, Inc.'s obligations under that guarantee have in turn been assumed by Vivendi Universal Entertainment. Vivendi Universal Entertainment has indemnified us against any liability under the consulting agreement related to any comparable project that is not owned or controlled by us. Under the terms of the notes, the UCDP notes and the UCDP senior secured credit agreement, a lien to secure UCDP's obligations under the Consultant agreement would be a permitted lien.

Blackstone loans

        Concurrently with the consummation of the offering of the original notes, JPMorgan Chase Bank and another lender made loans to the equity holders of Holding I and Holding II that are controlled by Blackstone in the aggregate principal amount of $178.0 million and made commitments for additional loans of up to $52.0 million under a revolving credit facility. The obligations of the borrowers under the loans are secured by their equity interests in Holding I and Holding II and are guaranteed by NBC Universal on a deficiency basis, subject to the terms of the guarantee. The loans will mature in five years. Blackstone and NBC Universal have agreed to cooperate to obtain refinancing of the loans, if not fully paid at that time, with credit enhancement provided by NBC Universal. All future distributions received by the borrowers from Holding I and Holding II are to be applied to the payment of interest and repayment of the loans. It is anticipated that the only assets of the borrowers will be their equity interests in Holding I and Holding II.

DESCRIPTION OF THE ISSUERS' PARTNERSHIP AGREEMENTS

Description of the issuers' partnership agreement

        The following is a summary of the principal terms of the partnership agreements (the "Holding partnership agreements") of Holding I and Holding II. The management and governance provisions of the Holding partnership agreements are described under the section entitled "Management of the issuers" in this prospectus. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of each of the Holding partnership agreements, copies of which are available from us upon request. For a graphic description of the issuers' ownership structure, please see "Summary—Ownership structure".

Purpose

        The purpose of Holding I is to act as the sole limited partner of UCDP. The purpose of Holding II is to act as the sole general partner of UCDP.

Limitation on transfer of partnership interests

        Neither Blackstone nor Universal CPM may transfer or sell their interests in Holding I or Holding II without the consent of the other partners.

Certain actions that require approval of both partners

        Neither Holding I nor Holding II may take certain actions except as otherwise provided in the Holding partnership agreements unless it first receives the approval of Blackstone, on the one hand, and Universal CPM on the other hand. These actions include the sale, the pledge or encumbrance of significant assets of, the issuance of securities of, or interests in, either Holding I or Holding II, as the case may be, or admission of any additional partner to either Holding I or Holding II, as the case may be, changes in the primary business of either Holding I or Holding II, as the case may be, any act that would make it impossible to carry on the ordinary business of either Holding I or Holding II, as the case may be, any assignment of property of either Holding I or Holding II, as the case may be, in trust for creditors or the approval of any matter requiring the written approval of Holding I and Holding II under the UCDP Partnership Agreement.

Arbitration of disputes

        Any dispute arising out of or in connection with either Holding I or Holding II's partnership agreement, other than a fair market value determination in connection with the winding up of Holding I or Holding II, will be submitted to arbitration in Orlando, Florida, and the decision of any arbitration shall be final and binding.

Distributions

        Holding I and Holding II are required to distribute to Blackstone and Universal CPM, within 30 days after the end of each fiscal semi-annual period, all of their available cash on hand. The amount of available cash shall be determined after the manager of UCDP has made good faith estimates of future cash flow (as defined in the Holding partnership agreements) and reserves and taken into account the requirements imposed by third parties (such as lenders or noteholders). UCDP's senior secured credit agreement as well as the note indenture governing the UCDP notes restrict UCDP's manager from making any distributions to Holding I or Holding II, unless certain financial ratios are satisfied. The amended and restated senior secured credit agreement permits distribution to pay interest on the notes. See "Description of UCDP debt."

        In addition, as soon as practicable after the end of each fiscal year, a cash distribution shall be made to each of Blackstone and Universal CPM in an amount equal to the combined federal, state and local and foreign income tax on the amount of its taxable income of the partnership allocated to it for the tax period using the highest combined tax rates applicable to Blackstone. Cash distributions to pay taxes will not be restricted by UCDP's senior secured credit agreement, the indenture governing the UCDP notes or the indenture governing the notes. Cash distributions to pay taxes would be offset against cash distributions to which either Holding I or Holding II would otherwise be entitled.

Dissolution of Holding I or Holding II

        Either of Holding I or Holding II will be dissolved and its affairs wound up upon: (i) written agreement of Blackstone and Universal CPM, (ii) the acquisition of the partnership interests of Blackstone and Universal CPM by a lender in connection with UCDP's credit facilities by foreclosure or power of sale, (iii) notice by any of Blackstone or Universal CPM that Holding I or Holding II, as the case may be, ceases to have an interest (directly of indirectly) in our theme parks, (iv) an event of default occurring (as defined in the Holding partnership agreements), in the case of a curable event of default, such event of default occurring and not having been timely cured, and the non-defaulting partner notifying the defaulting partner of its intent to dissolve either Holding I or Holding II, as applicable or (iv) either Blackstone or Universal CPM dissociating itself from either Holding I or Holding II, as the case may be.

        Upon dissolution of Holding I or Holding II, as the case may be, unless it is reconstituted and continued as a new partnership, the person authorized to wind up its affairs (the liquidator) will, acting with all the powers that the liquidator deems necessary or desirable in its good faith judgment, liquidate Holding I or Holding II's assets, as the case may be, the proceeds of the liquidation will be applied as follows: (1) first, towards the payment of all of Holding I or Holding II's creditors, as the case may be, and the creation of a reserve for contingent liabilities and (2) then, to Blackstone and Universal CPM in accordance with the terms of the Holding partnership agreement.

Non-competition agreement

        During the term of the Holding partnership agreements neither Blackstone nor Universal CPM nor any of their affiliates may engage in any theme park similar to UCDP's theme parks in the State of Florida without the consent of the other partners. In addition, neither Blackstone nor any of its affiliates may engage in any theme park similar to UCDP's theme parks anywhere in the world without Universal CPM's consent. This restriction does not apply to the operation of any studio similar to UCDP's working studios at Universal Studios Florida.

        If Universal CPM, Vivendi Universal Entertainment or Universal Studios, Inc. or any of their affiliates propose to develop or acquire a theme park having key elements similar to UCDP's theme parks then Blackstone may elect to participate in such development or acquisition on a 50/50 basis with Universal CPM, Vivendi Universal Entertainment or Universal Studios, Inc.

DESCRIPTION OF THE UCDP PARTNERSHIP AGREEMENT

        UCDP has two partners, Universal City Florida Holding Co. I, a Florida general partnership and UCDP's sole limited partner, or "Holding I," and Universal City Florida Holding Co. II, a Florida general partnership and UCDP's sole general partner, or "Holding II." Holding I has a 24.24% limited partnership interest in UCDP and Holding II has a 75.76% general partnership interest in UCDP.

        The following is a summary of the principal terms of the UCDP partnership agreement. The management and governance provisions of UCDP's partnership agreement are described under the section entitled "Management of UCDP" elsewhere in this prospectus. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the UCDP partnership agreement, a copy of which is available from us upon request. For a graphic description of UCDP's ownership structure, please see "Summary—Ownership structure".

Purpose

        UCDP's purpose under the partnership agreement is to own, develop and operate our Florida theme parks, Universal Studios Florida and Universal's Islands of Adventure, and our dining, retail and entertainment complex, CityWalk.

Universal licenses

        UCDP has a license to use, at no cost, the "Universal" name in connection with the operation of our theme parks and the non-exclusive right to use all proprietary and creative elements controlled by Universal CPM and its affiliates, including third party licensed rights. The terms of these license arrangements have been confirmed in a separate license agreement with Universal Studios, Inc. and Universal City Studios LLLP. For a more detailed description of this license agreement see "Business—Intellectual property."

Reimbursement of costs incurred by our partners and the manager

        Holding I and Holding II and UCDP's manager are entitled to be reimbursed for all costs incurred in connection with partnership activities and activities as manager.

Vivendi Universal Entertainment's special fee

        A special fee is payable monthly to an affiliate of Vivendi Universal Entertainment or its designee in an amount equal to 5% of certain gross operating revenues, as defined in the UCDP partnership agreement, generated from each of Universal Studios Florida and Universal's Islands of Adventure. Fees related to the gross operating revenues generated from Universal's Islands of Adventure since opening were deferred until Blackstone received equity distributions, as partners in Holding II, from the operating profits generated from Universal's Islands of Adventure, in an aggregate amount equal to $234.7 million. As a result of the distributions made to Blackstone by the issuers as part of the Financing Transactions, Blackstone acknowledged, as between the partners, that the equity distribution condition to the payment of Universal's Islands of Adventure special fees has been satisfied. Interest is charged monthly at prime on the outstanding amount of deferred fees. Under the terms of the indenture governing the UCDP notes, up to $20.0 million of current special fees may be paid if UCDP's ratio of debt to EBITDA is 5.0 to 1.0 or less and all current and deferred special fees may only be paid if that ratio is 4.0 to 1.0 or less. Pursuant to certain subordination agreements, the special fees may not be paid if there is an event of default (or to the knowledge of UCDP's officers a default) under UCDP's credit agreements, or the UCDP notes. The amended and restated senior secured credit agreement does not limit the payment of special fees accruing after UCDP's quarter ended March 2004 whether current or deferred.

        The special fee is payable to an affiliate of Vivendi Universal Entertainment for so long as Universal Studios Florida and Universal's Islands of Adventure continue to operate and regardless of whether Vivendi Universal Entertainment or its affiliates continue to have an interest in those theme parks or act as UCDP's manager.

Limitation on transfer of partnership interests

        UCDP's partners may not transfer or sell their interests in UCDP without the consent of the other partners or as otherwise provided in the right of first refusal described below.

Certain actions that require approval of UCDP's Park Advisory Board

        Although UCDP's manager, Vivendi Universal Entertainment, is ultimately responsible for UCDP's day-to-day management, certain actions require the approval of UCDP's Park Advisory Board. These actions include: (1) changing the area comprising Universal Studios Florida, Universal's Islands of Adventure, CityWalk, the hotels and resort facilities; (2) incurring indebtedness; (3) repaying indebtedness or other liabilities other than in the ordinary course; (4) any amendment to UCDP's senior secured credit agreement; (5) making any election or decision under UCDP's senior secured credit agreement; (6) making and determining the amount of distributions to UCDP's partners other than (a) the special fee payable to an affiliate of Vivendi Universal Entertainment; (b) repayment of any loan or other obligation to one of UCDP's partners and (c) those described below under the heading "Distributions"; (7) establishing annual operating plans and budgets and annual capital expenditure plans and budgets; (8) certain contracts having a cost in excess of $1,000,000 (subject to CPI escalation); (9) the addition, substantial modification or deletion of a major ride or attraction having a cost in excess of $1,500,000 (subject to CPI escalation); (10) expenditure in excess of approved budgets, except for (a) items resulting from increases in business volume, (b) emergency situations estimated to cost less than $50,000 and (c) the transfer of budgetary funds among categories within approved budgets; (11) entry into or changes to existing corporate sponsorship arrangements having a financial impact in excess of $50,000; or (12) changing the name of Universal Orlando to eliminate the use of "Universal" or "Universal Studios."

Certain actions that require the approval of both partners

        UCDP's Park Advisory Board may not take certain actions unless it first receives the approval of Holding I and Holding II. These actions include the sale, the pledge or encumbrance of significant assets, the issuance of securities of, or interests in, the partnership or admission of any additional partner to the partnership, changes in the primary business of the partnership, any act that would make it impossible to carry on the ordinary business of the partnership, any assignment of partnership property in trust for creditors or the dissolution of the partnership.

Arbitration of disputes

        Any dispute arising out of or in connection with the UCDP partnership agreement, other than matters requiring partner approval or approval of the UCDP Park Advisory Board, will be submitted to arbitration in Orlando, Florida, and the decision of any arbitration shall be final and binding.

Indemnification

        The UCDP partnership will indemnify and hold harmless Vivendi Universal Entertainment and its affiliates from all claims, liabilities and costs incurred or arising on account of their good faith performance of the functions as its manager.

Distributions

        Subject to the restrictions contained in UCDP's senior secured credit agreement, the UCDP notes and applicable law, the partners will cause UCDP to make partnership distributions as follows: first, to enable Holding I and Holding II to pay all accrued and unpaid interest on the exchange notes as it becomes due; and second, (i) to fund the cash needs of Holding I or Holding II, (ii) at the option of NBC Universal, to enable Holding I or Holding II to purchase accrued receivables relating to special fees, (iii) to make distributions to the partners and (iv) for other uses as determined by Holding I and Holding II; provided, that it is currently anticipated that no such distribution will be made unless, after giving effect thereto UCDP would be permitted to make at least $50.0 million in distributions to Holding I and Holding II under the terms of the indenture governing the UCDP notes. This understanding may be modified at any time at the discretion of the partners. The amended and restated senior secured credit agreement permits distributions by UCDP to Holding I and Holding II to pay interest on the exchange notes. See "Description of UCDP debt." In addition, as soon as possible after the end of each fiscal year, a cash distribution shall be made to each partner in an amount equal to the combined federal, state and local and foreign income tax on the amount of such partner's taxable income of the partnership allocated to it for the tax period using the highest combined tax rates applicable to Blackstone. Cash distributions to pay taxes will not be restricted by UCDP's senior secured credit agreement or the indenture governing the notes. Cash distributions to pay taxes would be offset against cash distributions to which a partner would otherwise be entitled.

Dissolution of the partnership

        The partnership will be dissolved and its affairs wound up upon written agreement of Holding I and Holding II, the acquisition of the partnership interests of the partners of Holding II by a lender in connection with UCDP's credit facilities by foreclosure or power of sale, notice by any partner of Holding II ceasing to have an interest in our theme parks, the occurrence of any event that results in there being no general partner unless the partnership is continued and an additional general partner is appointed or upon the occurrence of any event that results in there being no limited partner unless the partnership is continued and an additional limited partner is appointed.

        Upon the dissolution of UCDP, unless it is reconstituted and continued as a new partnership, the person authorized to wind up UCDP's affairs (the liquidator) will, acting with all the powers of UCDP's general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate UCDP's assets. The proceeds of the liquidation will be applied as follows: (1) first, towards the payment of all of UCDP's creditors and the creation of a reserve for contingent liabilities and (2) then, to Holding I and Holding II in proportion to the balance in their respective capital accounts.

Non-competition agreement

        During the term of the UCDP partnership agreement neither of Holding I or Holding II nor any of their affiliates may engage in any theme park similar to UCDP's theme parks in the State of Florida without the consent of the other partners. In addition, neither Blackstone nor any of its affiliates may engage in any theme park similar to UCDP's theme parks anywhere in the world without Universal CPM's consent. This restriction does not apply to the operation of any studio similar to UCDP's working studios at Universal Studios Florida.

        If Universal CPM, Vivendi Universal Entertainment or Universal Studios, Inc. or any of their affiliates propose to develop or acquire a theme park having key elements similar to our theme parks then Blackstone may elect to participate in such development or acquisition on a 50/50 basis with Universal CPM, Vivendi Universal Entertainment or Universal Studios, Inc.

Right of first refusal

        Concurrently with the consummation of the offering of the original notes, Blackstone and Universal CPM entered into an amended and restated partners' agreement pursuant to which (a) from the date of such agreement to January 1, 2006, each of Blackstone and Universal CPM agree not to sell their ownership interests in Holding I and Holding II, (b) from January 1, 2006 to December 31, 2007, each of Blackstone and Universal CPM shall be permitted, without the consent of the other party, to sell their ownership interests in Holding I and Holding II to a third party, provided that the other party be permitted to participate in such sale on an equitable basis and (c) after December 31, 2007, neither party may sell their ownership interest in Holding I and Holding II without first offering the other party the opportunity to purchase such interest at a cash price specified by the party desiring to sell its interest. If either party makes such an offer to sell to the other party after December 31, 2007, the other party shall have 90 days to accept such offer. If the other party declines the opportunity to purchase, the offering party shall market both parties' interests in Holding I and Holding II to third parties. If the interests in Holding I and Holding II are not sold to a third party in connection with the marketing process, then the offering party shall be prohibited from making another offer to the other party for a period of one year from the expiration date of the 90-day offer period, and during such period, the other party may agree to sell its ownership interest without restriction. A transfer by Blackstone or Universal CPM to the other of its interests in Holding I or Holding II is not a "Change of Control" for the purposes of the exchange notes or the UCDP notes or the senior secured credit agreement, but the sale by Blackstone and Universal CPM of both of their interests to a third party would be a "Change of Control."

        If Universal CPM or any of its affiliates are providing services with respect to our theme parks at the time of a sale of its interest in Holding I and Holding II pursuant to the partners' agreement, then Universal CPM has agreed to enter into a customary transitional services agreement with Blackstone or a third party, as applicable, to provide those services for a period of 12 months following the sale, with those services to be provided on the same terms and conditions (including reimbursement) as in effect prior to the sale. If the cost of any service was not being allocated or reimbursed prior to the sale, then Universal CPM will provide that service at cost. Also, if Universal CPM or any of its affiliates is a party to a corporate sponsorship deal pursuant to which we will have obligations or liabilities following the closing of the sale, Universal CPM or its relevant affiliate will agree to provide the benefits of that corporate sponsorship deal to us on the same terms and conditions as in effect prior to the closing, subject to receipt of any necessary consent of the corporate sponsor.

DESCRIPTION OF UCDP DEBT

        Concurrently with the offering of the original notes, UCDP amended and restated its pre-existing senior secured credit agreement and revolving credit facility with JPMorgan Chase Bank, N.A. and other banks party thereto. In this prospectus, we refer to this amendment and restatement as the "Amendments." The following is a summary of the principal terms of UCDP's amended senior secured credit agreement (which now incorporates UCDP's revolving credit facility) after giving effect to the Amendments. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of UCDP's amended and restated senior secured credit agreement, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Priority of liabilities of subsidiaries

        The issuers are holding companies with no revenue-generating operations of their own. Their assets consist substantially of their interests in UCDP which interests are pledged to secure UCDP's obligations under UCDP's amended and restated senior secured credit agreement.

        All of the issuers' operations are conducted through the issuers' subsidiaries. Claims of creditors of such subsidiaries, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of the issuers' creditors, including holders of the exchange notes. Accordingly, the exchange notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders of the issuers' subsidiaries. See "—Risks related to the exchange notes—Because the issuers are the sole obligors of the exchange notes, and their subsidiaries will not guarantee the issuers' obligations under the exchange notes or have any obligation with respect to the exchange notes, the exchange notes are structurally subordinated to the debt and liabilities of the issuers' subsidiaries. In addition, the exchange notes are effectively subordinated to any of the issuers' present and future secured debt".

        At September 26, 2004, after giving effect to the Financing Transactions, the total indebtedness of the issuers' subsidiaries would have been approximately $1,047.6 million. Although the indenture governing the exchange notes limits the incurrence of indebtedness of certain of the issuers' subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture governing the exchange notes does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered indebtedness under the indenture governing the exchange notes. See "Description of exchange notes—Material Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock".

Amended and restated senior secured credit agreement

  General

        UCDP has both term loans and revolving loans outstanding under its amended and restated senior secured credit agreement. As of September 26, 2004, under its pre-existing credit facilities the outstanding principal balance of UCDP's term loans was $508.4 million and the aggregate amount of revolving commitments available to UCDP was $92.2 million, none of which was outstanding. Following the consummation of the Financing Transactions, approximately $550.0 million is outstanding under the term loan agreement and $100.0 million is available under the revolving credit facility. In addition, UCDP may borrow up to $200.0 million of incremental term loans from time to time.

  Structure

        The obligations of UCDP under the amended and restated senior secured credit agreement are senior obligations and rank pari passu in right of payment with the UCDP notes and effectively senior to the UCDP notes to the extent of the collateral securing such agreement and structurally senior to the exchange notes.

  Security

        Loans made under UCDP's senior secured credit agreement are secured by first priority security interests in substantially all of UCDP's tangible and intangible properties and assets as well as a pledge by the issuers of 100% of the outstanding equity interests in UCDP.

  Maturity; prepayment

        Loans under the senior secured credit agreement will mature in 2011; provided, however, that in the event that (i) the UCDP notes have not been refinanced or repaid in full prior to December 1, 2009, or (ii) the exchange notes have not been refinanced or repaid in full prior to January 1, 2010 (in either case, the "Early Maturity Date"), on such Early Maturity Date, the senior secured credit facilities under the senior secured credit agreement shall terminate and all amounts thereunder will become due and payable on such Early Maturity Date. Mandatory term loan amortization payments will be approximately $1.4 million at the end of each fiscal quarter beginning with the first quarter of 2005. Term loans are also subject to mandatory prepayments of 100% of the net cash proceeds of non-ordinary course asset sales or other dispositions of property, 50% of excess cash flow for each fiscal year beginning with the fiscal year ending December 31, 2005 in the event that certain financial ratios are not met, and 100% of the net proceeds of issuances of debt obligations of UCDP, in each case subject to certain exceptions.

  Interest rates

        The interest rate applicable to borrowings under the senior secured credit agreement will be based, at the option of UCDP, on either a base rate (calculated as the higher of the prime rate quoted by JPMorgan Chase Bank, N.A. or the sum of 1/2 of 1% plus the federal funds rate) or LIBOR, in each case plus a specified margin. Overdue amounts under UCDP's senior secured credit agreement not paid when due bear interest at a default rate of 2.00% above the rates otherwise applicable to the loans.

  Covenants; events of default

        UCDP is subject to various restrictive financial and other covenants, including without limitation, covenants that restrict or limit:

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  the incurrence of indebtedness;

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  the granting of additional liens;

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  certain mergers, consolidations, sales of assets and acquisitions;

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  limitations on sale-leaseback transactions;

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  limitations on prepayment, redemptions and repurchases of other debt;

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  limitations on changes in UCDP's business;

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  UCDP's ability to make investments, loans and advances;

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  UCDP's ability to distribute cash to the issuers or make other forms of restricted payments;

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  certain transactions with affiliates; and

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  capital expenditures.

        UCDP's senior secured credit agreement also contains customary affirmative covenants, including without limitation maintenance of existence and rights, payment of taxes, delivery of financial statements, maintenance of intellectual property, compliance with laws, and maintenance of its properties. In addition, the senior secured credit agreement requires UCDP to maintain compliance with certain financial covenants including an obligation to maintain certain ratios of debt to EBITDA and certain ratios of EBITDA to interest expense.

        UCDP's senior secured credit agreement provides for customary events of default, including nonpayment of principal and interest, defaulting on certain other material indebtedness, violation of covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events, material judgments and attachments, dissolution, condemnation and major casualty and the occurrence of a change of control.

  Limitation on restricted payments

        The terms of UCDP's senior secured credit agreement significantly restrict UCDP from making distributions and otherwise transferring assets to the issuers. For example, after giving effect to such payment to the issuers and to any concurrent incurrence of debt, no more than $30.0 million in aggregate principal amount of UCDP's revolving facility can be outstanding. In addition, as a condition to making such payments, UCDP must have a debt to EBITDA ratio (as defined in UCDP's senior secured credit agreement) of:

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  4.25 to 1, if the payment is made on or prior to December 30, 2005;

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  4.00 to 1 if the payment is made on or after December 31, 2005 and on prior to December 30, 2006; and

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  3.75 to 1 if the payment is made on or after December 31, 2006.

        Despite these limitations, UCDP's senior secured credit agreement permits UCDP to make a payment to Holding I and Holding II if such payment is used by Holding I and Holding II to pay, when due, interest on the exchange notes and their other indebtedness (subject to certain exceptions), so long as before and immediately after giving effect to such payment:

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  no payment default under UCDP's senior secured credit agreement shall exist; and

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  UCDP shall not have received a notice from the administration agent during the continuance of any other event of default under the amended and restated senior secured credit agreement that restricted payments are prohibited during such event of default.

  UCDP notes

        UCDP has issued and outstanding $500.0 million aggregate principal amount of its 11 3/4% Senior Notes due 2010. Interest on the UCDP notes is payable semiannually on April 1 and October 1.

        The UCDP notes are unsecured senior obligations of UCDP and are:

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  equal in right of payment to all of UCDP's existing and future senior indebtedness; and

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  senior in right of payment with any of UCDP's existing and future subordinated indebtedness.

        The UCDP notes include customary covenants that restrict, among other things, the ability to incur additional debt, pay dividends or make certain other restricted payments, incur liens, merge or sell all or substantially all of the assets or enter into various transactions with affiliates. Prior to August 1,

2006, UCDP may redeem up to 35% of the aggregate principal amount of UCDP notes at a redemption price of 111.750% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with funds raised in specified equity offerings. The UCDP notes are redeemable at UCDP's option on or after April 1, 2007 at specified prices.

        The terms of the indenture governing the UCDP notes limits UCDP's ability to make distributions and otherwise transfer assets to the issuers. For example, subject to limited exceptions, UCDP's ability to make such payments is governed by a formula based on UCDP's EBITDA (as defined in the indenture governing the UCDP notes). In particular, any such payment together with the aggregate amount of all other restricted payments under the indenture governing the UCDP notes made by UCDP after March 28, 2003 (including any payments of the special fee payable to an affiliate of Vivendi Universal Entertainment) cannot exceed the amount of UCDP's EBITDA for the period from and including December 29, 2002, through the most recently ended quarter for which internal financial statements are available, less 1.5 times the UCDP's consolidated interest expense (as defined in the indenture governing the UCDP notes) for the same period.

THE EXCHANGE OFFER

Purpose of the exchange offer

        In connection with the sale of the original notes, the issuers entered into a registration rights agreement with the initial purchasers, under which the issuers agreed to use their reasonable best efforts to file and have declared effective a registration statement under the Securities Act relating to the exchange offer.

        The issuers are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, the issuers have not sought their own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of exchange notes, but not a holder who is an "affiliate" of the issuers within the meaning of Rule 405 of the Securities Act, who exchanges original notes for exchange notes in the exchange offer generally may offer the exchange notes for resale, sell the exchange notes and otherwise transfer the exchange notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is an "affiliate" of the issuers within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the exchange notes only if the holder acquires the exchange notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the exchange notes.

        Any holder of the original notes using the exchange offer to participate in a distribution of exchange notes cannot rely on the no-action letters referred to above. Any broker-dealer who holds original notes acquired for its own account as a result of market-making activities or other trading activities and who receives exchange notes in exchange for such original notes pursuant to the exchange offer may be a statutory underwriter and must deliver a prospectus meeting the requirements of the Act in connection with any resale of such exchange notes.

        Each broker-dealer that receives exchange notes for its own account in exchange for original notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. The issuers have agreed that for a period of not less than 180 days after the Expiration Date, we will make this prospectus available to broker-dealers for use in connection with any such resale. See "Plan of distribution."

        Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of exchange notes.

        The exchange offer is not being made to, nor will the issuers accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the exchange

        Upon the terms and subject to the conditions of the exchange offer, the issuers will accept any and all original notes validly tendered prior to 5:00 p.m., New York time, on the Expiration Date. The date of acceptance for exchange of the original notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the Expiration Date. The issuers will issue, on or promptly after the exchange date, an aggregate principal amount of up to $450.0 million of exchange notes for a like principal amount of outstanding original notes tendered and accepted in connection with the exchange offer. The exchange notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date.

        The terms of the exchange notes are identical in all material respects to the terms of the original notes, except that the exchange notes have been registered under the Securities Act and are issued free from any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. The exchange notes will evidence the same debt as the original notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the original notes being exchanged. As of the date of this prospectus, $450.0 million in aggregate principal amount of the original notes are outstanding.

        In connection with the issuance of the original notes, the issuers arranged for the original notes purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, acting as depositary. The exchange notes will be issued in the form of global notes registered in the name of DTC or its nominee and each beneficial owner's interest in it will be transferable in book-entry form through DTC. See "Description of book-entry system."

        Holders of original notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Original notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but will not be entitled to any registration rights under the registration rights agreement.

        The issuers shall be considered to have accepted validly tendered original notes if and when the issuers have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from the issuers.

        If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, the issuers will return the original notes, without expense, to the tendering holder promptly after the Expiration Date.

        Holders who tender original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of original notes in connection with the exchange offer. The issuers will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer.

        Pursuant to the registration rights agreement with the initial purchasers, if on or prior to the 180th day following the date of original issuance of the original notes, neither the exchange offer relating to the original notes has been completed nor a shelf registration statement relating to the original notes has been declared effective, the interest rate on the original notes will be increased by 0.25% per annum for the first 90-day period immediately following such date and an additional 0.25% per annum thereafter in each case until the exchange offer has been completed or the shelf registration statement, if required, is declared effective or the original notes cease to constitute Transfer Restricted Notes as defined in the registration rights agreement.

Expiration date; extensions; amendments

        The Expiration Date for the exchange offer is 5:00 p.m., New York City time, on                        , 2005, unless extended by the issuers in their sole discretion, in which case the term "Expiration Date" shall mean the latest date and time to which the exchange offer is extended.

        The issuers reserve the right, in their sole discretion:

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  to delay accepting any original notes, to extend the offer or to terminate the exchange offer if, in their reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, or

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  to amend the terms of the exchange offer in any manner.

        If the issuers amend the exchange offer in a manner that the issuers consider material, the issuers will disclose such amendment by means of a prospectus supplement, and the issuers will extend the exchange offer for a period of five to ten business days.

        If the issuers determine to extend, amend or terminate the exchange offer, the issuers will publicly announce this determination by making a timely release through an appropriate news agency.

Conditions to the exchange offer

        Despite any other term of the exchange offer, the issuers will not be required to accept for exchange, or to exchange any exchange notes for, any original notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the original notes, if prior to the expiration date:

  •
  any law, statute, rule or regulation is proposed, adopted or enacted, which in the issuers' reasonable judgment, might materially impair the issuers' ability to proceed with the exchange offer; or

  •
  any governmental approval has not been obtained, which approval the issuers, in their reasonable discretion, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

        The conditions listed above are for the issuers' sole benefit and may be asserted by them regardless of the circumstances giving rise to any of these conditions. The issuers may waive these conditions in their reasonable discretion in whole or in part at any time and from time to time. The failure by the issuers at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time.

        If the issuers determine in their reasonable discretion that any of the conditions are not satisfied, the issuers may:

  •
  refuse to accept any original notes and return all tendered original notes to the tendering holders;

  •
  extend the exchange offer and retain all original notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those original notes (See "—Withdrawal of tenders" below); or

  •
  waive unsatisfied conditions relating to the exchange offer and accept all properly tendered original notes which have not been withdrawn.

Procedures for tendering

        Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must

  •
  complete, sign and date the letter of transmittal, or a facsimile of it,

  •
  have the signatures guaranteed if required by the letter of transmittal, and

  •
  mail or otherwise deliver the letter of transmittal or the facsimile, the original notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the Expiration Date.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account. Although delivery of original notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses set forth under the caption "exchange agent" below, prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

        The tender by a holder of original notes will constitute an agreement between the issuers and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the Expiration Date. No letter of transmittal of original notes should be sent to the issuers. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner's original notes, either make appropriate arrangements to register ownership of the original notes in the owners' name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, unless the original notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  for the account of an eligible guarantor institution.

        In the event that signatures on a letter or transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by:

  •
  a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.,

  •
  a commercial bank or trust company having an office or correspondent in the United States, or

  •
  an "eligible guarantor institution."

        If the letter of transmittal is signed by a person other than the registered holder of any original notes, the original notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

        If the letter of transmittal or any original notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the issuers, submit evidence satisfactory to the issuers of their authority to act in that capacity with the letter of transmittal.

        The issuers will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered original notes in their sole discretion. The issuers reserve the absolute right to reject any and all original notes not properly tendered or any original notes whose acceptance by the issuers would, in the opinion of their counsel, be unlawful. The issuers also reserve the right to waive any defects, irregularities or conditions of tender as to any particular original notes either before or after the Expiration Date. The issuers' interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a time period we will determine. Although the issuers intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of original notes, neither the issuers, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of original notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the Expiration Date.

        In addition, the issuers reserve the right, as set forth above under the caption "Conditions to the exchange offer," to terminate the exchange offer.

        By tendering, each holder represents to the issuers, among other things, that:

  •
  the exchange notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes, whether or not such person is the holder;

  •
  neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such exchange notes; and

  •
  neither the holder nor any such other person is an "affiliate" of the issuers (as defined in Rule 405 under the Securities Act).

        If the holder is a broker-dealer which will receive exchange notes for its own account in exchange for original notes, it will acknowledge that it acquired such original notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of distribution."

Guaranteed delivery procedures

        A holder who wishes to tender its original notes and:

  •
  whose original notes are not immediately available;

  •
  who cannot deliver the holder's original notes, the letter of transmittal or any other required documents to the exchange agent prior to the Expiration Date; or

  •
  who cannot complete the procedures for book-entry transfer before the Expiration Date may effect a tender if

  •
  the tender is made through an eligible guarantor institution;

  •
  before the Expiration Date, the exchange agent receives from the eligible guarantor institution:

  —
  a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

  —
  the name and address of the holder, and

  —
  the certificate number(s) of the original notes and the principal amount at maturity of original notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the letter of transmittal and the certificate(s) representing the original notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives, within three New York Stock Exchange trading days after the Expiration Date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered original notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Withdrawal of tenders

        Except as otherwise provided herein, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

        To withdraw a tender of original notes in connection with the exchange offer, a written facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

  •
  specify the name of the person who deposited the original notes to be withdrawn,

  •
  identify the original notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such original notes),

  •
  be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered (including any required signature guarantees) or be accompanied by documents or transfer sufficient to have the trustee register the transfer of such original notes into the name of the person withdrawing the tender, and

  •
  specify the name in which any such original notes are to be registered, if different from that of the depositor.

        The issuers will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any original notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued unless the original notes withdrawn are validly re-tendered. Any original notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following one of the procedures described above under "Procedures for tendering" at any time prior to the Expiration Date.

Exchange agent

        The Bank of New York has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, at its offices at 101 Barclay Street, 7 East, New York, N.Y 10286. The exchange agent's telephone number is (    )            and facsimile number is (    )            .

Fees and expenses

        The issuers will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. The issuers will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

        Holders who tender their original notes for exchange will not be obligated to pay transfer taxes. If, however:

  •
  exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the original notes tendered, or

  •
  if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal, or

  •
  if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer,

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting treatment

        The exchange notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

Consequences of failures to properly tender original notes in the exchange

        Issuance of the exchange notes in exchange for the original notes under the exchange offer will be made only after timely receipt by the exchange agent of such original notes, of a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the original notes desiring to tender such original notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. The issuers are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. Original notes that are not tendered or that are tendered but not accepted by the issuers will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registered rights under the registration rights agreement will terminate.

        In the event the exchange offer is completed, the issuers will not be required to register the remaining original notes. Remaining original notes will continue to be subject to the following restrictions on transfer:

  •
  the remaining original notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law, and

  •
  the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption.

        The issuers do not currently anticipate that the issuers will register the remaining original notes under the Securities Act. To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected.

DESCRIPTION OF EXCHANGE NOTES

General

        The original notes were issued under an indenture (the "indenture"), dated as of December 9, 2004, among Universal City Florida Holding Co. I ("Holding I"), Universal City Florida Holding Co. II ("Holding II" and, together with Holding I, the "Issuers"), UCFH I Finance, Inc. ("UCFH I Finance") and UCFH II Finance, Inc. ("UCFH II Finance" and, together with Finance I, the "Finance Issuers" and, together with the Issuers, the "Co-Issuers"), as joint and several obligors, and The Bank of New York Trust Company, N.A., as Trustee. References to the "Issuers" herein refers to Holding I and Holding II collectively and unless the context otherwise requires, either Holding I or Holding II. The exchange notes will be issued under the same indenture and will be identical in all material respects to the original notes, except that the exchange notes will be registered under the Securities Act and will be free of any obligation regarding registration, including the payment of additional interest upon failure to file or have declared effective an exchange offer registration statement or to consummate an exchange offer or otherwise register the original notes for resale by certain dates. We have filed a copy of the indenture as an exhibit to the registration statement which includes this prospectus. Unless stated specifically herein to the contrary, the following description applies equally to the original notes and the exchange notes. The floating rate exchange notes and fixed rate exchange notes will each be issued as a separate series, but will be treated as a single class for all purposes under the indenture.

        The following summary of material provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this "Description of exchange notes" section and not otherwise defined have the meanings set forth in the section "—Certain definitions." As used in this "Description of exchange notes" section, "we," "us" and "our" mean the Co-Issuers and not any of their Subsidiaries.

        We may issue additional floating rate or fixed rate notes from time to time after the date of this prospectus. Any offering of additional notes is subject to the covenant described below under the caption "—Material Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

        Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Co-Issuers in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee). At the option of the Co-Issuers, payment of interest may be made by check mailed to the holders at their registered addresses.

        The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of notes, but the Co-Issuers may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the notes

        Each series of notes will be unsecured joint and several senior obligations of the Co-Issuers. The notes will not be entitled to the benefit of any mandatory sinking fund.

        Additional interest is payable with respect to the notes in certain circumstances if the Co-Issuers do not file a registration statement relating to the notes or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "The Exchange Offer—Terms of the exchange."

        Fixed rate notes.    The fixed rate notes will mature on May 1, 2010. Each fixed rate note will bear interest at a rate per annum shown on the front cover of this prospectus from December 9, 2004 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date on May 1 or November 1 of each year, commencing May 1, 2005.

        Floating rate notes.    The floating rate notes will mature on May 1, 2010. Each floating rate note will bear interest at a rate per annum, reset quarterly equal to LIBOR plus 4.75%, as determined by an agent appointed by the Co-Issuers to calculate LIBOR for purposes of the indenture (the "calculation agent"), which shall initially be the Trustee. Interest will be payable quarterly on each February 1, May 1, August 1 and November 1. The Co-Issuers will make each interest payment to the holders of record of the floating rate notes on the immediately preceding January 15, April 15, July 15 and October 15. The floating rate notes will bear interest from the Issue Date or, if interest has already been paid, from the date it was most recently paid.

        Set forth below is a summary of certain of the defined terms used in the indenture relating solely to the floating rate notes.

        "Determination Date," with respect to an Interest Period, will be the second London Banking Day preceding the first day of the Interest Period.

        "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include January 31, 2005.

        "LIBOR," with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the calculation agent will request the principal London office of each of four major banks in the London interbank market, as selected by the calculation agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the calculation agent will request each of three major banks in New York City, as selected by the calculation agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.

        "London Banking Day" is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

        "Representative Amount" means a principal amount of not less than U.S. $1,000,000 for a single transaction in the relevant market at the relevant time.

        "Telerate Page 3750" means the display designated as "Page 3750" on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

        The amount of interest for each day that the floating rate notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the floating rate notes. The amount of interest to be paid on the floating rate notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

        The interest rate on the floating rate notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

Holding company structure

        Holding I and Holding II are holding companies and do not have any material assets or operations other than ownership of partnership interests of Universal City Development Partners, Ltd. ("UCDP"), ownership of the Special Fee receivable described in this prospectus and cash. The Finance Issuers were formed for the purpose of being co-issuers of the notes, and also do not have any material assets or operations. All of the Co-Issuers' operations are conducted through their Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the Co-Issuers' creditors, including holders of the notes. The notes, therefore, will be structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries, including UCDP. As of September 26, 2004, on a pro forma basis after giving effect to the Transactions, the Co-Issuers would have had Indebtedness of approximately $450.0 million outstanding and the Co-Issuers' Subsidiaries would have had Indebtedness and other liabilities of approximately $1,299.5 million outstanding, including $550.0 million of borrowings outstanding under the senior secured credit facility, $495.4 million outstanding under the Existing Notes, $213.2 million of payables and other liabilities and $40.9 million of deferred Special Fees. Although the indenture limits the incurrence of Indebtedness and the issuance of preferred stock of our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such Restricted Subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "Risk factors."

Optional redemption

        Fixed rate notes.    Prior to May 1, 2007, the Co-Issuers may redeem the fixed rate notes, at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the fixed rate notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Thereafter, the fixed rate notes will be redeemable, at the Co-Issuers' option, in whole or in part, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

Period	Redemption Price
2007	104.188%
2008	102.094%
2009 and thereafter	100.000%

        Floating rate notes.    Prior to November 1, 2006, the Co-Issuers may redeem the floating rate notes, at their option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the floating rate notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

        Thereafter, the floating rate notes will be redeemable, at the Co-Issuers' option, in whole or in part, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

Period	Redemption Price
2006	103.000%
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

        Optional redemption upon equity offering.    In addition, at any time and from time to time prior to November 1, 2006 in the case of the floating rate notes, and May 1, 2007 in the case of the fixed rate notes, the Co-Issuers may redeem up to 35% of the aggregate principal amount of either series of notes (calculated after giving effect to any issuance of additional notes of that series) with the net cash proceeds of one or more Equity Offerings by the Issuers (or any direct or indirect parent company of the Issuers to the extent such net cash proceeds are contributed to the common equity capital of the Issuers or used to purchase Capital Stock (other than Disqualified Stock) of the Issuers) at a redemption price (expressed as a percentage of principal amount thereof) equal to (i) 108.375% of the aggregate principal amount thereof, in the case of the fixed rate notes and (ii) 100.00% of the aggregate principal amount so redeemed plus a premium equal to the interest rate per annum of the floating rate notes applicable on the date on which the notice of redemption is given, in the case of the floating rate notes, plus, in each case, accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the applicable series of notes (calculated after giving effect to any issuance of additional notes of that series) must remain outstanding after each such redemption and provided further that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days' notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Selection

        In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $1,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the Co-Issuers have deposited with the paying agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Ranking

        The notes are the unsecured joint and several obligations of the Co-Issuers ranking pari passu in right of payment with all existing and future unsecured unsubordinated debt of the Co-Issuers and senior to all future Subordinated Indebtedness of the Co-Issuers. Except as provided in the covenant described below under the caption "—Material Covenants—Future guarantors," the notes will not be guaranteed by the Co-Issuers' Subsidiaries. The notes are effectively subordinated to all of the Co-Issuers' secured obligations to the extent of the value of the assets securing such obligations and to all obligations of the Co-Issuers' Subsidiaries. See "—Holding company structure".

Change of control

        Upon the occurrence of a Change of Control, each holder will have the right to require the Co-Issuers to repurchase all or any part (equal to $1,000 or on integral multiple thereof) of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, thereon, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Co-Issuers have previously elected to redeem notes as described under "—Optional redemption."

        Within 60 days following any Change of Control, except to the extent that the Co-Issuers have exercised their right to redeem the notes as described under "—Optional redemption," the Co-Issuers will mail a notice (a "Change of Control Offer") to each holder with a copy to the Trustee stating:

          (1)   that a Change of Control has occurred and that such holder has the right to require the Co-Issuers to purchase such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

          (2)   the circumstances and relevant facts and financial information regarding such Change of Control;

          (3)   the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

          (4)   the instructions determined by the Co-Issuers, consistent with this covenant, that a holder must follow in order to have its notes purchased.

        The Co-Issuers will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Co-Issuers and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

        The Co-Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Co-Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the indenture by virtue thereof.

        This Change of Control repurchase provision is a result of negotiations among the Co-Issuers and the Initial Purchasers. The Co-Issuers have no present intention to engage in a transaction involving a Change of Control, although it is possible that the Co-Issuers could decide to do so in the future. Subject to the limitations discussed below, the Co-Issuers could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Co-Issuers' capital structure or credit ratings.

        The Credit Agreement contains, and existing and future Indebtedness of the Issuers and their Subsidiaries may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. The Credit Agreement and the Existing Notes do not permit the Issuers' Subsidiaries to pay dividends or make distributions to the Issuers for the purpose of purchasing notes in the event of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of the Issuers' Indebtedness could prohibit the prepayment of notes prior to their scheduled maturity. Consequently, if the Issuers are not able to prepay such Indebtedness, they will be unable to fulfill their repurchase obligations if holders of notes exercise their repurchase rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the trustee and the holders the rights described under "Description of UCDP debt—Covenants; Events of default." In the event that the Issuers are required to purchase outstanding notes pursuant to a Change of Control Offer, the Issuers expect to seek third party financing to the extent they lack available funds to meet their purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

        The definition of "Change of Control" includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of the Co-Issuers and their Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Co-Issuers to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of the Co-Issuers and their Subsidiaries taken as a whole to another Person or group may be uncertain.

Material covenants

        The indenture contains covenants including, among others, the following:

        Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock. The indenture provides that:

          (1)   the Issuers will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

          (2)   the Issuers will not permit any Restricted Subsidiary to issue any shares of Preferred Stock;

provided, however, that the Issuers and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case, if the Debt to EBITDA Ratio of the Issuers at the time of such Incurrence or issuance, as the case may be, would have been less than or equal to 6.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the most recently ended four full fiscal quarters for which internal financial statements are available.

The foregoing limitations will not apply to:

          (a)   the Incurrence by the Issuers or the Restricted Subsidiaries of Indebtedness under the Credit Agreement, including any Indebtedness outstanding on the Issue Date, and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $925.0 million outstanding at any one time, less (i) the amount of all mandatory principal payments required to be made by the borrower thereunder with the Net Proceeds of Asset Sales and (ii) the amount of any Refinancing Indebtedness Incurred pursuant to clause (n) to refinance Indebtedness under the Credit Agreement;

          (b)   the Incurrence by the Issuers and any Guarantors of Indebtedness represented by the notes (not including any additional notes) and any Guarantees, if applicable, and any exchange notes and guarantees thereof;

          (c)   Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

          (d)   Indebtedness (including Capitalized Lease Obligations) Incurred by the Issuers or any Restricted Subsidiary to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (d), does not exceed the greater of (x) $50.0 million and (y) 2.5% of Total Assets;

          (e)   Indebtedness Incurred by the Issuers or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

          (f)    Indebtedness arising from agreements of the Issuers (taken together) or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of the Issuers in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

          (g)   Indebtedness of the Issuers to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuers or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

          (h)   shares of Preferred Stock of a Restricted Subsidiary issued to an Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary, or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuers or another Restricted Subsidiary), shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

          (i)    Indebtedness of a Restricted Subsidiary to the Issuers (taken together) or another Restricted Subsidiary; provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) to the extent applicable, if a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuers or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

          (j)    Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

          (k)   obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Issuers (taken together) or any Restricted Subsidiary in the ordinary course of business;

          (l)    Indebtedness of the Issuers or Disqualified Stock of an Issuer or Indebtedness or Disqualified Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $60.0 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which the Issuers or such Restricted Subsidiary could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

          (m)  any guarantee by the Issuers (taken together) or a Restricted Subsidiary of Indebtedness or other obligations of the Issuers or such Restricted Subsidiary so long as the Incurrence of such Indebtedness Incurred by the Issuers or such Restricted Subsidiary is permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or any Guarantee, if applicable, of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor's Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

          (n)   the Incurrence by the Issuers (taken together) or any Restricted Subsidiary of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (a), (b), (c), (d) and (o) of this paragraph or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

            (1)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

            (2)   has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

            (3)   to the extent such Refinancing Indebtedness refinances Indebtedness junior to the notes or, if applicable, any Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

            (4)   is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

            (5)   shall not include Indebtedness of (x) a Restricted Subsidiary that is not a Guarantor that refinances Indebtedness of the Issuers or a Guarantor, or (y) the Issuers or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

            (6)   if such Refinancing Indebtedness refinances Indebtedness Incurred as permitted under clause (a) of this paragraph, the amount of Indebtedness permitted to be Incurred under clause (a) shall be permanently reduced by the amount of any such Refinancing Indebtedness;

          (o)   Indebtedness or Disqualified Stock of Persons that are acquired by the Issuers (taken together) or any Restricted Subsidiary or merged into an Issuer or a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred or issued in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

            (1)   the Issuers would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test set forth in the first sentence of this covenant, or

            (2)   the Issuers' Debt to EBITDA Ratio test would be lower than immediately prior to such acquisition;

          (p)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its Incurrence;

          (q)   Indebtedness of the Issuers or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

          (r)   Contribution Indebtedness;

          (s)   (A) if the Issuers or any Restricted Subsidiary could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries not otherwise permitted hereunder or (B) if the Issuers could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries Incurred for working capital purposes, in either case in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (s), does not exceed the greater of (x) $10.0 million and (y) 5% of the consolidated assets of the Foreign Subsidiaries; and

          (t)    Preferred Stock that is not Disqualified Stock and issued by a Restricted Subsidiary to a Person holding a minority Equity Interest in such Restricted Subsidiary (after giving effect to such issuance) in an aggregate amount not to exceed $10.0 million at any one time issued and outstanding; provided, that such Preferred Stock is not exchangeable or convertible into Indebtedness of the Issuers or any Restricted Subsidiary and does not require cash payments of dividends at any time that such cash payment would result in a Default or Event of Default under the indenture governing the notes.

        Notwithstanding the foregoing, the Issuers may not Incur any Indebtedness pursuant to the immediately preceding paragraph if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such Indebtedness will be subordinated to the notes to at least the same extent as such Subordinated Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (t) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Issuers shall, in their sole discretion, classify or reclassify or allocate such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

        Limitation on restricted payments.    The indenture provides that the Issuers will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on account of an Issuer's or any Restricted Subsidiary's Equity Interests, including any payment in connection with any merger or consolidation involving such Issuer (other than (A) dividends or distributions by such Issuer payable solely in Equity Interests (other than Disqualified Stock) of such Issuer; or (B) dividends or distributions so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, such Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

          (2)   purchase or otherwise acquire or retire for value any Equity Interests of an Issuer;

          (3)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement, and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under "—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock"); or

          (4)   make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

          (a)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b)   immediately after giving effect to such transaction on a pro forma basis, the Issuers could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of "—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock"; and

          (c)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuers (taken together) and the Restricted Subsidiaries after the Issue Date (including, without duplication, Restricted Payments permitted by clauses (1), (4), (6), (8) and (16) of the second succeeding paragraph but excluding all other Restricted Payments permitted by the second succeeding paragraph), is less than the sum of, without duplication,

            (1)   an amount equal to the Issuers' EBITDA for the period from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Issuers' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (the "Basket Period") less the product of 1.5 times the Issuers' Consolidated Interest Expense for the Basket Period, plus

            (2)   100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by the Issuers (taken together) since the Issue Date from the issue or sale of Equity Interests of either Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock, the Cash Contribution Amount and the net proceeds received from Equity Offerings to the extent used to redeem notes in compliance with the provisions set forth under the caption "—Optional redemption"), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of the Issuers or an employee stock ownership plan or trust established by the Issuers or any of their Subsidiaries), plus

            (3)   100% of the aggregate amount of contributions to the capital of the Issuers (taken together) received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash since the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

            (4)   100% of the aggregate amount received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received from:

              (A)  the sale or other disposition (other than to an Issuer or a Restricted Subsidiary) of Restricted Investments made by an Issuer and a Restricted Subsidiary and from repurchases and redemptions of such Restricted Investments from an Issuer and a Restricted Subsidiary by any Person (other than an Issuer or any of the Issuers' Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments,

              (B)  the sale (other than to an Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or

              (C)  a distribution or dividend from an Unrestricted Subsidiary, plus

          (5)   in the event any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, an Issuer or a Restricted Subsidiary, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of the Issuers (taken together) in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed.

        The Fair Market Value of property other than cash covered by clauses (c)(2), (3), (4) and (5) above shall be determined in good faith by the Issuers and

          (A)  in the event of property with a Fair Market Value in excess of $15.0 million, shall be set forth in an Officers' Certificate or

          (B)  in the event of property with a Fair Market Value in excess of $30.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of UCDP or the Board of Directors of each of the Issuers.

        The foregoing provisions will not prohibit:

          (1)   the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

          (2)   (a) the repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") of an Issuer or Subordinated Indebtedness of the Issuers in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of either Issuer or contributions to the equity capital of either Issuer (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Issuers or to an employee stock ownership plan or any trust established by an Issuer or any of the Issuers' Subsidiaries) (collectively, including any such contributions, "Refunding Capital Stock") and

            (b)   the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuers or to an employee stock ownership plan or any trust established by an Issuer or any of the Issuers' Subsidiaries) of Refunding Capital Stock;

          (3)   the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuers made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuers which is Incurred in accordance with the covenant described under "—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock" so long as

            (a)   the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

            (b)   such Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

            (c)   such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

            (d)   such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

          (4)   the repurchase, retirement or other acquisition for value of Equity Interests of an Issuer held by any future, present or former employee, director or consultant of an Issuer or any Subsidiary of the Issuers pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $5.0 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

            (a)   the cash proceeds received by an Issuer or any Restricted Subsidiary from the sale of Equity Interests (other than Disqualified Stock) of such Issuer to members of management, directors or consultants of such Issuer or such Restricted Subsidiary that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the second preceding paragraph); plus

            (b)   the cash proceeds of key man life insurance policies received by an Issuer or a Restricted Subsidiary after the Issue Date provided that the Issuers may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any single calendar year);

          (5)   the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of an Issuer or any Restricted Subsidiary issued in accordance with the covenant entitled "—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock";

          (6)   the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Issuers would have had a Debt to EBITDA Ratio of no greater than 6.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by the Issuers (taken together) directly from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

          (7)   Investments in Unrestricted Subsidiaries and joint ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $40.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (8)   the payment of dividends on an Issuer's common stock of up to 6.0% per annum of the net proceeds received by such Issuer from any public offering of common stock;

          (9)   Investments that are made with Excluded Contributions;

          (10) other Restricted Payments in an aggregate amount not to exceed $20.0 million;

          (11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Issuers or a Restricted Subsidiary by, Unrestricted Subsidiaries;

          (12) payments, whether in the form of cash dividends or other distributions on an Issuer's Capital Stock or otherwise, used to fund the payment of fees and expenses owed by an Issuer or a Restricted Subsidiary to Affiliates to the extent permitted by the covenant described under "—Transactions with affiliates";

          (13) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

          (14) during a period when either of the Issuers or UCDP are treated as partnerships for federal, state or local or foreign income tax purposes and after such period to the extent relating to the liability for such period, the payment of distributions in respect of partners' income tax liability with respect to either of the Issuers or UCDP solely as a result of either of the Issuers or UCDP being partnerships or similar pass-through entity for federal, state or local or foreign income tax purposes in an amount not to exceed the taxable income of either of the Issuers or UCDP multiplied by the highest combined federal, state and local and foreign income tax rate applicable to the partners of certain Affiliates of Blackstone;

          (15) the declaration and payment of distributions of $450.0 million to any direct parent of the Issuers on the Issue Date; and

          (16) the payment of fees and expenses incurred by Blackstone and VUE and paid by the Issuers in connection with the Transactions;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the date of this prospectus, all of the Issuers' Subsidiaries are Restricted Subsidiaries, including UCDP. The Issuers will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of "Unrestricted Subsidiary." For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuers and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investments." Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

        Dividend and other payment restrictions affecting subsidiaries.    The indenture provides that the Issuers will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

          (a)   (i) pay dividends or make any other distributions to an Issuer or any Restricted Subsidiary (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Issuers or any Restricted Subsidiary;

          (b)   make loans or advances to an Issuer or any Restricted Subsidiary; or

          (c)   sell, lease or transfer any of its properties or assets to the Issuers or any Restricted Subsidiary; except in each case for such encumbrances or restrictions existing under or by reason of:

            (1)   contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents and the indenture governing the Existing Notes;

            (2)   the indenture and the notes;

            (3)   applicable law or any applicable rule, regulation or order;

            (4)   any agreement or other instrument relating to Indebtedness of a Person acquired by an Issuer or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

            (5)   any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

            (6)   Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under "—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

            (7)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (8)   customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

            (9)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

            (10) customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above;

            (11) other Indebtedness of Restricted Subsidiaries (i) that is Incurred subsequent to the Issue Date pursuant to the covenant described under "—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock" and either (A) the provisions relating to such encumbrances or restriction contained in such Indebtedness are not materially less favorable to the Issuers, taken as a whole, as determined by the Board of Directors of each of the Issuers or UCDP in good faith, than the provisions contained in the Credit Agreement or in the indenture governing the Existing Notes, in each case, as in effect on the Issue Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or event of default thereunder) the payment of dividends or distributions in an amount sufficient, as determined by the Board of Directors of each of the Issuers or UCDP in good faith, to make scheduled payments of cash interest on the notes when due (taking into account the resources of the Issuers at such time); or (ii) that are Foreign Subsidiaries that is Incurred subsequent to the Issue Date pursuant to clause (d), (l) or (s) of the second paragraph of the covenant described under "—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock"; or

            (12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of each of the Issuers, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

        Asset sales.    The indenture provides that the Issuers will not, and will not permit any Restricted Subsidiary to, cause or make an Asset Sale, unless (x) an Issuer or a Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuers) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by such Issuer or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

          (a)   any liabilities (as shown such Issuer's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of such Issuer or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets,

          (b)   any notes or other obligations or other securities or assets received by such Issuer or such Restricted Subsidiary from such transferee that are converted by such Issuer or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received),

          (c)   any Designated Non-cash Consideration received by such Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 2.5% of Total Assets and $50.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value), and

          (d)   any non-cash consideration received by such Issuer or such Restricted Subsidiary in connection with the sale of unimproved real property owned by the Issuers (taken together) on the Issue Date (such non-cash consideration being referred to herein as "Land Sale Non-cash Consideration")

shall be deemed to be Cash Equivalents for the purposes of this provision.

        Within 395 days after an Issuer's or a Restricted Subsidiary's receipt of the Net Proceeds from any Asset Sale, such Issuer or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at its option:

          (1)   to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or Indebtedness of a Restricted Subsidiary, in each case other than Indebtedness owed to the Issuers or an Affiliate of the Issuers or Pari Passu Indebtedness; provided that if the Issuers shall so reduce Pari Passu Indebtedness, they will equally and ratably make an Asset Sale Offer to all holders of notes as set forth in the following paragraph; provided that, if an offer to purchase any Indebtedness of UCDP or any Restricted Subsidiary is made in accordance with the terms of such Indebtedness, the obligation to permanently reduce Indebtedness of a Restricted Subsidiary will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Net Proceeds in the amount of such offer will be deemed to exist following such offer,

          (2)   to an investment in any one or more businesses (provided that such investment in any business may be in the form of the acquisition of Capital Stock so long as it results in the Issuers (taken together) or a Restricted Subsidiary, as the case may be, owning substantially all the Capital Stock of such business), or capital expenditures, in each case used or useful in a Similar Business and/or

          (3)   to make an investment in any one or more businesses (provided that such investment in any business may be in the form of the acquisition of Capital Stock so long as it results in the Issuers (taken together) or a Restricted Subsidiary, as the case may be, owning substantially all the Capital Stock of such business), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

        Pending the final application of any such Net Proceeds, the Issuers or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The indenture provides that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuers shall make an offer to purchase, prepay or redeem (an "Asset Sale Offer") on a pro rata basis the maximum principal amount of notes and other Pari Passu Indebtedness that may be purchased out of such Excess Proceeds to (i) all holders of notes and (ii) all holders of any other Pari Passu Indebtedness of the Issuers on the terms and to the extent contemplated by the provisions governing such Pari Passu Indebtedness. Such Asset Sale Offer will be at an offer price in cash (A) in the case of the notes, of 100% of the principal amount of the notes, plus accrued and unpaid interest, thereon to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date in accordance with the procedures set forth in the indenture), and (B) in the case of other Pari Passu Indebtedness of the Issuers, sufficient to comply with the provisions governing such Pari Passu Indebtedness of the Issuers (provided that in no event shall the Issuers offer to purchase Pari Passu Indebtedness at a purchase price in excess of 100% of its principal amount, plus accrued and unpaid interest thereon). The Issuers will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $20.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuers may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the pro rata amount of Excess Proceeds to be used to purchase the notes, the Trustee shall select the notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        The Co-Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, the Co-Issuers will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the indenture by virtue thereof.

        If more notes are tendered pursuant to the Asset Sale Offer than the Issuers are required to purchase, selection of such notes for purchase shall be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed or, if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $1,000 or less shall be purchased in part.

        Notices of an Asset Sale Offer shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder's registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

        A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date, unless the Co-Issuers default in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

        Transactions with affiliates.    The indenture provides that neither Issuer will, and the Issuers will not, permit any Restricted Subsidiary to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with or for the benefit of, any Affiliate of an Issuer (each of the foregoing, an "Affiliate Transaction") if such Affiliate Transaction or series of related Affiliate Transactions involves aggregate consideration in excess of $5.0 million to the Issuers and the Restricted Subsidiaries, unless:

          (a)   such Affiliate Transaction is on terms that are not materially less favorable to such Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by such Issuer or such Restricted Subsidiary with an unrelated Person; and

          (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million to the Issuers and the Restricted Subsidiaries, the Issuers deliver to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of each of the Issuers or UCDP approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

          (1)   transactions between or among the Co-Issuers and/or any Restricted Subsidiary;

          (2)   Restricted Payments permitted by the provisions of the indenture described above under the covenant "—Limitation on restricted payments";

          (3)   the payment of annual management, consulting, monitoring and advisory fees to VUE and its Affiliates and Blackstone and its Affiliates in an amount in any fiscal year not to exceed $3.0 million in the aggregate;

          (4)   the payment of reasonable and customary fees to, and indemnity provided on behalf of, officers, directors, employees or consultants of an Issuer or of Affiliates of an Issuer providing services to such Issuer;

          (5)   payments by an Issuer or a Restricted Subsidiary to Blackstone or VUE made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of each of the Issuers or UCDP in good faith;

          (6)   transactions in which an Issuer or a Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuers (taken together) or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (7)   payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of each of the Issuers or UCDP in good faith;

          (8)   any agreement (other than with Blackstone or Vivendi Universal Entertainment LLLP and its subsidiaries) as in effect as of the Issue Date or any amendment thereto (so long as any such amendment is not disadvantageous to the Holders of the Notes in any material respect) or any transaction contemplated thereby;

          (9)   the existence of, or the performance by an Issuer or a Restricted Subsidiary of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by an Issuer or a Restricted Subsidiary of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the holders of the notes in any material respect;

          (10) the payment to VUE or its designee of current or deferred portions of the Special Fee;

          (11) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to the Issuers and the Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of each of the Issuers or

  UCDP, and are on terms not materially less favorable than might reasonably have been obtained at such time from an unaffiliated party;

          (12) the issuance of Equity Interests (other than Disqualified Stock) of an Issuer to any Permitted Holder;

          (13) transactions with VUE consisting of reimbursement of expenses, sharing of operating and capital costs, licensing and sublicensing of rights under intellectual property, joint marketing arrangements, promotional, merchandising and advertising arrangements, sharing of personnel and employees, coverage under insurance policies and joint purchasing arrangements, in each case consistent with past practice or practice in effect on the Issue Date or with the UCDP Partnership Agreement or, in each case, as modified in a manner no less favorable to UCDP;

          (14) the reimbursement of out of pocket expenses actually and properly incurred by VUE or its Affiliates and Blackstone or its Affiliates in connection with activities of the Issuers as permitted pursuant to the Partnership Agreement as in effect on the Issue Date or as modified in a manner not materially less favorable to UCDP;

          (15) the purchase by an Issuer at no greater than par from VUE of the right to receive any Special Fee;

          (16) transactions with joint ventures in Similar Businesses entered into in the ordinary course of business and in a manner consistent with past practice; and

          (17) to the extent otherwise permitted under the indenture, any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to (or the funding of) employment arrangements, stock options and stock ownership plans to managers, employees or other individuals that are not employed by an Issuer or a Restricted Subsidiary but provide services to an Issuer or a Restricted Subsidiary.

        Liens.    The indenture provides that the Issuers will not, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of the Issuers (taken together) or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligations of the Issuers (taken together) unless the notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require the Issuers to secure the notes if the Lien consists of a Permitted Lien.

        Limitation on business activities of finance issuers.    Neither of the Finance Issuers will hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to the Issuers or any Wholly Owned Restricted Subsidiary, the incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness incurred by the Issuers, including the notes and the exchange notes, if any, that is permitted to be incurred by the Issuers under "—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock" above and activities incidental thereto. The indenture also provides that for so long as the Issuers or any successor obligor under the notes is a limited liability company, partnership or trust, there shall be a co-issuer of the notes that is a Wholly Owned Restricted Subsidiary of the Issuers and that is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia.

        Reports and other information.    The indenture provides that notwithstanding that the Co-Issuers may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Co-Issuers will, beginning with the first required filing after the Exchange Offer (as defined), file with the SEC (and provide the Trustee and holders with copies thereof, without cost to any holder, within 15 days after filing with the SEC),

          (1)   within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

          (2)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form),

          (3)   promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

          (4)   any other information, documents and other reports which the Co-Issuers would be required to file with the SEC if they were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that the Co-Issuers shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Co-Issuers will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time the Co-Issuers would be required to file such information with the SEC if they were subject to Section 13 or 15(d) of the Exchange Act. Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement (as defined) by the filing with the SEC of the Exchange Offer Registration Statement (as defined) and/or Shelf Registration Statement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

        Future guarantors.    The indenture provides that the Issuers shall cause each Wholly Owned Restricted Subsidiary that is a Domestic Subsidiary that guarantees any Indebtedness of the Co-Issuers to execute and deliver to the Trustee a supplemental indenture in form and substance reasonably satisfactory to the Trustee pursuant to which such Wholly Owned Restricted Subsidiary shall guarantee payment of the notes. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

        Each Guarantee will be a continuing guarantee and shall:

          (1)   remain in full force and effect until payment in full of all the guaranteed Obligations;

          (2)   subject to the next succeeding paragraph, be binding upon each such Guarantor and its successors; and

          (3)   inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

        A Guarantee will be automatically released upon the sale (including through merger or consolidation) of the Capital Stock, or all or substantially all the assets, of the applicable Guarantor if:

          (1)   such sale is made in compliance with the first paragraph of the covenant described under "—Assets sales"; and

          (2)   such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Indebtedness of the Issuers.

        A Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Indebtedness under the Credit Agreement or other exercise of remedies in respect thereof. In addition, a Guarantee made by any Restricted Subsidiary will be automatically released if the Issuers designate such Guarantor as an Unrestricted Subsidiary and such designation complies with the other applicable provisions of indenture.

Merger, consolidation or sale of all or substantially all assets

        The indenture provides that none of the Co-Issuers may consolidate or merge with or into or wind up into (whether or not such Co-Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all its properties or assets in one or more related transactions, to any Person unless:

          (1)   such Co-Issuer is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than such Co-Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (such Co-Issuer or such Person, as the case may be, being herein called the "Successor Company");

          (2)   the Successor Company (if other than such Co-Issuer) expressly assumes all the obligations of such Co-Issuer under the indenture and the notes pursuant to a supplemental indenture or other documents or instruments in form satisfactory to the Trustee;

          (3)   immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

          (4)   immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

            (a)   the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test set forth in the first sentence of the covenant described under "—Material Covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock" or

            (b)   the Debt to EBITDA Ratio for the Successor Company and the Restricted Subsidiaries would be no higher than such ratio for the Co-Issuers and the Restricted Subsidiaries immediately prior to such transaction;

          (5)   any Guarantor, if applicable, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the indenture and the notes; and

          (6)   the Issuers shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel satisfactory to the Trustee, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

        The Successor Company will succeed to, and be substituted for, such Co-Issuer under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to a

Co-Issuer or to another Restricted Subsidiary, and (b) any Co-Issuer may merge with any Affiliate incorporated solely for the purpose of reincorporating or reforming such Co-Issuer in another state of the United States, or incorporating such Co-Issuer, so long as the amount of Indebtedness of the Co-Issuers and the Restricted Subsidiaries is not increased thereby.

        The indenture contains similar provisions (other than with respect to clause (4) of the first paragraph hereto) relating to any merger, consolidation or sale of all or substantially all of the assets of any Guarantor.

Defaults

        An Event of Default is defined in the indenture as:

          (1)   a default in any payment of interest on any note when due continued for 30 days,

          (2)   a default in the payment of principal or premium, if any, on any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

          (3)   the failure by the Co-Issuers to comply with their obligations under the covenant described under "—Merger, consolidation or sale of all or substantially all assets" above,

          (4)   the failure by any Co-Issuer to comply for 30 days after notice with any of its obligations under the covenant described under "—Change of control" or "—Material covenants" above (in each case, other than a failure to purchase notes),

          (5)   the failure by a Co-Issuer to comply for 60 days after notice with its other agreements contained in the notes or the indenture,

          (6)   the failure by a Co-Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to a Co-Issuer or a Restricted Subsidiary) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million (the "cross-acceleration provision"),

          (7)   certain events of bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary (the "bankruptcy provisions"), or

          (8)   the failure by any Co-Issuer or any Significant Subsidiary to pay final non-appealable judgments aggregating in excess of $25.0 million (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the "judgment default provision").

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes notify the Co-Issuers of the default and the Co-Issuers do not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes by notice to the Co-Issuers may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Issuers occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

        In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 20 days after such Event of Default arose the Issuers deliver an Officers' Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

        Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee indemnity or security satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

          (1)   such holder has previously given the Trustee notice that an Event of Default is continuing,

          (2)   holders of at least 25% in principal amount of the outstanding notes have made a written request to the Trustee to pursue the remedy,

          (3)   such holder has offered and provided the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense,

          (4)   the Trustee has not complied with such request within 60 days after the receipt of the request and the offer and the provision of security or indemnity, and

          (5)   the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction which, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

        Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of another holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Co-Issuers are required to deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers' Certificate indicating whether the signers thereof know of any Default. The Co-Issuers also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Co-Issuers are taking or proposes to take in respect thereof.

Amendments and waivers

        Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment to the indenture may, among other things:

        (1)   reduce the principal amount of notes whose holders must consent to an amendment supplement or waiver,

        (2)   reduce the rate of or extend the time for payment of interest on any note,

        (3)   reduce the principal of or extend the Stated Maturity of any note,

        (4)   reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under "—Optional redemption" above,

        (5)   make any note payable in money other than that stated in such note,

        (6)   impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's notes, or

        (7)   make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

        Without the consent of any holder, the Co-Issuers and Trustee may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption of any Co-Issuers obligations to holders of notes by a successor corporation, partnership or limited liability company, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees, to secure the notes, to add to the covenants of the Co-Issuers for the benefit of the holders or to surrender any right or power conferred upon the Co-Issuers, to make any change that would not adversely affect the rights of any holder, to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the TIA or to make certain changes to the indenture to provide for the issuance of additional notes.

        The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the indenture becomes effective, the Co-Issuers are required to mail to the noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and exchange

        A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Co-Issuers may require a noteholder to pay any taxes required by law or permitted by the indenture. The Co-Issuers are not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

        (a)   all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

        (b)   (1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Co-Issuers and the Co-Issuers or any Guarantor, if any, has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Credit Agreement or any other material agreement or instrument (other than the indenture) to which the Co-Issuers is a party or by which the Co-Issuers or any Guarantor, if any, is bound;

          (3)   the Co-Issuers have paid or caused to be paid all sums payable by it under the indenture; and

          (4)   the Co-Issuers have delivered irrevocable instructions to the Trustee under the indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

        In addition, the Co-Issuers must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Defeasance

        The Co-Issuers at any time may terminate all their obligations under the notes and the indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. The Co-Issuers at any time may terminate their obligations under the covenants described under "—Material covenants," the operation of the cross-acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained under "—Merger, consolidation or sale of all or substantially all assets" above ("covenant defeasance"). If the Co-Issuers exercise their legal defeasance option or their covenant defeasance option, each Guarantor, if any, will be released from all of its obligations with respect to its Guarantee.

        The Co-Issuers may exercise their legal defeasance option notwithstanding their prior exercise of their covenant defeasance option. If the Co-Issuers exercise their legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If the Co-Issuers exercise their covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries or (9) under "—Defaults" above or because of the failure of the Co-Issuers to comply with "—Merger, consolidation or sale of all or substantially all assets" above.

        In order to exercise either defeasance option, the Co-Issuers must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the trustee

        The Bank of New York Trust Company, N.A. is the Trustee under the indenture and has been appointed by the Co-Issuers as registrar, calculation agent and a paying agent with regard to the notes and an Affiliate of the Trustee has been appointed as exchange agent in connection with this exchange offer. The Bank of New York Trust Company, N.A. also acts as trustee under the indenture governing the UCDP notes.

Governing law

        The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

No personal liability of partners, directors, officers, employees and stockholders

        No partner, director, officer, employee, incorporator or holder of any equity interests in the Issuers or any direct or indirect parent partnership or corporation, as such, will have any liability for any obligations of the Issuers under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Certain definitions

        "Acquired Indebtedness" means, with respect to any specified Person:

        (1)   Indebtedness of any other Person existing at the time such other Person was merged with or into or became a Restricted Subsidiary of such specified Person, and

        (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of such specified Person or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

        "Affiliate" of any specified Person, or the Issuers, means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person, or in the case of the Issuers, either Issuer or the Issuers taken together. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, (i) each of the entities comprising Blackstone and VUE is an Affiliate of the Co-Issuers, (ii) UCF Hotel Venture is not an Affiliate of the Co-Issuers under UCF Hotel Venture's ownership structure as it existed on the Issue Date and (iii) HR Florida Partners is not an Affiliate of the Issuers.

        "Applicable Premium" means

        (A)  with respect to the fixed rate notes on any applicable redemption date, the greater of:

          (1)   1.0% of the then outstanding principal amount of such fixed rate note; and

          (2)   the excess of:

            (a)   the present value at such redemption date of (i) the redemption price of such fixed rate note at May 1, 2007 (such redemption price being set forth in the applicable table appearing above under "—Optional redemption—Fixed rate notes") plus (ii) all required interest payments due on such fixed rate note through May 1, 2007 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the then outstanding principal amount of such fixed rate note; and

        (B)  with respect to the floating rate note on any applicable redemption date, the greater of:

          (1)   1.0% of the then outstanding principal amount of the floating rate note; and

          (2)   the excess of:

            (a)   the present value at such redemption date of (i) the redemption price of the floating rate notes at November 1, 2006 (such redemption price being set forth in the table appearing above under the caption "—Optional redemption—Floating rate notes") plus (ii) all required interest payments due on the floating rate notes (assuming that the interest rate per annum on the floating rate notes applicable on the date of which the notice of redemption was given was in effect for the entire period) through November 1, 2006 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

            (b)   the then outstanding principal amount of the floating rate notes.

        "Asset Sale" means:

        (1)   the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of either Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

        (2)   the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to an Issuer or another Restricted Subsidiary) (whether in a single transaction or a series of related transactions), in each case other than:

          (a)   a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment, or equipment or property that is no longer useful in the conduct of the business of the Issuers and the Restricted Subsidiaries, in each case, in the ordinary course of business;

          (b)   the disposition of all or substantially all of the assets of any Co-Issuer in a manner permitted pursuant to the provisions described above under "—Merger, consolidation or sale of all or substantially all assets" or any disposition that constitutes a Change of Control;

          (c)   any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Material covenants—Limitation on restricted payments";

          (d)   any disposition of assets, or issuance or sale of Equity Interests of any Restricted Subsidiary, with an aggregate Fair Market Value of less than $20.0 million;

          (e)   any disposition of property or assets by a Restricted Subsidiary to an Issuer or by an Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

          (f)    sales of assets received by an Issuer upon the foreclosure on a Lien;

          (g)   any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

          (h)   sales of inventory in the ordinary course of business; and

          (i)    the lease, assignment or sublease of any real or personal property in the ordinary course of business.

        "Blackstone" means Blackstone Capital Partners III Merchant Banking Fund L.P. and its Affiliates.

        "Board of Directors" means as to any Person, the board of directors of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof or, with respect to UCDP, the Park Advisory Board and with respect to either Issuer, the partner representatives of such Issuer.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

        "Capital Stock" means:

        (1)   in the case of a corporation, corporate stock;

        (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

        (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

        (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligations" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Contribution Amount" means half of the aggregate amount of Indebtedness Incurred by the Issuers pursuant to clause (r) of the second paragraph of the covenant entitled "—Material covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock".

        "Cash Equivalents" means:

        (1)   U.S. dollars, pounds sterling, euros or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

        (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof;

        (3)   certificates of deposit and time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million and whose long-term debt is rated "A" or the equivalent thereof by Moody's or S&P;

        (4)   repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

        (5)   commercial paper issued by a corporation (other than an Affiliate of the Issuers) rated at least "A-2" or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition;

        (6)   investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;

        (7)   readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P; and

        (8)   Indebtedness or preferred stock issued by Persons (other than Blackstone or its Affiliates) with a rating of "A" or higher from S&P or "A-2" or higher from Moody's.

        "Change of Control" means the occurrence of any of the following:

        (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of the Issuers and their Subsidiaries, taken as a whole, to a Person other than one or more of the Permitted Holders; or

        (2)   the Co-Issuers become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total combined voting power of the Voting Stock or economic interests of the Issuers (taken together); or

        (3)   the Issuers (taken together) cease to legally and beneficially own, directly or indirectly, 100% of the issued and outstanding Capital Stock of UCDP.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period on a consolidated basis (or, with respect to the Issuers, on a combined consolidated basis) and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

        (1)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and original issue discount, expensing of any bridge or other financing fees and non-cash interest accrued on Special Fees);

        (2)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; and

        (3)   one-third of the obligations of such Person and its Restricted Subsidiaries for rental payments made during such period under operating leases as part of Sale/Leaseback Transactions.

calculated in the case of the Issuers on a combined consolidated basis.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (or, with respect to the Issuers, on a combined consolidated basis); provided, however, that:

        (1)   any net after-tax extraordinary gains or losses (less all fees and expenses relating thereto) shall be excluded;

        (2)   the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

        (3)   any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

        (4)   any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of each of the Issuers) shall be excluded;

        (5)   the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period; and

        (6)   the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless (x) such restrictions with respect to the payment of dividends or similar distributions have been legally waived or (y) such restriction is permitted by the covenant described under "—Material covenants—Dividend and other payment restrictions affecting subsidiaries"; provided that the net loss of any such Restricted Subsidiary shall be included.

        For the avoidance of doubt, Consolidated Net Income includes the deduction of any accrual of Special Fees incurred after the Issue Date.

        Notwithstanding the foregoing, for the purpose of the covenant described under "—Material covenants—Limitation on restricted payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to an Issuer or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(4) and (5) of the first paragraph thereof.

        "Contribution Indebtedness" means Indebtedness of such Person in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuers (taken together) after the Issue Date, provided that:

        (1)   if the aggregate principal amount of such Contribution Indebtedness is greater than such cash contributions to the capital of the Issuers (taken together), the amount in excess shall be Indebtedness with a Stated Maturity later than the Stated Maturity of the notes, and

        (2)   such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the Incurrence date thereof.

        "Credit Agreement" means the credit agreement dated on or about the Issue Date among UCDP, the financial institutions named therein and JPMorgan Chase Bank, N.A. as Administrative Agent and Collateral Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness under such agreement or increasing the amount loaned thereunder or altering the maturity thereof.

        "Debt to EBITDA Ratio" means, with respect to any Person for any period, the ratio of:

        (1)   the Indebtedness of such Person and its Restricted Subsidiaries at the time of determination (the "Calculation Date"), on a consolidated basis, to

        (2)   the EBITDA of such Person for the four most recent full fiscal quarters ending immediately prior to the date for which internal financial statements are available,

calculated in the case of the Issuers on a combined consolidated basis.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that have been made by the Issuers or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, discontinued operations, mergers and consolidations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into an Issuer or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, discontinued operation, merger or consolidation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Debt to EBITDA Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of an Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuers as set forth in an Officers' Certificate, to reflect operating expense reductions reasonably expected to result from any acquisition or merger.

        "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by an Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

        "Designated Preferred Stock" means Preferred Stock of an Issuer (other than Disqualified Stock) that is issued for cash (other than to a Subsidiary of the Issuers or an employee stock ownership plan or trust established by an Issuer or any of the Issuers' Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under "—Material covenants—Limitation on restricted payments."

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

        (1)   matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale, provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

        (2)   is convertible or exchangeable for Indebtedness or Disqualified Stock or

        (3)   is redeemable at the option of the holder thereof, in whole or in part, in each case prior to 91 days after the maturity date of the notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of an Issuer or any of the Issuers' Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by a Co-Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability.

        "Domestic Subsidiary" means a Restricted Subsidiary that is not a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

        (1)   provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income; plus

        (2)   Consolidated Interest Expense plus amortization of deferred financing fees and original issue discount of such Person for such period to the extent the same was deducted in computing Consolidated Net Income; plus

        (3)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such Consolidated Depreciation and Amortization Expense was deducted in computing Consolidated Net Income; plus

        (4)   any non-recurring fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the indenture (in each case, whether or not successful), to the extent deducted in such period in computing Consolidated Net Income; plus

        (5)   any (a) cash restructuring charges not to exceed $15.0 million per annum and (b) any one-time costs incurred in connection with acquisitions consummated after the Issue Date, in each case, to the extent deducted in such period in computing Consolidated Net Income; plus

        (6)   the amount of management, consulting, monitoring and advisory fees and related expenses payable to VUE or Blackstone (or any accruals relating to such fees and related expenses) during such period, in an amount not to exceed $3.0 million; plus

        (7)   any non-cash expense relating to defined benefit pension or post-retirement benefit plans to the extent deducted in such period in computing Consolidated Net Income; plus

        (8)   any other non-cash charges reducing Consolidated Net Income for such period (including any non-cash charges arising from fair value accounting required by Statement of Financial Accounting Standards No. 133), but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period; plus

        (9)   the amount of any minority interest expense deducted in calculating Consolidated Net Income;

        less, without duplication,

          (1)   non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period); less

          (2)   any income relating to defined benefit pension or post-retirement benefit plans increasing Consolidated Net Income for such period,

calculated in the case of the Issuers on a combined consolidated basis.

        Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Subsidiary of the Issuers shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Issuers by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale of Capital Stock, including without limitation, Preferred Stock of an Issuer (other than Disqualified Stock), other than:

        (1)   public offerings registered on Form S-8; and

        (2)   any such public or private sale that constitutes an Excluded Contribution.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Excluded Contributions" means the net cash proceeds received by the Issuers (taken together) after the Issue Date from:

        (1)   contributions to the common equity capital of the Issuers (taken together), and

        (2)   the sale (other than to a Subsidiary of the Issuers or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuers, in each case designated as Excluded Contributions pursuant to an Officers' Certificate, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "—Material covenants—Limitation on restricted payments" covenant.

        "Existing Notes" means the 11 3/4% Senior Notes due 2010 of UCDP.

        "Fair Market Value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

        "Foreign Subsidiary" means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any subsidiary of such Restricted Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the indenture, the term "consolidated" with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment and, in the case of the Issuers,

"combined" means the financial condition and results of the Issuers combined in accordance with GAAP.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means any guarantee of the obligations of any Co-Issuer under the indenture and the notes by any Person in accordance with the provisions of the indenture.

        "Guarantor" means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

        (1)   currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

        (2)   other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "holder" or "noteholder" means the Person in whose name a note is registered on the registrar's books.

        "Incur" means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary of the Issuers (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary of the Issuers.

        "Indebtedness" means, with respect to any Person:

        (1)   the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within twelve months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than twelve months after the date of placing the property in service or taking delivery and title thereto, or (d) in respect of Capitalized Lease Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

        (2)   to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

        (3)   to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Person; and

        (4)   the deferred Special Fee in the aggregate amount of $40.9 million owed to VUE outstanding as of September 26, 2004, on a pro forma basis after giving effect to the Transactions (to the extent such amount remains unpaid), calculated in the case of the Issuers on a combined consolidated basis.

        Notwithstanding the foregoing, "Indebtedness" shall not include:

        (1)   any obligation of either Issuer to make distributions to its partners in accordance with the terms of its partnership agreement; and

        (2)   any obligation relating to the Special Fee, other than as referred to in clause (4) of the foregoing paragraph.

        "Independent Financial Advisor" means an accounting, appraisal or investment banking firm or consultant of nationally recognized standing that is, in the good faith determination of the Co-Issuers, qualified to perform the task for which it has been engaged.

        "Initial Purchasers" means J.P. Morgan Securities Inc. and Banc of America Securities LLC.

        "Investment Grade Securities" means:

        (1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

        (2)   debt securities or debt instruments (other than those issued by Blackstone, VUE or their respective Affiliates) with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuers and their Subsidiaries,

        (3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

        (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Issuers (calculated on a combined consolidated basis) in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Material covenants—Limitation on restricted payments":

        (1)   "Investments" shall include the portion (proportionate to the Issuers' equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Issuers at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuers shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

          (A)  the Issuers' "Investment" in such Subsidiary at the time of such redesignation less

          (B)  the portion (proportionate to the Issuers' equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

        (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer,

in each case as determined in good faith by the Board of Directors of UCDP or the Board of Directors of each of the Issuers.

        "Issue Date" means December 9, 2004.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereto.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuers or any Restricted Subsidiary in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration or Land Sale Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), payments required to be made to holders of minority interests in Restricted Subsidiaries as a result of such Asset Sale, amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under "—Material covenants—Asset sales") to be paid as a result of such transaction, any required distributions to holders of minority interests in any Restricted Subsidiary party to such Asset Sale and any deduction of appropriate amounts to be provided by the Issuers as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuers after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction (calculated in the case of the Issuers on a combined consolidated basis).

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the notes.

        "Officer" means any member of the Park Advisory Board, Chief Executive Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of either Issuer or the comparable title with respect to its general partner, or any person performing those functions for either Issuer but employed by an Affiliate of either Issuer, as applicable.

        "Officers' Certificate" means a certificate signed on behalf of the Issuers by two Officers of either Issuer, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of such Issuer; provided that an Officers' Certificate delivered on the Issue Date shall mean a certificate signed on behalf of the Issuers by one Officer of either Issuer who must be the principal executive officer, the principal financial officer or the principal accounting officer of such Issuer, and in either case such certificate must meet the requirements set forth in the indenture.

        "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of, or counsel to, an Issuer.

        "Pari Passu Indebtedness" means any Indebtedness of the Co-Issuers that ranks equally in right of payment to the Notes.

        "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of UCDP dated as of June 5, 2002.

        "Permitted Holders" means (i) VUE, (ii) Blackstone and (iii) any Person in which Blackstone and VUE collectively own at least 75% of the outstanding Capital Stock. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Investments" means:

          (1)   any Investment in the Co-Issuers or any Restricted Subsidiary;

          (2)   any Investment in Cash Equivalents or Investment Grade Securities;

          (3)   any Investment by any Issuer or any Restricted Subsidiary in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, an Issuer or a Restricted Subsidiary;

          (4)   any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Material covenants—Asset sales" or any other disposition of assets not constituting an Asset Sale;

          (5)   any Investment existing on the Issue Date;

          (6)   advances to employees of an Issuer or to employees of an Affiliate of an Issuer that regularly provides services to an Issuer not in excess of $10.0 million outstanding at any one time for the Issuers in the aggregate;

          (7)   any Investment acquired by an Issuer or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by an Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, (b) as a result of a foreclosure by an Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default, or (c) in satisfaction of a judgment in favor of an Issuer or any Restricted Subsidiary;

          (8)   Hedging Obligations;

          (9)   additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed 5% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the same time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

          (10) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

          (11) Investments the payment for which consists of Equity Interests of an Issuer (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the "—Limitation on restricted payments" covenant;

          (12) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under "—Material covenants—Transactions with affiliates" (except transactions described in clauses (2), (6) and (7) of such paragraph);

          (13) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

          (14) guarantees issued in accordance with "—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock" and "—Material covenants—Future guarantors";

          (15) any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

          (16) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business; and

          (17) Investments consisting of the purchase by an Issuer at no greater than par from VUE of the right to receive any Special Fee.

        "Permitted Liens" means, with respect to any Person:

          (1)   pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

          (2)   Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

          (3)   Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

          (4)   Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued at the request of and for the account of such Person in the ordinary course of its business;

          (5)   minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (6)   Liens securing Indebtedness under the Credit Agreement incurred in accordance with the covenant described under "—Material covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock," and Liens securing Indebtedness permitted to be incurred pursuant to clause (d), (l) or (s) of the second paragraph of the covenant described under "—Material covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock";

          (7)   Liens existing on the Issue Date and after giving effect to the Transactions;

          (8)   Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary, provided further, however, that such Liens may not extend to any other property owned by the Co-Issuers or any Restricted Subsidiary;

          (9)   Liens on property at the time an Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into an Issuer or any Restricted Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided further, however, that the Liens may not extend to any other property owned by any Issuer or any Restricted Subsidiary;

          (10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to an Issuer or another Restricted Subsidiary permitted to be Incurred in accordance with the covenant described under "—Material covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock";

          (11) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

          (12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

          (13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Co-Issuers or any Restricted Subsidiary;

          (14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Co-Issuers and a Restricted Subsidiary in the ordinary course of business;

          (15) Liens in favor of the Issuers;

          (16) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10) and (11); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10) and (11) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

          (17) Liens securing obligations created by or resulting from any litigation or legal proceeding involving an Issuer in the ordinary course of business which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside and no property is subject to a material risk of loss or forfeiture;

          (18) Liens securing the obligations of UCDP under that certain Agreement dated as of January 20, 1987;

          (19) licenses of intellectual property granted in a manner consistent with past practice; and

          (20) other Liens securing obligations in an amount not to exceed $5.0 million at any one time outstanding.

        "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution or winding up.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any Subsidiary of the Issuers other than an Unrestricted Subsidiary. Unless otherwise indicated in this "Description of exchange notes", all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Issuers, including UCDP.

        "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by an Issuer or a Restricted Subsidiary whereby such Issuer or such Restricted Subsidiary transfers such property to a Person and the Issuers or such Restricted Subsidiary leases it from such Person, other than leases between a Co-Issuer and a Restricted Subsidiary or between Restricted Subsidiaries.

        "S&P" means Standard and Poor's Ratings Group or any successor to the rating agency business thereof.

        "SEC" means the Securities and Exchange Commission.

        "Secured Indebtedness" means any Indebtedness secured by a Lien.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Senior Credit Documents" means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Issuers determined on a combined consolidated basis within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

        "Similar Business" means a business, the majority of whose revenues are derived from the activities of the Co-Issuers and their Subsidiaries as of the Issue Date, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

        "Special Fee" means that certain Special Fee, including any interest accrued thereon, payable to VUE as defined in the Partnership Agreement as in effect on the Issue Date or as such definition may be modified in a manner no less favorable to UCDP.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Subordinated Indebtedness" means with respect to the Issuers, any Indebtedness of the Issuers which is by its terms subordinated in right of payment to the notes.

        "Subsidiary" means, with respect to any Person or the Issuers (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person, or the Issuers taken together, or one or more of the other Subsidiaries of such Person, or the Issuers taken together, or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person, or the Issuers taken together, or one or more of the other Subsidiaries of such Person, or the Issuers taken together, or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person, or the Issuers taken together, or any Restricted Subsidiary of such Person, or the Issuers taken together, is a controlling general partner or otherwise controls such entity.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture except as provided therein.

        "Total Assets" means the total consolidated assets of the Issuers and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuers, calculated on a combined consolidated basis.

        "Transactions" means the offering of the original notes and the other transactions related thereto.

        "Treasury Rate" means with respect to the notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 1, 2006, in the case of the floating rate notes, or May 1, 2007, in the case of the fixed rate notes; provided, however, that if the period from such redemption date to November 1, 2006, in the case of the floating rate notes, or May 1, 2007, in the case of the fixed rate notes, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Trust Officer" means any officer within the corporate trust department of a Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of that Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person's knowledge of and familiarity with the particular subject, and who shall have direct responsibility for the administration of the indenture.

        "Trustee" means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

        "Unrestricted Subsidiary" means:

          (1)   any Subsidiary of the Issuers that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of each of the Issuers in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of each of the Issuers may designate any Subsidiary of the Issuers (including any newly acquired or newly formed Subsidiary of the Issuers) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Issuers (taken together) or any other Subsidiary of the Issuers that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of any of the Co-Issuers or any Restricted Subsidiaries; provided further, however, that either:

          (a)   the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

          (b)   if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant entitled "—Material covenants—Limitation on restricted payments."

        The Board of Directors of each of the Issuers may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

          (x)   (1) the Issuers could Incur $1.00 of additional Indebtedness pursuant to the Debt to EBITDA Ratio test described under "—Material covenants—Limitation on incurrence of indebtedness and issuance of disqualified stock and preferred stock," or (2) the Debt to EBITDA Ratio for the Issuers and the Restricted Subsidiaries would be lower than such ratio for the Issuers and the Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

          (y)   no Event of Default shall have occurred and be continuing.

        Any such designation by the Board of Directors of each of the Issuers shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Issuers giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors, managers or other voting members of the governing body of such Person.

        "VUE" means Vivendi Universal Entertainment LLLP and its Affiliates and any successor thereto.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

        "Wholly Owned Restricted Subsidiary" is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person 99% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF BOOK-ENTRY SYSTEM

The global exchange notes

        The exchange notes will be issued in the form of notes in registered, global form without interest coupons, which are called collectively the global exchange notes. Upon issuance, the global exchange notes will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

        Ownership of beneficial interests in the global exchange notes will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

  •
  upon deposit of the global exchange notes with DTC's custodian, DTC will credit portions of the principal amount of the global exchange notes to the accounts of the DTC participants; and

  •
  ownership of beneficial interests in the global exchange notes will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global exchange notes).

        Beneficial interests in the global exchange notes may not be exchanged for exchange notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global exchange notes

        All interests in the global exchange notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC's settlement system are controlled by DTC and may be changed at any time. We are not responsible for those operations or procedures.

        DTC has advised us that it is:

  •
  a limited purpose trust company organized under the laws of the State of New York;

  •
  a "banking organization" within the meaning of the New York State Banking Law;

  •
  a member of the Federal Reserve System;

  •
  a "clearing corporation" within the meaning of the Uniform Commercial Code; and

  •
  a "clearing agency" registered under Section 17A of the Securities Exchange Act of 1934.

        DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the initial purchasers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

        So long as DTC's nominee is the registered owner of the global exchange notes, that nominee will be considered the sole owner or holder of the exchange notes represented by that global exchange note for all purposes under the indenture. Except as provided below, owners of beneficial interests in the global exchange notes:

  •
  will not be entitled to have exchange notes represented by the global exchange notes registered in their names;

  •
  will not receive or be entitled to receive physical, certificated exchange notes; and

  •
  will not be considered the owners or holders of the exchange notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

        As a result, each investor who owns a beneficial interest in a global exchange note must rely on the procedures of DTC to exercise any rights of a holder of exchange notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

        Payments of principal, premium (if any) and interest with respect to the exchange notes represented by the global exchange note will be made by the Trustee to DTC's nominee as the registered holder of a global exchange note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in the global exchange notes, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

        Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

        Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of its obligations under the rules and procedures governing its operations.

Certificated exchange notes

        Exchange notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related exchange notes only if:

  •
  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

  •
  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

  •
  we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

  •
  certain other events provided in the indenture should occur.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of not less than 180 days after the Expiration Date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the Expiration Date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the reimbursement of the reasonable fees and disbursements of one counsel chosen by the holders of a majority the original notes being registered, which counsel shall be approved by us).

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion is a summary of certain U.S. federal income tax consequences of the exchange offer to holders of original notes, but is not a complete analysis of all potential tax effects. The summary below is based upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service and judicial decisions, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. Federal income tax consequences that may be applicable to particular holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, this summary does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular holder. This summary applies only to a holder that acquired original notes at original issue for cash and holds such original notes as a capital asset within the meaning of Section 1221 of the Code.

        An exchange of original notes for exchange notes pursuant to the exchange offer will not be treated as a taxable exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders who exchange their original notes for exchange notes in connection with the exchange offer and any such holder will have the same adjusted tax basis and holding period in the exchange notes as it had in the original notes immediately before the exchange.

        The foregoing discussion of certain U.S. federal income tax considerations does not consider the facts and circumstances of any particular holder's situation or status. Accordingly, each holder of original notes considering this exchange offer should consult its own tax advisor regarding the tax consequences of the exchange offer to it, including those under state, foreign and other tax laws.

LEGAL MATTERS

        Certain legal matters in connection with the exchange notes offered hereby will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

        The combined financial statements of Universal City Florida Holding Co. I and Universal City Florida Holding Co. II at December 27, 2003 and December 28, 2002 and for each of the three fiscal years in the period ended December 27, 2003 appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered certified public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

AVAILABLE INFORMATION

        The issuers have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the exchange notes. This prospectus, which is a part of the registration statement, omits certain information included in the registration statement and the exhibits thereto. For further information with respect to issuers and the securities, we refer you to the registration statement and its exhibits. The descriptions of each contract and document contained in this prospectus are summaries and qualified in their entirety by reference to the copy of each such contract or document filed as an exhibit to the registration statement. You may read and copy the registration statement, including exhibits thereto, at the Commission's Public Reading Room located at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the Public Reading Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet site (www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants such as the issuers who file electronically with the Commission.

        Upon completion of the exchange offer, the issuers will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will file reports with the Commission. You may inspect and copy these reports and other information at the address set forth above.

UNIVERSAL CITY FLORIDA HOLDING CO. I AND
UNIVERSAL CITY FLORIDA HOLDING CO. II AND SUBSIDIARIES

COMBINED FINANCIAL STATEMENTS

CONTENTS

Report of Independent Registered Certified Public Accounting Firm	F-2
Audited Combined Financial Statements
Combined Balance Sheets	F-4
Combined Statements of Operations	F-6
Combined Statements of Changes in Partners' Equity	F-7
Combined Statements of Cash Flows	F-8
Notes to Combined Financial Statements	F-10

Report of Independent Registered Certified Public Accounting Firm

The Partners
Universal City Florida Holding Co. I
and
Universal City Florida Holding Co. II

        We have audited the accompanying combined balance sheets of Universal City Florida Holding Co. I and Universal City Florida Holding Co. II and subsidiaries (collectively, "UCHC") as of December 27, 2003 and December 28, 2002 and the related combined statements of operations, changes in partners' equity and cash flows for each of the three fiscal years in the period ended December 27, 2003. These financial statements are the responsibility of UCHC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal controls over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of UCHC as of December 27, 2003 and December 28, 2002, and the combined results of their operations and their cash flows for each of the three fiscal years in the period ended December 27, 2003 in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the combined financial statements, UCHC adopted, effective December 29, 2002, Financial Accounting Standards Board Interpretation No. 46, "Consolidation of Variable Interest Entities."

/s/ ERNST & YOUNG LLP
Orlando, Florida November 22, 2004

(This page has been left blank intentionally.)

Universal City Florida Holding Co. I and
Universal City Florida Holding Co. II and Subsidiaries
Combined Balance Sheets

(in thousands)	September 26, 2004	December 27, 2003	December 28, 2002
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$103,900	$113,978	$12,265
Accounts receivable, net	18,065	15,598	13,832
Other receivables	—	—	14,500
Receivables from related parties	8,852	8,127	10,938
Inventories, net	41,830	41,947	40,121
Prepaid assets	15,780	10,123	8,231

Total current assets	188,427	189,773	99,887

Property and equipment, at cost:
Land and land improvements	488,418	490,194	504,949
Buildings and building improvements	1,363,461	1,347,149	1,337,160
Equipment, fixtures and furniture	1,049,032	1,004,413	1,087,442
Construction in process	5,294	48,980	9,321

Total property and equipment, at cost	2,906,205	2,890,736	2,938,872
Less accumulated depreciation	(1,025,126)	(936,849)	(890,919)

Property and equipment, net	1,881,079	1,953,887	2,047,953

Other assets:
Investments in joint ventures	9,306	10,481	22,195
Intangible assets, net of accumulated amortization of $7,831 (unaudited), $6,744 and $3,024, respectively, in 2004, 2003, and 2002	16,557	17,644	9,759
Deferred finance costs, net of accumulated amortization of $31,008 (unaudited), $25,712 and $18,872, respectively, in 2004, 2003, and 2002	22,190	27,486	12,226
Other assets	8,317	8,213	6,437

Total other assets	56,370	63,824	50,617

Total assets	$2,125,876	$2,207,484	$2,198,457

Continued on next page.

(in thousands)	September 26, 2004	December 27, 2003	December 28, 2002
	(unaudited)
Liabilities and partners' equity
Current liabilities:
Accounts payable and accrued liabilities	$135,960	$109,019	$89,588
Unearned revenue	42,570	28,514	22,154
Due to Vivendi Universal Entertainment	26,549	1,204	9,535
Current portion of capital lease obligations	866	395	549
Current portion of long-term borrowings	—	37,375	207,368

Total current liabilities	205,945	176,507	329,194
Long-term liabilities:
Long-term borrowings, net of current portion	1,003,840	1,138,065	961,875
Deferred special fee payable to an affiliate of Vivendi Universal Entertainment	143,507	137,438	101,904
Capital lease obligations, net of current portion	1,362	649	616
Interest rate swaps, at fair market value	7,989	19,793	41,391
Minority interest in equity of UCRP	9,348	9,543	—
Other	5,958	5,646	4,183

Total long-term liabilities	1,172,004	1,311,134	1,109,969

Commitments and contingencies	—	—	—
Partners' equity:
Vivendi Universal Entertainment	377,872	368,163	399,305
Blackstone	377,872	368,163	399,305
Accumulated other comprehensive loss	(7,817)	(16,483)	(39,316)

Total partners' equity	747,927	719,843	759,294

Total liabilities and partners' equity	$2,125,876	$2,207,484	$2,198,457

See accompanying notes.

Universal City Florida Holding Co. I and
Universal City Florida Holding Co. II and Subsidiaries
Combined Statements of Operations

	Nine Months Ended		Year Ended
(In thousands)	September 26, 2004	September 27, 2003	December 27, 2003	December 28, 2002	December 29, 2001
	(Unaudited)
Operating revenues:
Theme park passes	$346,645	$293,446	$378,351	$366,076	$377,292
Theme park food and beverage	87,217	76,388	96,382	94,871	93,106
Theme park merchandise	75,510	63,777	81,553	82,910	78,052
Other	155,400	131,389	173,022	133,762	126,818

Total operating revenues	664,772	565,000	729,308	677,619	675,268

Costs and operating expenses:
Theme park operations	117,110	113,376	152,185	152,002	145,411
Theme park selling, general and administrative	126,234	100,483	127,025	132,655	136,316
Theme park cost of products sold	82,457	71,072	93,001	94,375	90,795
Special fee payable to an affiliate of Vivendi Universal Entertainment and consultant fee	42,528	35,805	46,159	44,075	43,977
Depreciation and amortization	90,864	100,733	131,826	136,631	146,588
Other	95,808	84,618	108,191	76,973	84,701
Total costs and operating expenses	555,001	506,087	658,387	636,711	647,788

Operating income	109,771	58,913	70,921	40,908	27,480

Other (expense) income:
Interest expense	(87,291)	(86,035)	(119,027)	(93,596)	(116,628)
Interest income	742	544	831	1,446	1,079
Increase (decrease) in fair value of interest rate swaps	3,138	(2,711)	(1,235)	(2,075)	—
(Loss) income from joint ventures	(874)	(195)	(481)	1,565	767
Gain (loss) from sale of property and equipment	1,007	(1,285)	(1,285)	—	—
Minority interest in net earnings of UCRP	(2,075)	(1,851)	(2,008)	—	—

Total other expense	(85,353)	(91,533)	(123,205)	(92,660)	(114,782)

Net income (loss)	$24,418	$(32,620)	$(52,284)	$(51,752)	$(87,302)

See accompanying notes.

Universal City Florida Holding Co. I and
Universal City Florida Holding Co. II and Subsidiaries
Combined Statements of Changes in Partners' Equity

(In thousands)	Vivendi Universal Entertainment	Blackstone	Accumulated Comprehensive (Loss) Income	Total Partners' Equity
Balance at December 30, 2000	$443,832	$443,832	$(19,238)	$868,426
Change in fair value of interest rate swaps designated as hedges	—	—	(22,419)	(22,419)
Net loss	(43,651)	(43,651)	—	(87,302)

Balance at December 29, 2001	400,181	400,181	(41,657)	758,705

Change in fair value of interest rate swaps designated as hedges	—	—	2,341	2,341
Partner contributions	25,000	25,000	—	50,000
Net loss	(25,876)	(25,876)	—	(51,752)
Balance at December 28, 2002	399,305	399,305	(39,316)	759,294

Change in fair value of interest rate swaps designated as hedges	—	—	22,833	22,833
Partner distributions	(5,000)	(5,000)	—	(10,000)
Net loss	(26,142)	(26,142)	—	(52,284)
Balance at December 27, 2003	368,163	368,163	(16,483)	719,843

Change in fair value of interest rate swaps designated as hedges (unaudited)	—	—	8,666	8,666
Partner distributions (unaudited)	(2,500)	(2,500)	—	(5,000)
Net income (unaudited)	12,209	12,209	—	24,418

Balance at September 26, 2004 (unaudited)	$377,872	$377,872	$(7,817)	$747,927

See accompanying notes.

Universal City Florida Holding Co. I and
Universal City Florida Holding Co. II and Subsidiaries

Combined Statements of Cash Flows

(In thousands)

	Nine Months Ended		Year Ended
	Sept 26, 2004	Sept 27, 2003	Dec 27, 2003	Dec 28, 2002	Dec 29, 2001
	(Unaudited)
Cash flows from operating activities
Net income (loss)	$24,418	$(32,620)	$(52,284)	$(51,752)	$(87,302)
Adjustments to reconcile net income (loss) to net cash and cash equivalents provided by operating activities:
Depreciation	89,777	99,648	130,380	135,783	145,174
Amortization of intangible assets	1,087	1,085	1,446	848	1,414
Amortization of deferred finance costs	5,296	4,934	6,840	4,645	4,031
Accretion of bond discount	624	416	625	—	—
(Gain) loss from sale of property and equipment	(1,007)	1,285	1,285	—	787
(Increase) decrease in fair value of interest rate swaps	(3,138)	2,711	1,235	2,075	—
Loss (income) from joint ventures	874	195	481	(1,565)	(767)
Gain from non-monetary asset acquisition	—	—	—	(3,915)	—
Gain related to settlement of capital claims	—	—	—	(1,085)	—
Minority interest in net earnings of UCRP	2,075	1,851	2,008	—	—
Changes in operating assets and liabilities:
Accounts receivable, net	(2,467)	498	(1,601)	(1,779)	5,025
Receivables from related parties	(725)	4,194	2,459	(2,109)	2,269
Inventories, net	117	(1,137)	(427)	3,866	2,940
Prepaid assets	(5,657)	(6,363)	(1,892)	(3,332)	(457)
Other assets	(104)	(1,145)	(1,776)	1,590	2,316
Accounts payable and accrued liabilities	26,941	47,807	18,943	(16,041)	(23,671)
Unearned revenue	14,056	13,001	6,360	312	983
Due to Vivendi Universal Entertainment	25,345	4,770	(8,331)	(6,258)	10,556
Deferred special fees payable to an affiliate of Vivendi Universal Entertainment	6,069	27,327	35,534	33,350	32,647
Other long-term liabilities	312	722	1,463	(661)	(652)

Net cash and cash equivalents provided by operating activities	183,893	169,179	142,748	93,972	95,293

Cash flows from investing activities
Property and equipment acquisitions	(20,104)	(39,687)	(53,471)	(26,124)	(39,542)
Proceeds related to the settlement of capital claims	400	14,500	15,461	—	—
Proceeds related to the sale of property and equipment	3,742	12,961	12,961	1,815	395
Proceeds related to capital reimbursement	—	10,926	10,926	—	654
Payments for character rights	—	—	—	(285)	(410)
Distributions from joint ventures, net	301	(138)	1,147	2,122	1,631

Net cash and cash equivalents used in investing activities	$(15,661)	$(1,438)	$(12,976)	$(22,472)	$(37,272)
Continued on next page.

Cash flows from financing activities
Payments of Partner distributions	$(5,000)	$(10,000)	$(10,000)	$—	$—
Proceeds from Partner contributions	—	—	—	50,000	—
Distributions of minority interest in equity of UCRP	(2,270)	(2,017)	(2,551)	—	—
Proceeds from bond offering	—	494,170	494,170	—	—
Proceeds from long-term borrowings	—	—	—	—	114,688
Payments on long-term borrowings, capital lease obligations and notes payable, net	(171,040)	(488,952)	(488,719)	(175,286)	(119,191)
Payments for finance costs	—	(21,261)	(22,100)	(5,141)	(649)

Net cash and cash equivalents used in financing activities	(178,310)	(28,060)	(29,200)	(130,427)	(5,152)

Net (decrease) increase in cash and cash equivalents	(10,078)	139,681	100,572	(58,927)	52,869
Cash and cash equivalents at beginning of period from UCRP	—	1,141	1,141	—	—
Cash and cash equivalents at beginning of period	113,978	12,265	12,265	71,192	18,323

Cash and cash equivalents at end of period	$103,900	$153,087	$113,978	$12,265	$71,192

Supplemental disclosure of cash flow information
Cash paid for interest, including interest rate swaps	$68,021	$53,810	$96,199	$95,073	$111,291
Supplemental disclosures of noncash information
(Decrease) increase in interest rate swap liability	$(11,804)	$(13,539)	$(21,598)	$(266)	$22,419
Property and equipment acquired in non-monetary asset acquisition	$—	$—	$—	$3,915	$—
Receivable related to the settlement of capital claims	$—	$—	$—	$14,500	$—
Disposal of fully depreciated assets	$1,500	$87,072	$87,142	$—	$—
Net assets of UCRP at beginning of period (see Note 2)	$—	$20,172	$20,172	$—	$—

See accompanying notes.

Universal City Florida Holding Co. I and

Universal City Florida Holding Co. II and Subsidiaries

Notes to Combined Financial Statements

1.    Ownership

        Universal City Florida Holding Co. I ("Holding I") and Universal City Florida Holding Co. II ("Holding II") are general partnerships organized in Florida. Through a holding partnership and a limited liability company, the ultimate owners, each having a 50 percent interest (the "Partners"), are Universal City Property Management II, LLC ("Universal CPM") through Vivendi Universal Entertainment LLLP ("Vivendi Universal Entertainment" or "VUE"), an affiliate of Universal Studios, Inc. ("USI"), which in turn was a subsidiary of Vivendi Universal, S.A. ("Vivendi"), and Blackstone Capital Partners ("Blackstone"). Both Partners share in profits and losses, contributions and distributions in Holding I and Holding II in accordance with their respective ownership percentages. Neither Blackstone nor Universal CPM may transfer or sell their respective partnership interests, sell, pledge or encumber significant assets, issue securities or admit any additional partner or change the primary business without the consent of the other Partner.

        Holding I and Holding II are required to distribute to Blackstone and Universal CPM, all of their available cash, as defined, within 30 days after the end of each fiscal semi-annual period and amounts equal to the partners' combined federal, state, local and foreign income taxes on their share of the partnership's income. The senior credit agreement and the UCDP notes "UCDP notes" of Universal City Development Partners, Ltd. ("UCDP") restrict UCDP from making any distributions to Holding I and Holding II unless certain financial ratios are satisfied.

        On May 11, 2004, General Electric Company ("GE"), National Broadcasting Company Holding, Inc. ("NBC Holding"), National Broadcasting Company, Inc. ("NBC"), Vivendi Universal, S.A. ("Vivendi"), and Universal Studios Holding III Corp. ("USH3"), concluded a transaction pursuant to which GE and Vivendi combined the respective businesses of NBC, USI, Universal Pictures International Holdings B.V., and Universal Pictures International Holdings 2 B.V. and their respective subsidiaries (the "NBC Universal Transaction"). In connection with the NBC Universal Transaction, NBC changed its corporate name to NBC Universal, Inc. ("NBC Universal"). GE owns 80 percent of NBC Universal, and Vivendi controls the remaining 20 percent. NBC Universal indirectly now owns approximately 94.5 percent of Vivendi Universal Entertainment which indirectly owns a 50 percent interest in UCDP, Holding I, Holding II, UCFH I Finance and UCFH II Finance. Vivendi Universal Entertainment is a non-wholly owned subsidiary of USI and certain of its affiliates which are in turn indirect wholly owned subsidiaries of NBC Universal. The 50 percent ownership interest in each of Holding I and Holding II held by Blackstone was not affected by the NBC Universal Transaction.

2.    Summary of Significant Accounting Policies

Principles of Combination

        The accompanying combined financial statements include the amounts of Holding I and Holding II, which are held under common control, and all of their subsidiaries, UCDP, Universal City Travel Partners d/b/a Universal Parks & Resorts Vacations ("Universal Parks & Resorts Vacations") and Universal City Restaurant Partners, Ltd. ("UCRP") (collectively, "UCHC"). All significant intercompany balances and transactions have been eliminated upon combination.

        UCHC owns and operates two themed attractions, Universal's Islands of Adventure and Universal Studios Florida; an entertainment complex, Universal's CityWalk Orlando ("City Walk"), sound stages, and movie and television productions facilities, all located in Orlando, Florida.

        In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation (FIN) 46, Consolidation of Variable Interest Entities ("FIN 46"). FIN 46 provides a new framework for identifying variable interest entities ("VIEs") and determining when a company should include the assets, liabilities, noncontrolling interests and results of activities of a VIE in its consolidated financial statements. In general, a VIE is a corporation, partnership, limited-liability corporation, trust or any other legal structure used to conduct activities or hold assets that either (1) has an insufficient amount of equity to carry out its principal activities without additional subordinated financial support, (2) has a group of equity owners that are unable to make significant decisions about its activities, or (3) has a group of equity owners that do not have the obligation to absorb losses or the right to receive returns generated by its operations. FIN 46 requires a VIE to be consolidated if a party with an ownership, contractual or other financial interest in the VIE (a "variable interest holder") is obligated to absorb a majority of the risk of loss from the VIE's activities, is entitled to receive a majority of the VIE's residual returns (if no party absorbs a majority of the VIE's losses), or both. A variable interest holder that consolidates the VIE is called the primary beneficiary. Upon consolidation, the primary beneficiary generally must initially record all of the VIE's assets, liabilities and noncontrolling interests at fair value and subsequently account for the VIE as if it were consolidated based on majority voting interest. FIN 46 also requires disclosures about VIEs that the variable interest holder is not required to consolidate but in which it has a significant variable interest. UCHC owns a 50 percent interest in UCRP, which has historically been accounted for under the equity method. UCRP operates a restaurant in CityWalk. Both joint venture partners share in profits and losses, contributions and distributions of the joint venture in accordance with their ownership percentage. The capital contributions necessary for the construction of UCRP were funded entirely by UCHC. The other joint venture partner received a 50 percent interest in the joint venture in exchange for the trademark name. Therefore, based on FIN 46, UCHC determined that UCRP is a variable interest entity. Accordingly, the combined financial statements of UCHC include the results of UCRP for 2003 and all subsequent periods. The combined financial statements of UCHC as of December 28, 2002, and during the years ended December 28, 2002 and December 29, 2001 do not include the results of UCRP. Total assets of UCRP at December 27, 2003 were approximately $21,851,000. Total revenues of UCRP during the year ended December 27, 2003 were approximately $24,056,000.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management of UCHC to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Period End

        In prior periods, UCHC's fiscal quarter and year-end was the last Saturday of each period. In connection with the NBC Universal Transaction, UCHC changed the date of its fiscal quarter and year-end. Starting in 2004, UCHC's fiscal quarter-end is the last Sunday of the quarter and its fiscal year-end will be December 31.

Cash and Cash Equivalents

        Equivalents Cash and cash equivalents consist of amounts held as bank deposits and marketable securities with original maturities of 90 days or less.

Allowance for Doubtful Accounts

        UCHC periodically makes judgments regarding the collectability of outstanding receivables and provides appropriate allowances when collectability becomes in doubt. In addition, UCHC provides a general allowance for outstanding receivables in good standing based on historical bad debt experience. The allowance for doubtful accounts was approximately $1,107,000 (unaudited), $891,000, $2,694,000, $3,496,000 and $1,363,000, respectively, at September 26, 2004, December 27, 2003, December 28, 2002, December 29, 2001, and December 30, 2000. During the nine months ended September 26, 2004, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, respectively, UCHC recorded an additional allowance for outstanding receivables of approximately $336,000 (unaudited), $340,000, $2,385,000, and $2,585,000. During the nine months ended September 26, 2004, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, respectively, UCHC recorded a reduction to the allowance for outstanding receivables of approximately $120,000 (unaudited), $2,143,000, $3,187,000, and $452,000. A portion of the allowance recorded during the years ended December 28, 2002 and December 29, 2001 related to Latin Quarter, of which approximately $2,610,000 was reversed in connection with the forgiveness of outstanding receivables during the year ended December 28, 2002 (see Note 12).

Inventories

        Inventories, principally spare parts, merchandise and food, are stated at the lower of cost or market. Cost is determined using the average cost method. UCHC records a provision for the value of inventory, which has been deemed to have a realizable value that is less than the average cost.

        The reserve for merchandise amounted to approximately $3,160,000 (unaudited), $1,137,000, $1,651,000, $1,198,000, and $3,469,000, respectively, at September 26, 2004, December 27, 2003, December 28, 2002, December 29, 2001, and December 30, 2000. During the nine months ended September 26, 2004, and the years ended December 27, 2003 and December 28, 2002, respectively, UCHC recorded an additional merchandise reserve of $2,671,000 (unaudited), $1,304,000, and $1,299,000. No merchandise reserve provision was recorded during the year ended December 29, 2001. During the nine months ended September 26, 2004, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, respectively, UCHC used $648,000 (unaudited), $1,818,000, $846,000, and $2,271,000 of the merchandise reserve.

        The reserve for spare parts amounted to approximately $138,000 (unaudited), $1,412,000, $1,181,000, $1,079,000, and $162,000, respectively, at September 26, 2004, December 27, 2003, December 28, 2002, December 29, 2001, and December 30, 2000. During the nine months ended September 26, 2004, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, respectively, UCHC recorded an additional spare parts reserve provision of $366,000 (unaudited), $231,000, $102,000, and $917,000. During the nine months ended September 26, 2004, $1,640,000 (unaudited) was recorded as a reduction to the spare parts reserve. During the years ended

December 27, 2003, December 28, 2002, and December 29, 2001, no amounts were recorded as a reduction to the spare parts reserve.

Investments in Joint Ventures

        In conjunction with the construction and operation of CityWalk, UCHC has joint venture relationships in which UCHC shared in construction costs and the profits and losses, as defined in each separate agreement. In addition to UCRP, UCHC has an equity interest in Motown Cafe Orlando, L.P., LLLP ("Motown") and has an equity interest in NASCAR Cafe/Orlando Joint Venture, and Universal/Cineplex Odeon Joint Venture ("Cineplex Odeon"), respectively, of 20 percent, 25 percent, and 50 percent. UCHC's interest in each of these joint ventures is accounted for under the equity method of accounting for investments. UCHC's investment in joint ventures is recorded as UCHC's share of construction costs, adjusted for profits and losses, distributions and contributions for each joint venture. In 1996, UCHC entered into a partnership with an unrelated entity for the construction and operation of Motown. In 1999, the unrelated entity sold its interest in the Motown partnership to a subsidiary of VUE. UCHC maintains a 20 percent equity interest in the restaurant. UCHC shares in profits and losses according to ownership percentages, as defined in the partnership agreement. In addition, UCHC manages Motown. In connection with these management services, UCHC incurs and is reimbursed for various costs on behalf of Motown, including payroll, property taxes and food purchases. During the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, respectively, the total amounts received by UCHC from Motown for these expenses were approximately $2,262,000 (unaudited), $2,070,000 (unaudited), $2,524,000, $3,600,000, and $3,300,000. In addition, during the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, respectively, UCHC earned a fee for these services from Motown of approximately $148,000 (unaudited), $160,000 (unaudited), $199,000, $218,000, and $219,000, which was recorded in other revenues in the accompanying combined statements of operations.

Property and Equipment

        Property and equipment is recorded at cost and is depreciated on a straight-line basis over the estimated useful lives of those assets as follows:

Useful Life (In Years)
Land improvements	15
Buildings and building improvements	20–40
Equipment, fixtures and furniture	3–20

        Maintenance and repairs are charged directly to expense as incurred.

Impairment of Long-Lived Assets and Intangibles

        In August 2001, FASB issued Statement of Financial Accounting Standards No. 144, Accounting For the Impairment or Disposal of Long-Lived Assets (SFAS 144). SFAS 144 requires that one accounting impairment model be used for long-lived assets to be disposed of by sales, whether previously held and used or newly acquired, and broadens the presentation of discontinued operations to include more disposal transactions. SFAS 144 was effective for fiscal years beginning after December 15, 2001.

        UCHC reviews its long-lived assets and identifiable intangibles for impairment whenever circumstances indicate that the carrying amount of an asset may not be recoverable. If the review reveals an impairment as indicated based on undiscounted cash flows, the carrying amount of the related long-lived assets or identifiable intangibles are adjusted to fair value. There have been no impairment losses recognized on UCHC's long-lived assets or identifiable intangibles.

Intangible Assets

        Intangible assets primarily consist of the rights to use certain characters and trademarks. Intangible assets are recorded at cost and amortized over a period ranging from 10 to 20 years, which has a weighted average of 17 years. Amortization of existing intangible assets will be approximately $1,448,000 during each of the next five years.

Deferred Finance Costs

        UCHC capitalizes certain costs related to the issuance of debt. The amortization of such costs is recognized as interest expense based on the effective interest method over the term of the respective debt issuance.

Revenue Recognition

        Revenue from theme park pass sales is recognized at the time passes are redeemed. Revenue from theme park annual pass sales is recognized over the period of benefit. Revenue from food and beverage and merchandise sales is recognized at the time of sale. Unearned revenue primarily consists of amounts received from the sale of passes, which have not yet been recognized as revenue. In addition to unredeemed passes, unearned revenue includes up-front payments related to CityWalk venues and corporate sponsorships, which is recognized into revenue over the period of benefit.

Other Operating Revenues

        Other operating revenues, which consist primarily of sales generated by CityWalk, Universal Parks & Resorts Vacations, UCRP, and the parking facility, are recognized as earned.

Advertising, Sales and Marketing Costs

        The costs of advertising, sales and marketing are charged to operations in the year incurred. Production costs of advertising are charged to operations at the first showing of the related advertisement. Total costs of advertising, sales and marketing amounted to approximately $63,498,000 (unaudited), $54,066,000 (unaudited), $65,604,000, $72,795,000, and $80,835,000, respectively, during the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, and are primarily included in theme park selling, general and administrative expenses in the accompanying combined statements of operations.

Theme Park Cost of Products Sold

        Theme park cost of products sold consists of payroll and product costs related to the sale of food and beverage and merchandise at the theme parks.

Other Costs and Operating Expenses

        Other costs and operating expenses consist primarily of costs incurred by CityWalk, Universal Parks & Resorts Vacations, and UCRP.

Financial Instruments

        The carrying amounts reported in the combined balance sheets for cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value because of the immediate or short-term maturity of these financial instruments.

        The estimated fair values of other financial instruments subject to fair value disclosures, determined based on quotes from major financial institutions, and the related carrying amounts are as follows (in thousands):

	September 26, 2004		December 27, 2003		December 28, 2002
	Carrying Value	Fair Value	Carrying Value	Fair Value	Carrying Value	Fair Value
	(unaudited)
Long-term borrowings	$1,003,840	$1,094,734	$1,175,440	$1,271,548	$1,169,243	$1,169,243
Interest rate swaps	7,989	7,989	19,793	19,793	41,391	41,391

Total	$1,011,829	$1,102,723	$1,195,233	$1,291,341	$1,210,634	$1,210,634

Concentration of Credit Risk

        Financial instruments that potentially subject UCHC to concentrations of credit risk consist primarily of accounts receivable and interest rate swaps. The credit risk associated with accounts receivable is limited by the volume of customers as well as the establishment of credit limits. UCHC is exposed to credit loss in the event of nonperformance by the counterparties to interest rate swap transactions. The counterparties to these contractual arrangements are major financial institutions with which UCHC also has other financial relationships. UCHC does not anticipate nonperformance by such parties.

Interest Rate Swaps

        UCHC utilizes interest rate swap agreements to manage a portion of interest rate exposures. The principal objective of the swap agreements is to minimize the risks and costs associated with financial activities. UCHC does not use financial instruments for trading purposes. UCHC specifically designates interest rate swap hedges of outstanding debt instruments and recognizes interest differentials in the period they occur.

        UCHC follows SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133) to account for its interest rate swaps. This standard established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that the entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those assets at fair value. The fair values are the estimated amounts that UCHC would pay or receive upon termination of the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties. Changes in the underlying market value of swap arrangements that qualify as hedging activities under SFAS 133 are recognized as other comprehensive income in the accompanying combined statements of changes in partners' equity. Changes in the underlying market value of swap arrangements that do not qualify as hedging activities under SFAS 133 are recognized as a change in the fair value in other expense in the accompanying combined statements of operations.

        In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149), which amended and clarified financial accounting and reporting for derivative instruments and for hedging activities under SFAS 133. Adoption of SFAS 149 did not have a material impact on UCHC's financial position or results of operations.

Income Taxes

        No provision for income taxes has been recorded in the combined financial statements, as the owners are required to report their share of UCHC's earnings or losses in their respective income tax returns. The Partners' tax returns and the amounts of allocable income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes to income or loss, the tax liability of the Partners could be changed accordingly.

        Certain transactions of UCHC may be subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing these combined financial statements in accordance with accounting principles generally accepted in the United States. Accordingly, the net income or loss of UCHC reported for income tax purposes may differ from the balances reported for those same items in the accompanying combined financial statements. A majority of the differences arise primarily due to the use of different estimated useful lives for property and equipment for income tax reporting purposes as compared to those used for financial reporting purposes.

Stock Options

        UCHC has participated in Vivendi's stock option plan that has provided options to officers, directors and key employees of UCHC. These stock options give UCHC employees the right to purchase Vivendi American Depository Shares at a set price (exercise price) or receive cash for the difference between the market value and the exercise price on their stock options. All stock options have been granted at market value. At December 27, 2003, UCHC had no liability related to vested options.

        In connection with the NBC Universal Transaction, Vivendi will not be providing new stock options to employees of UCHC. Historically, UCHC has been responsible for the expense and the cash payment related to these stock options granted prior to the close of the NBC Universal Transaction. However, as part of the NBC Universal Transaction, this responsibility was transferred to Vivendi. Accordingly, stock options granted prior to the close of the NBC Universal Transaction and exercised after the close of the NBC Universal Transaction have no future impact on UCHC's combined financial statements.

Change in Estimate

        During the year ended December 28, 2002, UCHC revised certain accounting estimates related to compensated absences for sick leave. This change resulted from management's analysis of trend data related to the number of compensated absences earned and used by employees. Although UCHC had a new payroll system that accumulated this information prior to 2002, management's view was that this information did not provide sufficient predictability to justify changing its estimate. Accordingly, through the end of 2001, UCHC continued to accrue for sick leave based on available days. After accumulating two years of trend data, UCHC had improved judgment related to the reliability of this compensated usage information. Accordingly, UCHC recorded approximately $3,730,000 related to this change in estimate as an offset to other costs and operating expenses in the accompanying combined statements of operations during the year ended December 28, 2002.

Recently Issued Accounting Pronouncements

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements 4, 44, and 64, Amendment of FASB Statement 13, and Technical Corrections (SFAS 145). This statement rescinds SFAS 4, SFAS 44, and SFAS 64. In addition, it also amends SFAS 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. Adoption of SFAS 145 did not have a material impact on UCHC's financial position or results of operations.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities (SFAS 146). This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002 with earlier application encouraged. Adoption of SFAS 146 did not have a material impact on UCHC's financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (SFAS 148), an amendment of SFAS 123. SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation. This statement is effective for financial statements for fiscal years ending after December 15, 2002. Adoption of SFAS 148 did not have a material impact on UCHC's financial position or results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity (SFAS 150). SFAS 150 provides standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement is effective for financial instruments entered into or modified after May 31, 2003, and for all other instruments for interim periods beginning after June 15, 2003. Adoption of SFAS 150 did not have a material impact on UCHC's financial position or results of operations.

        The Emerging Issues Task Force issued EITF Issue 00-21, Revenue Arrangements with Multiple Deliverables (EITF 00-21). This new accounting rule addressed revenue recognition for revenues derived from a single contract that contains multiple products or services. The rule provides additional requirements to determine when such revenues may be recorded separately for accounting purposes. This statement is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. Adoption of EITF 00-21 did not have a material impact on UCHC's financial position or results of operations.

3.    Long-Term Borrowings

        At September 26, 2004, total long-term borrowings were approximately $1,003,840,000 (unaudited), which included $495,419,000 (unaudited) in UCDP notes ($500,000,000, net of an unamortized discount of approximately $4,581,000) and approximately $508,421,000 (unaudited) under the JPMorgan Chase ("JPMorgan") credit facility (the "Term Loan"). At December 27, 2003, total long-term borrowings were approximately $1,175,440,000, which included $494,795,000 in UCDP notes ($500,000,000, net of an unamortized discount of approximately $5,205,000) and approximately $680,645,000 under the Term Loan. At December 28, 2002, total long-term borrowings were approximately $1,169,243,000, which primarily included approximately $1,122,188,000 under the Term Loan and $47,000,000 under the revolving credit agreements with Wachovia Bank ("Wachovia") and Fleet Capital Corporation ("Fleet") (collectively, "the Wachovia and Fleet Facilities").

        The Term Loan, which was amended (see footnote 15 for further discussion), consists of both term loan and working capital components with a consortium of banks led by JPMorgan. The working capital component had a maximum available credit line of approximately $42,188,000 (unaudited), $50,625,000, and $59,063,000, respectively, at September 26, 2004, December 27, 2003, and December 28, 2002. No funds were outstanding on the working capital facility at September 26, 2004, December 27, 2003 and December 28, 2002. The Term Loan is secured by a mortgage on substantially all of UCDP's real and personal property. Borrowings on the Term Loan bear interest based at UCDP's option on either the prime rate publicly announced by Morgan Guaranty Trust Company of New York plus a margin, or at the London Interbank Offer Rate ("LIBOR") plus a margin. At

December 27, 2003, the average interest rate under the LIBOR alternative was 9.7 percent (including the effect of interest rate swap arrangements). Additionally, a commitment fee of 0.5 percent per annum is payable on the unused amounts of the working capital facility. The Term Loan is repayable in graduating quarterly installments, which commenced on December 31, 1999, and end on June 30, 2007. The Term Loan also requires a prepayment of 50 percent of UCDP's annual excess cash flow. All prepayments are applied in forward order of maturity. At December 27, 2003, the excess cash flow payment was estimated to be approximately $37,375,000. During the nine months ended September 26, 2004, UCDP prepaid $172,224,000 on the Term Loan, which included this cash flow payment. These prepayments eliminated debt amortization on the Term Loan until December 31, 2005.

        The Term Loan contains certain customary limitations. The most restrictive limitations relate to the incurrence of liens, additional indebtedness and maintenance of funded debt and interest coverage ratios, among other restrictions. At September 26, 2004, December 27, 2003 and December 28, 2002, UCDP was in compliance with all financial terms of the Term Loan.

        In May 2004, UCHC sold a small parcel of undeveloped land. The cost basis of the land equaled approximately $2,483,000. In connection with this sale, UCHC recorded a gain of approximately $1,282,000, which is included in the combined financial results of the nine months ended September 26, 2004. UCHC used the proceeds from the land sale to prepay additional principal on the Term Loan.

        On March 28, 2003, UCDP issued $500,000,000 in UCDP notes (which were issued with a discount of approximately $5,830,000) under a Rule 144A Offering (the "2003 Offering") and amended the Term Loan (the "2003 Amendment"). The UCDP notes mature in 2010 and bear interest at 11.75 percent. The 2003 Amendment required that proceeds from the 2003 Offering be used in part to prepay approximately $372,800,000 on the Term Loan. In connection with the 2003 Amendment, the debt amortization schedule was eliminated until December 31, 2004; certain covenants were modified; and mandatory payments related to excess cash flow were reduced from 75 percent to 50 percent. In addition, a $50,000,000 revolving credit facility ("Additional Revolver") was made available by several of the banks in the Term Loan. The Additional Revolver has an unused commitment fee of 1.0 percent and may be borrowed only after full usage of the Term Loan working capital facility. No amounts were outstanding on the Additional Revolver at September 26, 2004 and December 27, 2003. UCHC incurred approximately $22,960,000 in fees and expenses associated with the 2003 Offering and 2003 Amendment, of which approximately $22,100,000 was capitalized as deferred finance costs and $860,000 was expensed during the year ended December 27, 2003. The UCDP notes also contain certain customary limitations. The most restrictive limitations relate to the incurrence of additional indebtedness and restricted payments, among other restrictions. At September 26, 2004 and December 27, 2003, UCDP was in compliance with all financial terms of the UCDP notes.

        In May 2003, UCHC sold approximately 81 acres of undeveloped land. The cost basis of the land equaled approximately $13,900,000. In connection with this sale, UCHC recorded a loss of approximately $1,400,000 during the year ended December 27, 2003. UCHC used the proceeds from the land sale to prepay additional principal on the Term Loan.

        On March 28, 2002, the Term Loan was amended (the "2002 Amendment") and the Partners contributed $50,000,000 to UCDP on April 15, 2002. This contribution was used to reduce future scheduled payments on the Term Loan and temporarily prepay the working capital facility. The 2002

Amendment resulted in the modification of certain financial ratios effective the first quarter of 2002, and an increase in the interest rate from the effective date. In connection with the 2002 Amendment, UCHC incurred approximately $5,141,000 in bank fees, which were capitalized as deferred finance costs during the year ended December 28, 2002.

        The terms of the Wachovia and Fleet Facilities were identical, which included both allowing for borrowings up to $25,000,000 and interest at the higher of the prime rate plus 1.0 percent or federal funds rate plus 1.5 percent per year or at the LIBOR rate plus 2.0 percent. A commitment fee of 1.0 percent per year was payable on unused amounts of the facility. The Wachovia and Fleet Facilities contained certain customary limitations and a cross-default provision with the Term Loan and certain provisions that secured Wachovia and Fleet in the event of a default of principal or interest payments by UCDP. The Wachovia and Fleet Facilities were repaid and cancelled on March 28, 2003. At December 28, 2002, the outstanding balance was secured by $27,000,000 in a cash account established by Vivendi and a $27,000,000 letter of credit purchased by the Rank Group, Plc., a prior 50 percent owner of UCDP.

        Scheduled maturities of amounts drawn at December 27, 2003, are as follows (in thousands):

Fiscal Year	Amount
2004 (cash flow prepayment)	$37,375
2005	197,957
2006	285,000
2007	160,313
2008	—
Thereafter	494,795

$1,175,440

        UCHC capitalizes interest on significant capital projects, which require an extended period of time to complete. UCHC capitalized interest of approximately $2,184,000 (unaudited), $1,665,000 (unaudited), $2,261,000, $148,000, and $198,000, respectively, during the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001.

4.    Interest Rate Swaps

        At September 26, 2004, December 27, 2003, and December 28, 2002, respectively, UCDP had four interest-rate swap agreements outstanding with aggregate notional debt amounts of $184,800,000 (unaudited), $449,200,000 and $540,000,000 that qualified for hedge accounting treatment under SFAS 133. These swap agreements provide for quarterly reductions in notional value until expiration in 2006. These agreements effectively converted UCDP's variable interest rate on a portion of its long-term bank debt to fixed rates ranging from 10.7 percent to 10.8 percent and 9.0 percent to 9.1 percent at December 27, 2003 and December 28, 2002, respectively. During the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, respectively, the fair value of these swap agreements changed by approximately $8,666,000 (unaudited), $16,250,000 (unaudited), $22,833,000, $2,341,000, and

$22,419,000 and was recorded in accumulated other comprehensive loss in the accompanying combined statements of changes in partners' equity.

        During the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003 and December 28, 2002, UCDP also had other interest-rate swap agreements that did not qualify for hedge accounting treatment under SFAS 133. During the year ended December 27, 2003, UCDP entered into a swap arrangement designed to convert $150,000,000 in notional amount of its fixed bond interest to a floating rate. The swap provides that UCHC receive an interest rate of 11.75 percent (computed on a bond basis) in exchange for payment of six month LIBOR, plus 8.01 percent subject to a LIBOR interest rate collar between 3.58 percent and 5.25 percent with a floor knockout if LIBOR falls below 1.15 percent. The term of this swap is from December 2003 through April 2007. During the year ended December 28, 2002, UCDP entered into a forward starting interest rate swap with a fixed interest rate of 3.63 percent, a $150,000,000 notional amount, and a term from January 2004 to January 2006. During the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003 and December 28, 2002, respectively, the fair value of these swap agreements changed by approximately $3,138,000 (unaudited), $2,711,000 (unaudited) $1,235,000, and $2,075,000 and was recorded in the change in fair value of interest rate swaps in other expense in the accompanying combined statements of operations.

5.    Operating Lease Obligations

        UCHC has entered into various leases for equipment, office and warehouse space. The leases are noncancelable operating leases which expire at various dates through 2013.

        The following is a five-year schedule of minimum future rental payments under the noncancelable operating leases at December 27, 2003 (in thousands):

Fiscal Year	Amount
2004	$3,566
2005	2,972
2006	2,355
2007	1,574
2008	1,439
Thereafter	5,299

$17,205

        During the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, respectively, UCHC incurred rent expense under the operating leases of approximately $3,016,000 (unaudited), $3,047,000 (unaudited), $3,913,000, $4,242,000, and $4,262,000, which was included in the related costs and operating expenses in the accompanying combined statements of operations.

6.    Capital Leases

        UCHC leases certain equipment under capital leases. At September 26, 2004, December 27, 2003, and December 28, 2002, respectively, equipment, fixtures and furniture included approximately $2,127,000 (unaudited), $933,000, and $1,065,000, net of accumulated depreciation. Depreciation expense related to assets under capital leases amounted to approximately $518,000 (unaudited), $584,000 (unaudited), $753,000, $655,000, and $655,000, respectively, during the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001.

        At December 27 2003, future minimum lease payments due under capital leases are as follows (in thousands):

Fiscal Year	Amount
2004	$463
2005	358
2006	212
2007	121

Total minimum lease payments	1,154
Less amount representing interest	(110)

Present value of minimum lease payments	1,044
Less current portion of capital lease obligations	(395)

Capital lease obligations, net of current portion	$649

7.    Compensation Plans

Deferred Compensation Plan

        UCHC has a deferred compensation plan (the "Plan") that permits eligible executives and members of management to defer a specified portion of their compensation. Under the plan, employees may defer up to 80 percent of base salary and/or up to 100 percent of bonus compensation. The deferred compensation, together with limited partnership matching contributions, which vest immediately, accrue earnings based on elected investment alternatives. Employees are eligible to receive distributions at their election at retirement, at termination of their employment, at death or during specified in service periods, or in the event of an approved unforeseeable financial emergency. At September 26, 2004, December 27, 2003, and December 28, 2002, respectively, UCHC had accrued approximately $5,958,000 (unaudited), $5,521,000 and $3,599,000 for its obligations to participating employees under the Plan, which are included in other long-term liabilities in the accompanying combined balance sheets. To fund the Plan, UCHC purchased partnership-owned life insurance contracts. The cash surrender value of these policies was approximately $5,460,000 (unaudited), $5,031,000 and $3,267,000, respectively, at September 26, 2004, December 27, 2003, and December 28, 2002, and is included in other assets in the accompanying combined balance sheets.

Long-Term Incentive Plan

        UCHC has a Long-Term Incentive Plan (the "Incentive Plan") to provide selected key employees the opportunity to benefit from the growth in value of UCHC. Participating employees are granted appreciation rights in the Incentive Plan, which are exchanged for cash at the exercise date. The exercise date is the earlier to occur of a change in ownership or January 1, 2005. The value of these appreciation rights is generally based on the growth in market value of the Partners' equity ownership interests in UCHC. If a change of ownership occurs, the payout value is computed based on the sales price of this ownership change. If January 1, 2005 is reached, the payout value is calculated based on an earnings multiple from the financial results generated during 2004. UCHC accrues the estimated payout value of the Incentive Plan straight line over the term of the Incentive Plan based on the assumption that January 1, 2005 occurs prior to an ownership change. At September 26, 2004, December 27, 2003, and December 28, 2002, respectively, UCHC had approximately $10,324,000 (unaudited), $2,259,000, and $1,946,000 accrued in compensation and benefits related to the Incentive Plan.

8.    Accounts Payable and Accrued Liabilities

        The major components of accounts payable and accrued liabilities are as follows (in thousands):

	September 26, 2004	December 27, 2003	December 28, 2002
	(unaudited)
Accounts payable	$10,758	$8,481	$4,092
Capital expenditures	3,698	20,455	24,938
Marketing and advertising	5,910	4,442	7,046
Interest	36,096	25,727	13,017
Compensation and benefits	36,956	23,666	20,826
Operating accruals	13,904	16,783	12,822
Consulting fees	5,365	3,485	3,171
Property and sales tax	16,884	1,893	610
Other	6,389	4,087	3,066

Total	$135,960	$109,019	$89,588

9.    Comprehensive Income (Loss)

        Comprehensive income (loss) is as follows (in thousands):

	Nine Months Ended		Year Ended
	September 26, 2004	September 27, 2003	December 27, 2003	December 28, 2002	December 29, 2001
	(Unaudited)
Net income (loss)	$24,418	$(32,620)	$(52,284)	$(51,752)	$(87,302)
Change in fair value of interest rate swaps designated as hedges	8,666	16,250	22,833	2,341	(22,419)

Comprehensive income (loss)	$33,084	$(16,370)	$(29,451)	$(49,411)	$(109,721)

10.    Related Party Transactions

        VUE provides UCHC with services relating to the management and operation of the theme parks, the costs of which are reimbursed to VUE under the terms of the UCDP's partnership agreement. These services include: blanket insurance coverage; creative design of new rides and attractions; procurement of merchandise; management of corporate sponsorship; shared services of a number of senior executives; and other miscellaneous services. These costs are allocated to UCHC by VUE. Insurance premiums are allocated based upon relative payroll, revenues and claims experience. Creative design labor is allocated based upon time spent on UCHC projects. Procurement of merchandise allocation involves the allocation of costs between international and domestic businesses and then among the domestic properties based upon proportionate share of retail revenues. Corporate sponsorship expenses are allocated in proportion to the share of corporate sponsorship revenues. Corporate sponsorship revenues are allocated to the business units that benefit from the sponsorship. Labor cost for shared senior executives is allocated based upon estimated time incurred. UCHC receives an allocation of other shared services provided based upon the relative number of transactions processed. Universal Parks & Resorts, a division of VUE that administers the allocations, has indicated to UCHC that their allocation methods are reasonable. During the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, respectively, UCHC incurred $20,333,000 (unaudited), $29,850,000 (unaudited), $36,733,000, $31,046,000, and $29,447,000 related to these services.

        In addition, VUE has an indirect interest in certain restaurants and retail outlets in CityWalk, including Hard Rock Cafe/Hard Rock Live and Motown. During the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, respectively, UCHC earned aggregate rent of approximately $2,308,000 (unaudited), $2,171,000 (unaudited), $2,795,000, $2,805,000, and $2,767,000.

        Under the terms of the UCDP partnership agreement, which was amended (see footnote 15 for further discussion), a special fee is payable to an affiliate of Vivendi Universal Entertainment through Universal CPM equal to 5 percent of certain revenue, as defined, generated by Universal Studios Florida and Universal's Islands of Adventure. These fees are subordinated to UCDP's Term Loan and UCDP notes and bear interest at the prime rate. Interest expense incurred on the deferred special fee was approximately $4,431,000 (unaudited), $3,577,000 (unaudited) $4,914,000, $3,989,000, and $3,474,000, respectively, during the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001 and was included in interest expense in the accompanying combined statements of operations. The special fee amounted to approximately $28,230,000 (unaudited), $23,750,000 (unaudited), $30,620,000, $29,361,000, and $29,173,000, respectively, during the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001. Under UCDP's Term Loan and UCDP notes, the special fee related to Universal Studios Florida may only be paid upon achievement of certain leverage ratios. The special fee related to Universal's Islands of Adventure is deferred until Blackstone receives equity distributions from the operating profits generated from Universal's Islands of Adventure in an aggregate amount equal to $234,700,000. The ratios related to the current portion of fees earned from Universal Studios Florida were met during the nine months ended September 26, 2004. Accordingly, during the nine months ended September 26, 2004, UCDP paid fees of $9,180,000 (unaudited) to Vivendi Universal Entertainment. In addition, at September 26, 2004, the amount due to Vivendi Universal Entertainment included $6,477,000 (unaudited) related to the current portion of fees payable to an affiliate of Vivendi Universal Entertainment. Ratios related to the deferred portion of fees earned from Universal Studios Florida were also met during the nine months ended September 26, 2004. Accordingly, at September 26, 2004, the amount due to Vivendi Universal Entertainment also included $10,935,000 (unaudited) related to the current portion of deferred fees payable to an affiliate of Vivendi Universal Entertainment. At September 26, 2004, December 27, 2003, and December 28, 2002, respectively, UCDP had long-term deferred special fees payable to an affiliate of Vivendi Universal Entertainment of $143,507,000 (unaudited), $137,438,000, and $101,904,000.

        Under the terms of the partners' agreement, at any time after February 1, 2005, Blackstone or VUE may make a binding offer, specifying the proposed sale price to sell to the other its entire interest in UCHC. An offer to sell would also be deemed a binding offer to purchase the nonoffering Partner's interest in UCHC at the same price. UCHC modified its debt structure. In connection with this modification, the Partners amended this clause (see footnote 15).

        On March 31, 2004, and May 28, 2003, UCHC paid $5,000,000 (unaudited) and $10,000,000, respectively, to the Partners. In addition, during the year ended December 28, 2002, UCHC entered into an Advisory Services Agreement ("Services Agreement") in which the Partners will provide UCHC with advisory and consulting services in connection with the ongoing strategic and operational oversight of UCHC's affairs in such areas as financing structures, public and private offerings of debt and equity securities and property dispositions and acquisitions. In connection with the Services Agreement, UCHC pays each Partner $1,250,000 annually. During the nine months ended September 26, 2004 and September 27, 2003 UCHC incurred $1,875,000 (unaudited) related to the Services Agreement. During the years ended December 27, 2003 and December 28, 2002, UCHC incurred $2,500,000 related to the Services Agreement. These amounts were included in other costs and operating expenses in the accompanying combined statements of operations.

        UCHC has a lease agreement with UCF Hotel Venture ("UCF HV"), an entity partially owned by VUE. The lease is for the land under three hotel sites, which requires lease payments based on a percentage of hotel revenue. During the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, respectively, UCHC recorded approximately $1,602,000 (unaudited), $1,447,000 (unaudited), $1,900,000, $1,425,000, and $1,001,000 related to hotel land lease revenue. These amounts are included in other operating revenues in the accompanying combined statements of operations. Hotel guests may charge theme park passes, food and beverage and merchandise sold at Universal's Islands of Adventure and Universal Studios Florida and certain CityWalk venues to their hotel room account by presenting their room key. UCHC then collects this revenue by billing UCF HV. In addition, UCHC provides and is partially reimbursed for bus and boat transportation for hotel guests, maintenance of the related waterways and pedestrian walkways, and hotel marketing. During the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, respectively, total amounts received from UCF HV were approximately $14,741,000 (unaudited), $13,087,000 (unaudited), $17,669,000, $14,146,000, and $10,068,000.

        VUE owns the Wet n Wild® water park in Orlando ("WNW"). UCHC participates in and manages a ticketing program, which permits customers to visit several local amusement parks on one ticket, including Universal's Islands of Adventure, Universal Studios Florida, and WNW. Revenue is then shared among the participating amusement parks. During the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, respectively, UCHC's share of revenue from this ticketing program was approximately $33,374,000 (unaudited), $25,593,000 (unaudited), $31,554,000, $27,442,000, and $30,575,000. During the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001, respectively, WNW's share of this ticketing program was approximately $6,331,000 (unaudited), $4,824,000 (unaudited), $5,962,000, $5,162,000, and $5,665,000.

        VUE provides research and development for many of UCHC's rides. These costs are allocated pro rata among the various VUE theme parks that are building the same ride. Under this arrangement, UCHC collected approximately $10,926,000 from Universal Studios Japan ("USJ"), which is partially owned and operated by affiliates of VUE, during the year ended December 27, 2003 related to the technology and design of The Amazing Adventures of Spider-Man® ride. In addition, during the year ended December 27, 2003, UCHC shared costs of developing Shrek 4-D™ with USJ and Universal Studios Hollywood, an affiliate of VUE, which allowed UCHC to reduce costs by approximately $5,000,000.

        As a result of the NBC Universal Transaction UCDP has begun to realize some synergies with other NBC Universal businesses which include cross-promotion with a variety of NBC Universal television and cable services, in particular advertising time on the NBC television network. In addition, NBC television and cable services receive visual identification in UCDP's parks. During the period from the closing of the NBC Universal Transaction to September 26, 2004, UCDP received advertising/promotional time from NBC Universal and NBC Universal received visual identification in UCDP's theme parks. UCDP estimates the value of both sides of this transaction during such period to be $1,600,000.

        Receivables from related parties are comprised of amounts due from the following (in thousands):

	September 26, 2004	December 27, 2003	December 28, 2002
	(unaudited)
UCF HV	$5,556	$4,348	$5,937
Motown	2,040	1,763	1,848
HR Florida Partners	402	1,134	1,739
Cineplex Odeon	124	498	728
UCRP	—	—	463
Other	730	384	223

Total	$8,852	$8,127	$10,938

11.    Retirement Plan

        UCHC has a defined contribution plan (the "Contribution Plan") covering all eligible employees. Participation in the Contribution Plan is voluntary. Salaried employees of UCHC are eligible to participate upon their date of hire or, if later, attainment of age 21. Nonexempt employees are eligible to participate in the Contribution Plan upon completion of 12 months and accumulation of 1,000 hours of service during that period and upon attaining the age of 21. UCHC provides a discretionary matching contribution equal to 100 percent up to the first 3 percent of compensation and 50 percent of all participant contributions up to the next 2 percent. Employee and employer contributions are 100 percent vested immediately. Total contributions under the Contribution Plan were approximately $3,013,000 (unaudited), $2,351,000 (unaudited), $3,052,000, $3,071,000, and $3,020,000, respectively, during the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001.

12.    Nonmonetary Transaction

        Effective in December 2002, UCHC took over the operations of Latin Quarter, a restaurant located in CityWalk. In connection with this transaction, UCHC terminated the lease with Latin Quarter, Ltd. ("LQ") and forgave outstanding receivables due from LQ of approximately $2,610,000. In return, ownership to the leasehold improvements was transferred from LQ to UCHC. During the year ended December 28, 2002, the leasehold improvements were recorded at the fair value of approximately $3,915,000, which was included as an offset to other costs and operating expenses in the accompanying combined statements of operations.

13.    Commitments and Contingencies

Consulting Agreement

        UCHC has an agreement (the "Consulting Agreement") with a consultant (the "Consultant") under which UCHC pays a fee equal to a percentage of UCHC's gross revenues for consulting services in connection with the attractions and certain other facilities owned by UCHC. The accompanying combined statements of operations include consulting fee expense under the Consulting Agreement of approximately $14,298,000 (unaudited), $12,055,000 (unaudited) $15,539,000, $14,714,000, and $14,804,000, respectively, during the nine months ended September 26, 2004 and September 27, 2003, and the years ended December 27, 2003, December 28, 2002, and December 29, 2001.

        Under the terms of the Consulting Agreement, the Consultant is also entitled to a fee based on a percentage of gross revenues of comparable projects, which are gated motion picture and/or television themed attractions owned or operated, in whole or in part, by UCHC, or any of UCHC's partners or any of their affiliates, other than in Universal City, California. At present, the only theme park which is a comparable project under the Consulting Agreement is Universal Studios Japan, which is partially owned and operated by an affiliate of VUE. USI has guaranteed UCHC's obligations under the Consulting Agreement for the benefit of the Consultant and VUE has assumed USI's obligations under that guarantee. VUE has indemnified UCHC against any liability under the Consulting Agreement related to any comparable project that is not owned or controlled by UCHC.

        Although the agreement has no expiration date, starting in June 2010, the Consultant has the right to terminate the periodic payments under the Consulting Agreement and receive instead one payment equal to the fair market value of the interest in the Orlando parks and any comparable projects. If the parties cannot agree on the fair market value, the fair market value will be determined by binding appraisal.

Litigation

  Capital Claims

        In the course of completion of the construction of Universal's Islands of Adventure, CityWalk and related support facilities, a number of claims were asserted by design firms, contractors, subcontractors and material suppliers for compensation not included in the final contract payouts (the "Capital Claims"). Such claims involved alleged extra work, alleged costs incurred due to extended project duration, alleged acceleration and similar causes of action. The settlement of the case described below concluded the resolution of all of the material Capital Claims against UCHC.

        The general contractor of Seuss Landing at Universal's Islands of Adventure (the "General Contractor"), filed suit in July 2000 alleging breach of contract by UCHC. The suit sought damages in excess of $25,000,000 and foreclosure of its lien against the project. The General Contractor later voluntarily reduced its lien claim to approximately $20,650,000. UCHC denied the substantive allegations of the claim and filed a counterclaim alleging fraudulent lien, breach of contract, breach of releases and other counts. The General Contractor later amended its complaint to add additional parties and additional claims. The parties have entered into a Mutual Release and Settlement Agreement effective as of June 11, 2004. UCHC paid $9,600,000 (unaudited) pursuant to the Settlement Agreement on June 21, 2004. The General Contractor has released the lien and the case has been dismissed. The settlement payment was within the amount accrued for the loss contingency.

        During the year ended December 28, 2002, UCHC settled various outstanding claims against construction design professionals. Under the terms of the agreements, UCHC was to collect $16,315,000 in net funds to release the design professionals and their insurance carrier from past, present and future claims by UCHC, excluding certain claims. These settlements were accounted for as a reduction to buildings and building improvements. At December 28, 2002, $14,500,000 of the settlement amounts was included in other receivables. This receivable was collected in January 2003.

  Marvel

        On July 16, 2003, Marvel Entertainment, Inc. and Marvel Characters, Inc. (collectively, "Marvel") served a Demand for Arbitration for two claims. First, Marvel specifically alleged that UCHC failed to include Marvel Elements in at least 20 percent of its marketing exposure during the third and fourth years subsequent to the opening of Universal's Islands of Adventure (the "Marketing Claim"). In the second claim, Marvel alleged that UCHC breached the license agreement with Marvel by failing to offer Marvel the Compensation Alternative, as defined in the license agreement, and failing to honor Marvel's election of the Compensation Alternative (the "Compensation Alternative Claim"). Marvel was also seeking discovery of any other financial arrangements with licensors at Universal's Islands of Adventure that might be relevant to the Compensation Alternative Claim. UCHC denied all of the material allegations by Marvel and asserted numerous affirmative defenses. After selection of the arbitration panel, Marvel voluntarily withdrew the Marketing Claim, without prejudice. On October 29,

2004, Marvel sent a letter to the arbitration panel withdrawing the Compensation Alternative Claim and confirming the termination of the proceeding.

  Ride and Show

        On November 13, 2003, Ride & Show Engineering, Inc. ("Ride & Show") filed a Complaint For Patent Infringement, Injunctive Relief and Damages (the "Complaint") in the United States District Court for the Central District of California, naming USJ Co., Ltd., and Universal City Studios LLLP d/b/a Universal Studios Recreation Group, affiliates of UCHC, as defendants. On February 12, 2004, the Plaintiff served a First Amended Complaint (the "Amended Complaint") naming the above-referenced defendants as well as UCHC and another company, Oriental Land Co., Ltd., as additional defendants. On September 24, 2003, a similar complaint was filed in the same court against other defendants, including entities that appear to be operators of amusement parks and amusement park rides, and designers and manufacturers of amusement park rides. The Amended Complaint alleges that the named defendants have infringed U.S. Patent No. 5,527,221 (the "Patent") by operating, making, using, selling, advertising, and/or offering for sale in the United States amusement park rides that embody or otherwise practice one or more of the claims of such patent or by otherwise contributing to infringement or inducing others to infringe. The Amended Complaint does not include specific allegations concerning the location or manner of alleged infringement. However, plaintiff's counsel has advised UCHC that the allegations of the Amended Complaint relate to rides located at UCHC's theme parks. UCHC filed a motion seeking to either dismiss the action or to transfer it to the Middle District of Florida. On May 5, 2004, the United States District Court for the Central District of California granted UCHC's Motion and dismissed, without prejudice, the case for improper venue. As a result, UCHC is no longer a party to this action. On May 21, 2004, UCHC filed a Complaint against Ride & Show in the U.S. District Court for the Middle District of Florida. UCHC's Complaint contains counts for declaratory relief, breach of contract, conversion, unjust enrichment, constructive trust, and fraud. Among other things, UCHC's Complaint challenges Ride & Show's ownership of the subject Patent and the validity of the Patent. In addition, UCHC seeks a declaration by the Court that UCHC has not infringed the Patent. UCHC also seeks damages for Ride & Show's use of the invention that is the subject of the Patent. On July 19, 2004, Ride & Show filed a motion to dismiss UCHC's Complaint and to transfer a portion of UCHC's declaratory relief count to the U.S. District Court for the Central District of California. UCHC opposed the motion and on August 26, 2004 Ride & Show's motion was denied. On September 10, 2004 Ride & Show filed its answer and counterclaim for Patent Infringement and Breach of Contract. On October 4, 2004 UCHC filed its answer to the counterclaim denying all material allegations and asserting numerous affirmative defenses. Because this case is in its early stages, it is premature to assess the likelihood of any impact that this case may have on UCHC's financial position or the results of operations.

  Other

        UCHC is threatened with or involved in various other legal actions and claims incidental to the conduct of its business. Management does not expect a material impact to its results of operations, financial position or cash flows by reason of these actions.

Tax Increment Financing (TIF)

        In August 1997, UCHC entered into a cooperation agreement (the "Cooperation Agreement") with the City of Orlando (the "City") for the reimbursement of costs incurred by UCHC in the design and construction of an interchange to accommodate the flow and volume of vehicular traffic in the area of the attractions and entertainment complex. The City has reimbursed UCHC for these costs from the proceeds of special assessment bonds issued in August 1997. Total reimbursements have equaled approximately $42,149,000. The amounts have been used to reduce the cost of land and land improvements in the accompanying combined balance sheets.

        During the year ended December 28, 2002, the Cooperation Agreement was amended (the "TIF Amendment") to replace the special assessment bonds with tax increment bonds. This TIF Amendment eliminated the annual progress benchmarks relating to employment levels, appraised property values, and construction milestones that UCHC had to maintain to avoid special assessments from the City.

14.    Quarterly Data (Unaudited)

        The quarterly financial data is as follows (in thousands):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2003
Operating revenues	$145,667	$199,876	$219,457	$164,308
Operating (loss) income	$(8,092)	$16,891	$50,114	$12,008
Net (loss) income	$(30,776)	$(18,780)	$16,936	$(19,664)
2002
Operating revenues	$146,879	$188,737	$197,038	$144,965
Operating (loss) income	$(15,895)	$12,099	$39,455	$5,249
Net (loss) income	$(39,956)	$(10,914)	$17,620	$(18,502)

15.    Events (Unaudited) Subsequent to the Date of Independent Registered Certified Public
          Accountants' Report

        On December 9, 2004, UCHC refinanced its debt structure. In connection with the refinancing, UCHC issued $450,000,000 principal amount of notes (the "notes") under a Rule 144A Offering (the "2004 Offering") and amended UCDP's Term Loan ("2004 Amendment"). The proceeds from the 2004 Offering allowed UCHC to fund $450,000,000 in Partner distributions.

        The pre-existing UCDP credit facilities were amended with a new $100,000,000 revolving credit facility and a new $550,000,000 term loan. In addition, UCDP may borrow up to $200,000,000 of incremental term loans from time to time. In addition, as it relates to UCDP's Term Loan, certain covenants were modified, part of the proceeds from the credit facilities were used to pay down UCDP's existing term loan and the debt amortization schedule was modified so as to require annual principal payments of $5,500,000 with $517,000,000 due in 2011. UCHC incurred approximately $24,000,000 in fees and expenses associated with the 2004 Offering and 2004 Amendment.

        As a result of the distributions made to Blackstone by UCHC as part of the refinancing, Blackstone acknowledged, as between the partners, that the equity distribution condition to the payment of Universal's Islands of Adventure special fees has been satisfied. As part of the refinancing, UCHC used the proceeds from the 2004 Offering in part, to purchase from an affiliate of Vivendi Universal Entertainment its right to receive the most recently accrued $70,000,000 of deferred special fees from UCDP relating to Universal's Islands of Adventure for $70,000,000. In addition, $50,000,000 of the next most recently accrued deferred special fees relating to Universal's Islands of Adventure and Universal Studios Florida was forgiven.

        Subject to the restrictions contained in UCDP's senior secured credit agreement, the UCDP notes and applicable law, the Partners will cause UCDP to make partnership distributions as follows: first, to enable Holding I and Holding II to pay all accrued and unpaid interest on the notes as it becomes due; and second, (i) to fund the cash needs of Holding I or Holding II, (ii) at the option of NBC Universal, to enable Holding I or Holding II to purchase accrued receivables relating to special fees, (iii) to make distributions to the Partners and (iv) for other uses as determined by Holding I and Holding II; provided, that it is currently anticipated that no such distribution will be made unless, after giving effect thereto UCDP would be permitted to make at least $50,000,000 in distributions to Holding I and Holding II under the terms of the indenture governing the UCDP notes. This understanding may be modified at any time at the discretion of the Partners. The senior secured credit agreement, as amended by the 2004 Amendment, permits distributions by UCDP to Holding I and Holding II to pay interest on the notes.

        The Partners also entered into an agreement pursuant to which (a) from the date of such agreement until January 1, 2006, each of Universal CPM and Blackstone agree not to sell their ownership interests in Holding I and Holding II, (b) from January 1, 2006 to December 31, 2007, each of Universal CPM and Blackstone shall be permitted, without the consent of the other party, to sell their ownership interests in Holding I and Holding II to a third party provided the other party be permitted to participate in such sale on an equitable basis, and (c) after December 31, 2007, neither party may sell their interest in Holding I and Holding II without first offering the other party the opportunity to purchase such interest at a cash price specified by the party desiring to sell its interest. If either party makes such offer to sell to the other party after December 31, 2007, the other party shall have 90 days to accept such offer. If the other party declines the opportunity to purchase, the offering party shall market both parties' interests in Holding I and Holding II to third parties. If the interests in Holding I and Holding II are not sold to a third party in connection with the marketing process, then the offering party shall be prohibited for making another offer to the other party for a period of one year from expiration date of the 90-day offer period, and during such period, the other party may agree to sell its ownership interest without restriction. A transfer by Universal CPM and Blackstone to the other of its interest in Holding I or Holding II is not a "change of control" for the purposes of the notes or the UCDP notes or UCDP's credit facilities, but the sale by Universal CPM and Blackstone of both of their interests to a third party would be a "change of control".

        On December 31, 2004, Motown was dissolved. In addition, UCHC terminated the lease with Motown. In return, ownership to the leasehold improvements was transferred from Motown to UCHC. As of January 1, 2005, the restaurant ceased to be operated as a Motown cafe.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Item 20.    Indemnification of Directors and Officers

        We are Florida general partnerships. Neither the partnership laws in the State of Florida nor our partnership agreements explicitly require insurance or indemnification of officers or directors. The Partner Representatives that are NBC Universal employees receive directors' and officers' insurance through us, NBC Universal or its parent, General Electric Company, the Partner Representatives that are Blackstone employees receive directors' and officers' insurance through Blackstone, and the Partner Representatives that are employees of Universal City Development Partners, Ltd. receive directors' and officers' insurance through Universal City Development Partners, Ltd, and Vivendi Universal Entertainment. In addition, NBC Universal or its parent, General Electric Company, insures the shared officers who are employed by Vivendi Universal Entertainment and NBC Universal. The foregoing directors' and officers' insurance also affords coverage for certain officers against liability incurred while acting in their capacities.

        UCFH I Finance, Inc. and UCFH II Finance, Inc. are Florida corporations. Section 607.0850(1) of the Florida Business Corporation Act empowers a corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

        Subsection (2) of 607.0850(1) provides that a corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit Number	Exhibit Description
3.1
Second Amended and Restated Agreement of General Partnership of Universal City Florida Holding Co. I dated as of July 27, 2000 by and between Blackstone UTP Capital Partners L.P., Blackstone UTP Capital Partners A L.P., Blackstone UTP Offshore Capital Partners L.P., Blackstone Family Media Partnership III L.P. and Universal City Property Management Company
3.2
First Amendment to the Second Amended and Restated Agreement of General Partnership of Universal City Florida Holding Co. I dated as of December 9, 2004 by and between Blackstone UTP Capital LLC, Blackstone UTP Capital A LLC, Blackstone UTP Offshore Capital LLC, Blackstone Family Media LLC and Universal City Property Management II LLC
3.3
Second Amended and Restated Agreement of General Partnership of Universal City Florida Holding Co. II dated as of July 27, 2000 by and between Blackstone UTP Capital Partners L.P., Blackstone UTP Capital Partners A L.P., Blackstone UTP Offshore Capital Partners L.P., Blackstone Family Media Partnership III L.P. and Universal City Property Management Company II
3.4
First Amendment to the Second Amended and Restated Agreement of General Partnership of Universal City Florida Holding Co. II dated as of December 9, 2004 by and between Blackstone UTP Capital LLC, Blackstone UTP Capital A LLC, Blackstone UTP Offshore Capital LLC, Blackstone Family Media LLC and Universal City Property Management II LLC
3.5	Articles of Incorporation of UCFH I Finance, Inc.
3.6	Bylaws of UCFH I Finance, Inc.
3.7	Articles of Incorporation of UCFH II Finance, Inc.
3.8	Bylaws of UCFH II Finance, Inc.
4.1
Indenture dated as of December 9, 2004 among Universal City Florida Holding Co. I, Universal City Florida Holding Co. II, UCFH I Finance, Inc., UCFH II Finance, Inc. and The Bank of New York Trust Company, N.A.
4.2	Second Supplemental Indenture among Universal City Development Partners, Ltd., UCDP Finance, Inc., Universal City Travel Partners and The Bank of New York dated as of December 9, 2004
4.3
Registration Rights Agreement dated December 9, 2004 among Universal City Florida Holding Co. I, Universal City Florida Holding Co. II, UCFH I Finance, Inc., UCFH II Finance, Inc., J.P. Morgan Securities Inc. and Banc of America Securities LLC
4.4
Amended and Restated Agreement of Limited Partnership of Universal City Development Partners, Ltd., dated as of June 5, 2002, between Universal City Florida Holding Co. II, as sole general partner, and Universal City Florida Holding Co. I, as sole limited partner incorporated herein by reference to Exhibit 3.1 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661

4.5
Articles of Incorporation of UCDP Finance incorporated herein by reference to Exhibit 3.2 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
4.6
Bylaws of UCDP Finance incorporated herein by reference to Exhibit 3.3 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
4.7
Indenture dated as of March 28, 2003, as amended by the First Supplemental Indenture dated as of June 12, 2003, among Universal City Development Partners, Ltd. and UCDP Finance, Inc., as issuers, and The Bank of New York, as trustee incorporated herein by reference to Exhibit 4.1 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
4.8
Registration Rights Agreement dated as of March 28, 2003, among Universal City Development Partners, Ltd., UCDP Finance, Inc., J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Suisse First Boston LLC, Scotia Capital (USA) Inc. and Wachovia Securities, Inc. incorporated herein by reference to Exhibit 4.2 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
4.9
Subordination Agreement dated as of March 28, 2003, among Universal City Development Partners, Ltd., Vivendi Universal Entertainment LLLP, Universal Studios, Inc., Universal City Property Management II LLC, Universal City Florida Holding Co. I, Universal City Florida Holding Co. II, Additional Creditors (as defined therein), Universal City Development Partners, Ltd. and The Bank of New York, as trustee incorporated herein by reference to Exhibit 4.3 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
4.10	Calculation Agency Agreement among the Issuers and The Bank of New York Trust Company, N.A. dated as of December 9, 2004
*5.1	Opinion re: legality
10.1
Advisory Services Agreement effective as of January 1, 2002, among Universal City Development Partners, Ltd., Vivendi Universal Entertainment LLLP and Blackstone Management Partners L.P. incorporated herein by reference to Exhibit 10.1 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
10.2
License Agreement dated as of March 28, 2002, among Universal Studios, Inc., Universal City Studios, Inc., Universal City Property Management Company II and Universal City Development Partners, LP incorporated herein by reference to Exhibit 10.2 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661

10.3
UCF Hotel Venture Ground Lease dated as of June 12, 1998 between Universal City Development Partners, Universal City Florida Partners and UCF Hotel Venture incorporated herein by reference to Exhibit 10.3 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
10.4	Second Amendment to UCF Hotel Venture Ground Lease dated as of February 20, 2001
10.5
Universal Orlando Long-Term Growth Plan incorporated herein by reference to Exhibit 10.4 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
10.6
UCDP Variable Deferred Compensation Plan incorporated herein by reference to Exhibit 10.5 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
10.7
Employment Agreement dated April 26, 2002, between Universal Studios, Inc. and Robert Gault incorporated herein by reference to Exhibit 10.7 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
10.8	Employment Agreement dated as of December 7, 1999, between Universal Studios, Inc. and John Sprouls
10.9	Amendment to Employment Agreement of John Sprouls dated as of October 11, 2001
10.10	Extension of Employment Agreement of John Sprouls dated August 22, 2002
10.11	Amendment to Employment Agreement of John Sprouls dated July 8, 2003
10.12
Employment Agreement dated January 23, 2001, between Universal Studios, Inc. and Wyman Roberts incorporated herein by reference to Exhibit 10.8 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
10.13
Employment Agreement dated September 1, 2000, between Universal Studios, Inc. and Michael Short incorporated herein by reference to Exhibit 10.9 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
10.14
Employment Agreement dated March 12, 2001, between Universal City Florida Partners and Gretchen Hofmann incorporated herein by reference to Exhibit 10.10 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
10.15
Form Universal Orlando Employment Agreement incorporated herein by reference to Exhibit 10.11 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
10.16
Vivendi Universal, S.A. Stock Option Plan incorporated herein by reference to Exhibit 10.12 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661

10.17
Annual Incentive Plan incorporated herein by reference to Exhibit 10.13 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
10.18
Agreement of Limited Partnership of JB/Universal City Restaurant Partners, L.P. dated as of September 11, 1997, between Universal City Development Partners, Ltd. and Margaritaville Holdings LLC incorporated herein by reference to Exhibit 10.14 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
10.19
Amendment No. 3 dated as of January 9,2004 to Agreement of Limited Partnership of JB/Universal City Restaurant Partners, L.P. dated as of September 11, 1997, between Universal City Development Partners, Ltd. and Margaritaville Holdings LLC
10.20
Refunding Cooperation Agreement dated as of August 12, 2002, between the City of Orlando Florida and Universal City Development Partners, Ltd. incorporated herein by reference to Exhibit 10.15 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on September 10, 2003, registration number 333-108661
10.21
Consultant Agreement dated as of January 20, 1987, between the Consultant and Universal City Florida Partners incorporated herein by reference to Exhibit 10.22 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on November 19, 2003, registration number 333-108661
**10.22	Letter Agreement dated July 15, 2003 among Diamond Lane Productions, Vivendi Universal Entertainment LLLP and Universal City Development Partners, Ltd.
10.23
Indemnity Agreement dated as of March 6, 2003, by Vivendi Universal Entertainment LLLP in favor of Universal City Development Partners, Ltd. incorporated herein by reference to Exhibit 10.23 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on November 19, 2003, registration number 333-108661
10.24
Formal Agreement between Dr. Seuss Enterprises, L.P. and MCA Inc. dated as of April 21, 1994 incorporated herein by reference to Exhibit 10.24 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on November 19, 2003, registration number 333-108661
10.25
Marvel Agreement dated March 22, 1994, between MCA Inc. and Marvel Entertainment Group incorporated herein by reference to Exhibit 10.25 to Universal City Development Partners, Ltd.'s and UCDP Finance, Inc.'s Registration Statement on Form S-4 filed on November 19, 2003, registration number 333-108661
10.26	Amendement to UCDP Variable Deferred Compensation Plan
10.27	Universal Orlando 401(k) Retirement Plan
10.28	Amendment Number One to Universal Orlando 401(k) Retirement Plan
10.29	The Schwabplan® Directed Employee Benefit Trust Agreement

10.30
Amended and Restated Credit Agreement dated as of December 9, 2004 among Universal City Development Partners, Ltd., a Florida limited partnership, JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as administrative agent (and as collateral agent) and Bank Of America, N.A., as syndication agent incorporated herein by reference to Exhibit 4.4 to Universal City Development Partners, Ltd.'s Form 8-K Current Report filed on December 15, 2004, registration number 333-108661
10.31
Transaction Agreement by and among Blackstone UTP Capital Partners L.P., Blackstone UTP Capital Partners A L.P., Blackstone UTP Offshore Capital Partners L.P., Blackstone Family Media Partnership III L.P., Universal City Property Management II LLC, USI Entertainment Inc., Vivendi Universal Entertainment LLLP, Universal Studios, Inc., NBC Universal, Inc., Universal City Florida Holding Co. I and Universal City Florida Holding Co. II dated as of December 9, 2004
12.1	Ratio of Earnings to Fixed Charges
21.1	List of Subsidiaries of Universal City Florida Holding Co. I, Universal City Florida Holding Co. II, UCFH I Finance, Inc. and UCFH II Finance, Inc.
23.1	Consent of Ernst & Young LLP
24.1	Powers of Attorney are included in the signature pages of this registration statement
25.1	Form T-1 for Floating Rate Senior Notes due 2010
25.2	Form T-1 for 8 3/8% Senior Notes due 2010
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Clients
99.4	Form of Letter to Broker, Dealers and Other Nominees

*
To be filed by amendment

**
Filed herewith with confidential treatment requested as to certain portions, which portions are omitted and filed separately with the Securities and Exchange Commission.

Item 22.    Undertakings

(1)
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(2)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange

  Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(3)
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(4)
The undersigned registrant hereby undertakes: to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on February 11, 2005.

UNIVERSAL CITY FLORIDA HOLDING CO. I
By:	/s/ MICHAEL J. SHORT Name: Michael J. Short Title: Treasurer/Chief Financial Officer
UCFH I FINANCE, INC.
By:	/s/ MICHAEL J. SHORT Name: Michael J. Short Title: Treasurer/Chief Financial Officer
UNIVERSAL CITY FLORIDA HOLDING CO. II
By:	/s/ MICHAEL J. SHORT Name: Michael J. Short Title: Treasurer/Chief Financial Officer
UCFH II FINANCE, INC.
By:	/s/ MICHAEL J. SHORT Name: Michael J. Short Title: Treasurer/Chief Financial Officer

        The undersigned hereby constitute and appoint John R. Sprouls and Michael J. Short and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-4 and any and all amendments thereto, including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ JOHN R. SPROULS John R. Sprouls	President/chief executive officer (principal executive officer) of Universal City Florida Holding, Co. I, UCFH I Finance, Inc., Universal City Florida Holding Co. II and UCFH II Finance, Inc. and Partner Representative of Universal City Florida Holding Co. I and Universal City Florida Holding Co. II	February 11, 2005
/s/ MICHAEL J. SHORT Michael J. Short
	Tresurer/chief financial officer (principal financial and accounting officer) of Universal City, Florida Holding Co. I, UCFH I Finance, Inc., Universal City Florida Holding Co. II and UCFH II Finance, Inc.	February 11, 2005
/s/ THOMAS L. WILLIAMS Thomas L. Williams	Partner Representative of Universal City Florida Holding Co. I and Universal City Florida Holding, Co. II and Director and Chairman of UCFH I Finance, Inc. and UCFH II Finance, Inc.	February 11, 2005
/s/ PATRICIA E. HUTTON Patricia E. Hutton	Partner Representative of Universal City Florida Holding Co. I and Universal City Florida Holding, Co. II	February 11, 2005
/s/ HOWARD A. LIPSON Howard A. Lipson	Partner Representative of Universal City Florida Holding Co. I and Universal City Florida Holding, Co. II and Director of UCFH I Finance, Inc. and UCFH II Finance, Inc.	February 11, 2005
/s/ DAVID A. STONEHILL David A. Stonehill	Partner Representative of Universal City Florida Holding Co. I and Universal City Florida Holding, Co. II	February 11, 2005
/s/ JON M. BARNWELL Jon M. Barnwell	Partner Representative of Universal City Florida Holding Co. I and Universal City Florida Holding, Co. II	February 11, 2005

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TABLE OF CONTENTS
Dealer prospectus delivery obligation
SUMMARY
Certain definitions
Trademarks and copyrights
The Exchange Offer
Terms of the exchange notes
Risk factors
Summary historical financial data
RISK FACTORS
FORWARD LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY OVERVIEW
BUSINESS
MANAGEMENT OF THE ISSUERS
MANAGEMENT OF UCDP
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF THE ISSUERS' PARTNERSHIP AGREEMENTS
DESCRIPTION OF THE UCDP PARTNERSHIP AGREEMENT
DESCRIPTION OF UCDP DEBT
THE EXCHANGE OFFER
DESCRIPTION OF EXCHANGE NOTES
DESCRIPTION OF BOOK-ENTRY SYSTEM
PLAN OF DISTRIBUTION
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
LEGAL MATTERS
EXPERTS
AVAILABLE INFORMATION
UNIVERSAL CITY FLORIDA HOLDING CO. I AND UNIVERSAL CITY FLORIDA HOLDING CO. II AND SUBSIDIARIES COMBINED FINANCIAL STATEMENTS CONTENTS
Report of Independent Registered Certified Public Accounting Firm
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Universal City Florida Holding Co. I and Universal City Florida Holding Co. II and Subsidiaries Combined Balance Sheets
Universal City Florida Holding Co. I and Universal City Florida Holding Co. II and Subsidiaries Combined Statements of Operations
Universal City Florida Holding Co. I and Universal City Florida Holding Co. II and Subsidiaries Combined Statements of Changes in Partners' Equity
Universal City Florida Holding Co. I and Universal City Florida Holding Co. II and Subsidiaries Combined Statements of Cash Flows (In thousands)
Universal City Florida Holding Co. I and Universal City Florida Holding Co. II and Subsidiaries Notes to Combined Financial Statements
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
SIGNATURES